UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

WAFERGEN BIO-SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, and Preferred Stock, par value $0.001 per share.

(2)
Aggregate number of securities to which transaction applies: 18,927,726 shares of Common Stock issued and outstanding; 430 shares of Preferred Stock convertible into 4,300,000 shares of Common Stock; 398,730 restricted stock units; 1,069,700 stock options; and 23,032,838 warrants.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as $50,000,000, the maximum amount payable in connection with the merger pursuant to the merger agreement. The filing fee was determined by multiplying $0.0001007 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $50,000,000.

	(5)	Total fee paid: $5,035.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, California 94555
June [●], 2016
Dear Fellow Stockholder:
You are cordially invited to attend a special meeting of the stockholders of WaferGen Bio-systems, Inc., or WaferGen, on [MONTH] [●], 2016 at [1:00 p.m.] Pacific Time at our offices located at 34700 Campus Drive, Fremont, CA 94555.
The board of directors of WaferGen has unanimously approved an agreement and plan of merger, or the merger agreement, pursuant to which a wholly owned subsidiary of Takara Bio USA Holdings, Inc., or Takara Bio, will merge with and into WaferGen, referred to as the merger, with WaferGen surviving the merger as a wholly owned subsidiary of Takara Bio, referred to as the surviving corporation.
At the special meeting, holders of WaferGen’s common stock will be asked to vote on a proposal to adopt the merger agreement. Holders of WaferGen’s common stock will also be asked to approve (i) on an advisory, non-binding basis, the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, (ii) certain payments to the non-employee members of WaferGen’s board of directors and to the non-employee members of the strategic committee of WaferGen’s board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen and (iii) adjournments of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals.
If the merger is completed, WaferGen common stockholders will have the right, with respect to each of their shares of WaferGen common stock, to receive an amount of cash based on a multiple of the consolidated revenues of WaferGen and its subsidiaries for the fiscal year ending December 31, 2016, minus certain potential adjustments.
The accompanying proxy statement contains important information about the special meeting, the merger and the conditions that must be satisfied before the merger can occur. WaferGen encourages you to read the entire proxy statement carefully, including the merger agreement, which is included as Annex A to the proxy statement. You may also obtain additional information about WaferGen from documents we have filed with the Securities and Exchange Commission.
WaferGen’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, WaferGen and its stockholders. Accordingly, the board of directors of WaferGen unanimously recommends that holders of its common stock vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, “FOR” the proposal to approve certain payments to the non-employee members of WaferGen’s board of directors and to the non-employee members of the strategic committee of WaferGen’s board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen and “FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
If you are a holder of WaferGen preferred stock, you are entitled to exercise dissenters’ rights of appraisal under the Nevada Revised Statutes, referred to as the NRS, in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the NRS. If you are a holder of WaferGen common stock, you are not entitled to exercise dissenters’ rights. See the “The Merger—Dissenters’ Rights” beginning on page 46 of the proxy statement. In addition, the text of the applicable dissenters’ rights provisions of the NRS is included as Annex D to the proxy statement.
Your vote is very important. WaferGen cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of WaferGen common stock entitled to vote at the special meeting. Holders of WaferGen’s preferred stock have no right to vote on any of the proposals. If you are a holder of WaferGen common stock, whether or not you expect to attend the special meeting in person, you are urged to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you do not submit your proxy, do not instruct your broker how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement.
Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.
Your vote is very important to us and our business. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.
Thank you for being a stockholder of our company.

Sincerely,

Ivan Trifunovich
Executive Chairman of the Board of Directors

WAFERGEN BIO-SYSTEMS, INC.
34700 Campus Drive
Fremont, California 94555
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [MONTH] [●], 2016
To the Stockholders of WaferGen Bio-systems, Inc.:
A special meeting of the stockholders of WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen,” the “Company,” “we,” “us” or “our”), will be held on [MONTH] [●], 2016, at [1:00 p.m.] Pacific Time at our offices located at 34700 Campus Drive, Fremont, CA 94555. The purposes of the meeting are to consider and vote on the following proposals:

1.
Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2016 (the “merger agreement”), by and among Takara Bio USA Holdings, Inc., a Delaware corporation (“Takara Bio”), Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Takara Bio, WaferGen Bio-systems, Inc., a Nevada corporation, and, solely for the purposes stated therein, Takara Bio USA, Inc. (“TBUSA”), a copy of which is attached as Annex A to the proxy statement accompanying this notice;

2.
Potential Payments Under Compensation Arrangements. To consider and vote on a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Golden Parachute Arrangements for WaferGen Named Executive Officers” beginning on page 45;

3.
Non-Employee Director and Strategic Committee Compensation. To consider and vote on a proposal to approve certain payments to the non-employee members of WaferGen’s board of directors and to the non-employee members of the strategic committee of WaferGen’s board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen; and

4.	Adjournment. To approve any adjournments of the special meeting, if necessary, to solicit additional proxies in order to approve the foregoing proposals.
Only common stockholders of record at the close of business on [●], 2016 are entitled to receive notice of, and to vote at, the special meeting. A proxy statement providing information and a form of proxy to vote with respect to the foregoing matters accompany this Notice of Special Meeting. These proxy solicitation materials are first being mailed on or about [●], 2016, to all stockholders entitled to notice of, and to vote at, the special meeting.
If you are a holder of WaferGen preferred stock, you are entitled to exercise dissenters’ rights of appraisal under the Nevada Revised Statutes (the “NRS”) in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the NRS. If you are a holder of WaferGen common stock you are not entitled to exercise dissenters’ rights. See “The Merger—Dissenters’ Rights” beginning on page 46. In addition, the text of the applicable dissenters’ rights provisions of the NRS is included as Annex D to the proxy statement.
The board of directors has unanimously approved the merger agreement.

It is important that your shares of WaferGen are represented at the special meeting. Whether or not you plan to attend the meeting in person, please sign and return the enclosed proxy as soon as possible to ensure that all of your shares will be voted. Additional information about voting is included in the accompanying proxy statement and proxy card.

By Order of the Board of Directors,

Michael P. Henighan
Secretary

Fremont, California
[●], 2016

Page

ABOUT THE MERGER AND THE SPECIAL MEETING	2
SUMMARY	11
The Companies	11
The Merger and the Merger Agreement	11
The Special Meeting of WaferGen Stockholders	20
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
WAFERGEN PROPOSALS	24
THE MERGER	26
Structure of the Merger	26
Merger Consideration	26
Treatment of Warrants, Stock Options and Restricted Stock Units	27
Purpose and Effects of the Merger	28
Background of the Merger	28
WaferGen’s Reasons for the Merger and Recommendation of WaferGen’s Board of Directors	31
Opinion of WaferGen’s Financial Advisor	34
Certain WaferGen Financial Information Provided to Torreya	41
Interests of WaferGen’s Executive Officers and Directors in the Merger	42
Golden Parachute Arrangements for WaferGen Named Executive Officers	45
Non-Employee Director and Strategic Committee Compensation	46
Regulatory Filings and Approvals	46
Dissenters’ Rights	46
Material U.S. Federal Income Tax Consequences of the Merger	48
Stock Exchange Quotation	51
Delisting and Deregistration of Common Stock	51
Closing and Effective Time of the Merger	51
PARTIES TO THE MERGER	53
Distribution Agreement	53
THE MERGER AGREEMENT	54
Structure of the Merger	54
Closing and Effective Time of the Merger	54
Merger Consideration	54
Treatment of Warrants, Stock Options and Restricted Stock Units	56
Sample Calculations of Per Share Aggregate Consideration	57
Surrender and Payment Procedures	61
Representations and Warranties	61
Conduct of Business by WaferGen	64
Recommendation of WaferGen’s Board of Directors	66
No Solicitation of Transactions	68

i

(continued)
Page

Efforts to Consummate the Merger	68
Directors’ and Officers’ Indemnification and Insurance	69
Employee Benefits Matters	69
Certain Other Covenants	69
Conditions to Completion of the Merger	70
Termination of the Merger Agreement	71
Effect of Termination	72
Termination Fee and Expenses	72
TBUSA Guarantee	73
Miscellaneous	73
DEPOSIT AGREEMENT	74
NON-EMPLOYEE DIRECTOR AND STRATEGIC COMMITTEE COMPENSATION	74
Non-Employee Director Compensation	75
Non-Employee Strategic Committee Compensation	75
Non-Employee Director and Strategic Committee Compensation	75
THE SPECIAL MEETING	77
Date, Time and Place	77
Purpose of the Special Meeting	77
Recommendation of the Board of Directors of WaferGen	77
Record Date; Stockholders Entitled to Vote	77
Quorum Requirement	78
Stock Ownership of Directors and Executive Officers	78
Votes Required to Approve the Proposals	78
Failure to Vote; Abstentions and Broker Non-Votes	78
Submission of Proxies	79
Revocation of Proxies	80
Solicitation of Proxies	80
MARKET PRICE OF COMMON STOCK	80
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	81
STOCKHOLDER PROPOSALS	84
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	85
WHERE YOU CAN FIND ADDITIONAL INFORMATION	85
OTHER MATTERS	85
ANNEX A - MERGER AGREEMENT	A-1
ANNEX B - DEPOSIT AGREEMENT	B-1
ANNEX C - OPINION OF WAFERGEN’S FINANCIAL ADVISOR	C-1
ANNEX D - DISSENTERS’ RIGHTS UNDER NEVADA REVISED STATUTES	D-1

ii

WAFERGEN BIO-SYSTEMS, INC.
______________________
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
______________________
This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen,” the “Company,” “we,” “us” or “our”), of proxies to be voted at a special meeting of stockholders to be held on [MONTH] [●], 2016, at [1:00 p.m.] Pacific Time. The special meeting will be held at our offices located at 34700 Campus Drive, Fremont, CA 94555. The proxies may also be voted at any adjournments or postponements of the meeting.
The mailing address for our principal executive offices is WaferGen Bio-systems, Inc., 34700 Campus Drive, Fremont, California 94555.
All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before completion of voting at the meeting.
Only owners of record of shares of common stock of WaferGen as of the close of business on [●], 2016 (the “record date)” are entitled to vote at the special meeting or any adjournments or postponements of the meeting. Each owner of record is entitled to one vote for each share of common stock held. On the record date, there were [●] shares of common stock outstanding. Owners of record of shares of common stock and preferred stock of WaferGen as of said date are entitled to notice of the special meeting or any adjournments or postponements of the meeting.
These proxy solicitation materials are first being mailed on or about [●], 2016, to all stockholders entitled to notice of the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [MONTH] [●], 2016.

The notice of the special meeting of stockholders and proxy statement are available at
[http://www.cstproxy.com/wafergen/sm2016]

ABOUT THE MERGER AND THE SPECIAL MEETING
The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you. You are urged to carefully read this entire proxy statement, including the attached Annexes, and the other documents to which this proxy statement refers you in order for you to understand fully the proposed merger.
Why am I receiving this document?
WaferGen and Takara Bio USA Holdings, Inc. (“Takara Bio”) have approved an Agreement and Plan of Merger, dated as of May 12, 2016 (the “merger agreement”), pursuant to which WaferGen will become a wholly owned subsidiary of Takara Bio (the “merger”). A copy of the merger agreement is attached as Annex A. In order to complete the merger, WaferGen common stockholders must vote to adopt the merger agreement. The adoption of the merger agreement requires the affirmative vote of holders of a majority of shares of WaferGen common stock issued and outstanding and entitled to vote at the special meeting. WaferGen will hold a special meeting of its stockholders to obtain the necessary approval. This proxy statement contains important information about the merger, the merger agreement, the special meeting of WaferGen stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of WaferGen common stock without attending the special meeting in person.
If you are a holder of WaferGen preferred stock, you are receiving this document as notice of your right to assert certain dissenters’ rights of appraisal under the Nevada Revised Statutes (the “NRS”). The NRS also requires all stockholders to be given notice of the special meeting, whether or not they are entitled to vote. Please see the section entitled “The Merger—Dissenters’ Rights” beginning on page 46. In addition, the text of the applicable dissenters’ rights provisions of the NRS is attached as Annex D.
What are the proposals on which I am being asked to vote?
You will be voting on the following proposals:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2016, by and among Takara Bio, Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Takara Bio (“Merger Sub”), WaferGen, and, solely for the purposes stated therein, Takara Bio USA, Inc., a Delaware corporation (“TBUSA”), a copy of which is attached as Annex A;

2.
To consider and vote on a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Golden Parachute Arrangements for WaferGen Named Executive Officers” beginning on page 45;

3.
To consider and vote on a proposal to approve certain payments to the non-employee members of WaferGen’s board of directors and to the non-employee members of the strategic committee of WaferGen’s board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen; and

4.	To approve any adjournments of the special meeting, if necessary, to solicit additional proxies in order to approve the foregoing proposals.
As described in this proxy statement, the WaferGen board of directors believes these proposals are in the best interests of our Company and its stockholders.
If at the time of the special meeting a quorum is not present, the chairman of the meeting may adjourn the special meeting without a vote of the holders of WaferGen’s common stock.

What will happen in the merger?
In the merger, Merger Sub, a wholly owned subsidiary of Takara Bio, will merge with and into WaferGen, with WaferGen continuing as the surviving corporation. As a result of the merger, WaferGen will no longer be publicly traded.
When is the merger expected to close?
Because the amount to be paid to WaferGen stockholders will depend on WaferGen’s consolidated 2016 revenues, we will not be able to determine an exact price or close the merger until the fiscal year 2016 audit has been completed. We expect to provide Takara Bio with the fiscal year 2016 audit in late February 2017 and that in this case, subject to the satisfaction or waiver of all closing conditions set forth in the merger agreement, the merger would close sometime in March 2017, with payment of the merger consideration to WaferGen stockholders following promptly thereafter. There can be no assurance that the merger will close within this timeframe.
What is the amount of cash I will receive for my WaferGen shares?
The aggregate amount to be paid by Takara Bio in connection with the cancellation of WaferGen’s equity securities (the “Aggregate Consideration”) will be equal to the Revenue Multiple Amount (defined below) minus certain potential adjustments (described below). Because the amount to be paid to stockholders will depend in part on WaferGen’s consolidated 2016 revenues, we will not be able to determine an exact price until the audit by WaferGen’s independent registered public accounting firm of our fiscal year 2016 financial statements has been completed.
To arrive at the amount to be paid to WaferGen stockholders per share of common stock (the “Per Share Aggregate Consideration”), the aggregate exercise price of all “in the money” vested stock options and warrants (less any amounts potentially payable in respect of BSV Warrants (as described below)) will be added to the Aggregate Consideration. That sum will then be divided by the aggregate amount of shares of WaferGen common stock, calculated on a fully diluted basis, taking into account the conversion or exercise of preferred stock, stock options and warrants that are “in the money,” restricted stock units and any other shares of common stock issuable pursuant to or serving as the benchmark for any other outstanding derivative securities of WaferGen or other rights. The Per Share Aggregate Consideration payable to holders of WaferGen preferred stock will be based on the number of shares of WaferGen common stock into which a share of preferred stock is convertible. Please see “The Merger Agreement—Sample Calculations of Per Share Aggregate Consideration” beginning on page 57, which illustrates the potential application of this formula. In the examples provided, which are based on the assumptions and qualifications described therein, at 2016 revenue levels, assumed for purposes of illustration only, of $6.0 million, $8.0 million, $12.0 million and $16.0 million, the Per Share Aggregate Consideration was calculated to be $0.33112, $0.53758, $1.43332 and $1.61826, respectively. However, there can be no assurance that WaferGen will attain such 2016 revenue levels or that the other assumptions and qualifications used in those examples will be met.
How will the Revenue Multiple Amount be determined?
The Revenue Multiple Amount will be equal to WaferGen’s consolidated revenues for the 2016 fiscal year multiplied by:

(i)	1.0, if revenues are less than $3.0 million;

(ii)	2.0, if revenues are equal to or greater than $3.0 million and less than $6.0 million;

(iii)	2.5, if revenues are equal to or greater than $6.0 million and less than $9.0 million; or

(iv)	3.5, if revenues are equal to or greater than $9.0 million.
The Revenue Multiple Amount is capped at $50.0 million.

What adjustments will be made to the Aggregate Consideration payable to security holders?
Concurrently with the execution of the merger agreement, WaferGen and Takara Bio entered into the Deposit Agreement. It provides for two $2.5 million payments to be made by Takara Bio to WaferGen prior to the effective time of the merger, following the approval of WaferGen’s stockholders of the adoption of the merger agreement and subject to the terms and conditions of the Deposit Agreement. A copy of the Deposit Agreement is attached as Annex B. In determining the Aggregate Consideration payable to security holders, any amounts paid by Takara Bio to WaferGen under the Deposit Agreement that have not been returned to Takara Bio in accordance with the terms of the Deposit Agreement and the merger agreement will be deducted from the Aggregate Consideration.
In addition, the Aggregate Consideration payable to security holders will be reduced by:

1.
The amount, if any, of WaferGen’s Indebtedness (as defined in the merger agreement), other than the $5,200,000 face value of the notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. and any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder).

2.
The amount, if any, by which certain closing related costs (including amounts and the value of benefits paid, payable or potentially payable or otherwise granted pursuant to severance, retirement, termination or change of control or other provisions in connection with the signing of the merger agreement or consummation of any of the transactions contemplated thereby and amounts of salary and other compensation and benefits payable or potentially payable to employees, consultants or other service providers under any contract with a term extending beyond the closing of the merger), as determined as of the effective time of the merger, exceed the maximum amount of such closing costs determined as of the date of the merger agreement, subject to further adjustments provided in the merger agreement.

3.
The amount of WaferGen’s transaction fees, which include fees and commissions due to Torreya Partners LLC (“Torreya”) as WaferGen’s financial advisor and payments due to the Executive Chairman of WaferGen’s board of directors in connection with the merger, paid by Takara Bio or otherwise not paid by WaferGen prior to the effective time of the merger.

4.
The amount, if any, by which the aggregate amount of bonus payments due to WaferGen’s current and former directors, officers, employees or other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the effective time of the merger or are otherwise payable at or after the effective time of the merger exceeds the maximum amount of bonus payments that WaferGen may be obligated to pay, as determined as of the date of the merger agreement.

5.
The amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement, as determined as of the effective time of the merger.

What will happen to restricted stock units?
Outstanding WaferGen restricted stock units will be fully vested at the effective time of the merger, and holders of those restricted stock units will then have the right to receive an amount of cash equal to the Per Share Aggregate Consideration times the number of shares of common stock subject to such restricted stock units.
What will happen to options to purchase shares of WaferGen common stock in the merger?
Each stock option held by a WaferGen employee will be fully vested at the effective time of the merger. Options having an exercise price less than the amount of the Per Share Aggregate Consideration will be considered “in the money.” Each “in the money” option will be converted into the right to receive an amount of cash equal to the Per Share Aggregate Consideration less the exercise price of such option. Other options that are not “in the money” will be cancelled and terminated.
What will happen to warrants to purchase shares of WaferGen common stock in the merger?
Warrants to purchase shares of common stock, except for BSV Warrants (as described below), will become exercisable for, in accordance with the terms thereof, an amount of cash equal to the product of (i) the aggregate number of shares of common stock for which such warrant was exercisable immediately prior to the effective time of the merger multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such warrant. Certain warrants designated by WaferGen under the merger agreement as “BSV Warrants” will become exercisable for, in accordance with the terms thereof, either (A) the product of (i) the aggregate number of shares of common stock for which such BSV Warrant was exercisable immediately prior to the effective time of the merger multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such BSV Warrant, or (B) at the holder’s option, exercisable at any time within thirty (30) days following the effective time of the merger, an amount in cash equal to such BSV Warrant’s Black Scholes Value (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof) (the “BSV Redemption Value”). WaferGen estimates that the aggregate BSV Redemption Value of all BSV Warrants will be less than $50,000.
What will happen to preferred stock?
Outstanding shares of preferred stock will be converted into the right to receive an amount of cash equal to the Per Share Aggregate Consideration times the number of shares of common stock into which such shares of preferred stock are convertible.
How many shares of WaferGen common stock are currently outstanding, calculated on a fully diluted basis?
As of May 31, 2016 there were outstanding:

1.	18,927,726 shares of common stock;

2.	430 shares of preferred stock convertible into 4,300,000 shares of common stock;

3.	398,730 restricted stock units;

4.	1,069,700 stock options with exercise prices as follows:

◦	592,345 with an exercise price of $0.56; and

◦	477,355 with an exercise price over $3.00

5.	23,032,838 warrants with exercise prices as follows:

◦	17,700,000 with an exercise price of $1.44; and

◦	5,332,838 with an exercise price of $5.00 or higher.
However, this amount may change before the closing of the merger, and thus for purposes of calculating the Per Share Aggregate Consideration. Any increase in the number of fully diluted shares of WaferGen common stock outstanding will decrease the Per Share Aggregate Consideration.

What does the WaferGen board of directors recommend?
The board of directors of WaferGen has unanimously determined that the terms of the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, WaferGen and its stockholders and it recommends that WaferGen stockholders approve the merger.
How do I surrender my WaferGen shares?
After the effective time of the merger, WaferGen will mail to you a form of letter of transmittal and instructions how to surrender your WaferGen shares. Upon surrendering your WaferGen certificates (or transferring your WaferGen shares, if represented by book-entry on WaferGen’s records) and returning the letter of transmittal and taking any other actions that may be specified in the instructions, you will be entitled to receive the cash consideration.
What happens if I do not surrender my WaferGen shares?
Assuming that the merger is approved, WaferGen and Takara Bio are required to consummate the merger as promptly as practicable on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement. Upon consummation of the merger, each share of common stock that has not been surrendered in the merger (other than certain excluded shares) will still be converted into the right to receive the transaction consideration.
Is the merger expected to be taxable to me?
The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.
If the merger is completed, will WaferGen continue as a public company?
No. If the merger takes place, shares of WaferGen common stock will no longer be publicly traded.
How do I vote?
It is not necessary to attend the special meeting to vote. If you are a WaferGen common stockholder of record on the record date, you may also vote by submitting your proxy by mail, telephone or Internet pursuant to the instructions on the proxy card provided. If you wish to mail your proxy, you can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you wish to submit your proxy by telephone or Internet, you may do so by following the instructions on your proxy card. If you hold shares of WaferGen common stock beneficially in street name, you may vote by proxy by following the voting instruction card provided to you by your broker, bank or nominee. The availability of Internet voting or telephone voting for stockholders whose shares are held in street name may depend on the voting procedures of that organization.

If you are a WaferGen common stockholder of record and you attend the special meeting, you may vote at the meeting by ballot. If you hold WaferGen shares of common stock in street name and you wish to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker, nominee or other holder of record.
What vote is required to approve the proposals?
The merger agreement proposal must be approved by a majority of the issued and outstanding shares of WaferGen common stock entitled to vote thereon. The Potential Payments Under Compensation Arrangements and the Non-Employee Director and Strategic Committee Compensation proposals each must be approved by a majority of the votes cast by holders of WaferGen common stock. Assuming a quorum is present, the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies must be approved by a majority of the votes cast by holders of WaferGen common stock. However, notwithstanding the previous sentence, if at the time of the special meeting a quorum is not present, the chairman of the meeting may adjourn the special meeting without a vote of the holders of WaferGen common stock.
The advisory, non-binding vote on the Potential Payments Under Compensation Arrangements and the vote on the Non-Employee Director and Strategic Committee Compensation are votes separate and apart from the vote to adopt the merger agreement. Accordingly, holders of WaferGen common stock may vote to adopt the merger agreement and vote not to approve the Potential Payments Under Compensation Arrangements or the Non-Employee Director and Strategic Committee Compensation and vice versa.
In addition, because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on WaferGen. However, the payments proposed under the Non-Employee Director and Strategic Committee Compensation proposal will not be made unless the proposal is approved by WaferGen common stockholders.
Why am I being asked to cast an advisory, non-binding vote to approve the Potential Payments Under Compensation Arrangements Proposal?
Rules promulgated by the Securities and Exchange Commission (the “SEC”) require that WaferGen seek an advisory, non-binding vote with respect to certain payments that will be made to WaferGen’s named executive officers by WaferGen in connection with the merger. See “The Merger—Interests of WaferGen’s Executive Officers and Directors in the Merger” beginning on page 42 and “WaferGen Proposals—Proposal 2: Potential Payments Under Compensation Arrangements” beginning on page 24.
What will happen if WaferGen stockholders do not approve the Potential Payments Under Compensation Arrangements proposal?
Pursuant to the terms of the merger agreement, approval of the Potential Payments Under Compensation Arrangements is not a condition to the completion of the merger. The vote with respect to the Potential Payments Under Compensation Arrangements is an advisory vote and will not be binding on WaferGen. Therefore, if the other requisite stockholder approvals are obtained and the merger is completed, the amounts payable under the Potential Payments Under Compensation Arrangements will still be paid to WaferGen’s named executive officers as long as any other conditions applicable thereto occur.
What happens if the merger is not consummated?
If the merger agreement is not approved by WaferGen common stockholders or if the merger is not completed for any other reason, you will not receive any merger consideration for your shares of WaferGen common stock in connection with the merger. Instead, you will keep your shares of WaferGen common stock, preferred stock, warrants, stock options or restricted stock units and WaferGen will remain a standalone company. If the merger agreement is terminated under certain circumstances, WaferGen may be required to pay Takara Bio a termination fee of $2.0 million. Additionally, if Takara Bio shall have delivered some or all of the amounts of deposits to WaferGen pursuant to the Deposit Agreement, then, if the merger agreement is terminated under certain circumstances,

WaferGen must promptly deliver to or at the direction of Takara Bio all such amounts of such deposits not previously returned by WaferGen to Takara Bio. For more information, see “The Merger Agreement—Termination of the Merger Agreement” on page 71.
What is a quorum for the special meeting?
A “quorum” is the presence, in person or by proxy, of the holders of a majority of the shares of WaferGen common stock issued and outstanding on the record date and entitled to vote at the meeting. A quorum will be necessary to conduct business at the special meeting. If a quorum is not present, either the chairman of the meeting or the stockholders entitled to vote at the meeting who are present or represented by proxy may adjourn the meeting until a quorum is present.
What happens if I do not give specific voting instructions?
Shares of common stock held by a WaferGen stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, the proposal on the Non-Employee Director and Strategic Committee Compensation or the proposal to permit the proxies to adjourn the special meeting.
A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that WaferGen common stockholders are being asked to vote on at the special meeting are not considered routine matters and, accordingly, brokers or other nominees may not vote without instructions. Therefore, we do not expect any broker non-votes to occur at the special meeting. See “The Special Meeting—Failure to Vote; Abstentions and Broker Non-Votes” beginning on page 78.
What if I want to change my vote?
If you are a WaferGen common stockholder of record, you may change or revoke your proxy any time before it is voted at the special meeting by:

•	timely delivering a properly executed, later-dated proxy;

•	delivering a written revocation of your proxy to our Secretary, Michael P. Henighan, at our principal executive offices; or

•	voting in person at the meeting.
If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.
What should I do if I receive more than one set of voting materials for the special meeting?
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive so that a vote is exercised for each relevant holding.

What happens if I sell my shares of WaferGen common stock before the special meeting?
The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of WaferGen common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by WaferGen stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.
What do I need to do if I plan to attend the meeting in person?
All stockholders must present a form of personal identification in order to be admitted to the meeting. If your shares are held in street name through a bank, broker or other nominee, we may require additional proof of your ownership as of the record date, such as a copy of your brokerage account statement or a copy of your notice or voting instruction card. If you plan to attend the special meeting and require directions, please contact our Secretary, Michael P. Henighan, at (510) 651-4450.
Do I have a dissenter’s right of appraisal?
Under Nevada law and our governing documents, WaferGen common stockholders do not have dissenters’ rights of appraisal in connection with this solicitation. WaferGen preferred stockholders have dissenters’ rights of appraisal in connection with the merger but do not have the right to vote at the special meeting. If you are a holder of WaferGen preferred stock, you are entitled to exercise dissenter’s rights of appraisal under the NRS in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the NRS. See “The Merger—Dissenters’ Rights” beginning on page 46. In addition, the text of the applicable dissenters’ rights provisions of the NRS is attached as Annex D.
Who pays for solicitation of proxies?
We are paying the cost of soliciting proxies, which includes engagement of [●], a proxy solicitation agent. We may reimburse brokers and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to stockholders. Our directors, officers and employees also may solicit proxies by mail, telephone, facsimile, email and personal contact. They will not receive any compensation for doing so.
When and where is the special meeting?
The special meeting will take place on [●], 2016 at [●], Pacific Time, at our offices located at 34700 Campus Drive, Fremont, CA 94555.
Where can I find the voting results of the special meeting?
We will report voting results of the special stockholders meeting in a Current Report on Form 8-K filed with the SEC no later than four business days following the meeting.
Who can help answer my other questions?
If you have more questions about the special meeting or the merger, you should contact WaferGen’s proxy solicitation agent, [●], as follows:
[●]
[●]
Tel.: [●]
If you hold shares of WaferGen common stock through a broker, bank or other nominee, you should also call your broker, bank or other nominee for additional information.

Where can I find more information about WaferGen?
You can find more information about WaferGen from various sources described under “Where You Can Find Additional Information” beginning on page 85.

SUMMARY
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that may be important to you. You are urged to carefully read this entire proxy statement, including the attached Annexes, and the other documents to which this proxy statement refers you in order for you to understand fully the proposed merger. See “Where You Can Find Additional Information” beginning on page 85. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.
The Companies
Takara Bio USA Holdings, Inc.
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Takara Bio USA Holdings, Inc. (“Takara Bio”) is a Delaware corporation and a wholly owned subsidiary of Takara Bio, Inc. Takara Bio USA, Inc. (“TBUSA”), a Delaware corporation and a wholly owned subsidiary of Takara Bio, develops, manufactures, and distributes a wide range of life science reagents and kits under the Takara®, Clontech®, and Cellartis® brands. Key products include SMART® cDNA synthesis kits for a variety of samples and applications, including NGS; high-performance qPCR and PCR reagents (including the Takara Ex Taq®, Takara LA Taq®, Titanium®, and Advantage® enzymes); Cellartis stem cells and stem cell reagents; RT enzymes and SMART library construction kits; the innovative In-Fusion® cloning system; Guide-it™ gene editing tools; Tet-based inducible gene expression systems; and Living Colors® fluorescent proteins. These and other products support applications including NGS; gene discovery, regulation, and function studies; protein expression and purification; RNAi, gene editing, and stem cell studies; and plant and food research. For more information, visit www.clontech.com.
Walrus Acquisition Corporation
Walrus Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Takara Bio (“Merger Sub”), was formed exclusively for the purpose of completing the merger. Merger Sub’s separate corporate existence will cease upon completion of the merger and WaferGen will continue as the surviving corporation. The address and telephone number for Merger Sub’s principal executive office is the same as for Takara Bio.
WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen”), is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a first of its kind system that can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing (“NGS”). The system has demonstrated unbiased isolation of single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively-parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to next generation sequencing ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single-cell level in the life sciences, pharmaceutical, and clinical laboratory industries.
The Merger and the Merger Agreement
The Agreement and Plan of Merger, dated as of May 12, 2016 (the “merger agreement”), by and among Takara Bio, Merger Sub, WaferGen and, for the limited purposes set forth therein, TBUSA, is attached as Annex A. You are encouraged to carefully read the merger agreement in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger (page 26)
Subject to the terms and conditions of the merger agreement and in accordance with Delaware or Nevada law, as applicable, Merger Sub will be merged with and into WaferGen, with WaferGen continuing as the surviving corporation (the “merger”).
Merger Consideration (page 26)
Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of WaferGen common stock, $0.001 par value (“Common Stock”) (other than shares (i) held by WaferGen in treasury or (ii) owned by Merger Sub, Takara Bio or any direct or indirect wholly owned subsidiary of WaferGen or Takara Bio) will be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Common Stock (as described below). Additionally, under the terms and subject to the conditions of the merger agreement, prior to the Effective Time, each share of issued and outstanding Series 2 Convertible Preferred Stock, $0.001 par value, of WaferGen (“Preferred Stock”), other than those held by stockholders who have asserted and perfected a demand for dissenters’ rights of appraisal under Nevada law, will be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Preferred Stock (as described below).
The aggregate amount to be paid by Takara Bio in connection with the merger and the cancellation of all of WaferGen’s outstanding equity securities (the “Aggregate Consideration”) shall be determined pursuant to the terms and subject to the conditions of the merger agreement, summarized as follows:
First, an amount is calculated (the “Revenue Multiple Amount”) equal to (x) the consolidated revenues of WaferGen and its subsidiaries for the fiscal year ending December 31, 2016 (“2016 Revenue”) multiplied by (y) (i) 1.0, if 2016 Revenue is less than $3.0 million, (ii) 2.0, if 2016 Revenue is equal to or greater than $3.0 million and less than $6.0 million, (iii) 2.5, if 2016 Revenue is equal to or greater than $6.0 million and less than $9.0 million, or (iv) 3.5, if 2016 Revenue is equal to or greater than $9.0 million. The Revenue Multiple Amount is capped at $50.0 million.
Second, the Aggregate Consideration shall be reduced by any amounts paid to WaferGen under the Deposit Agreement (as described below) that have not been returned to Takara Bio in accordance with the terms of the Deposit Agreement and the merger agreement.
Third, the Aggregate Consideration shall be reduced by the amount of indebtedness of WaferGen other than the $5,200,000 face value of the notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. outstanding as of February 29, 2016 and any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder).
Fourth, the Aggregate Consideration shall be reduced by the amount by which certain closing related costs (including amounts and the value of benefits payable or potentially payable pursuant to severance, retirement, termination or change of control provisions in connection with the signing of the merger agreement and amounts of salary and other compensation and benefits payable or potentially payable to employees, consultants or other service providers under any contract with a term extending beyond the closing of the merger), as determined at the Effective Time, exceed the Company’s estimate of the maximum amount of such closing costs determined as of the date of the merger agreement, subject to further adjustments provided in the merger agreement.
Fifth, the Aggregate Consideration shall be reduced by the aggregate amount of WaferGen transaction fees, which include fees and commissions due to WaferGen’s financial advisor (which shall equal three percent of the total consideration paid in the merger, subject to a $1.0 million minimum) and payments due to the Executive Chairman of WaferGen’s board of directors in connection with the merger, paid by Takara Bio on behalf of WaferGen or otherwise not paid by WaferGen prior to the Effective Time.

Sixth, the Aggregate Consideration shall be reduced by the amount, if any, by which the aggregate amount of bonus payments due to WaferGen’s current and former directors, officers, employees or other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the Effective Time or are otherwise payable at or after the Effective Time exceeds the maximum amount of bonus payments that WaferGen may be obligated to pay, as determined as of the date of the merger agreement.
Seventh, the Aggregate Consideration shall be reduced by the amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement, as determined as of the Effective Time.
To arrive at the “Per Share Aggregate Consideration” payable to holders of Common Stock, an amount equal to (i) the aggregate exercise price of all “in the money” Stock Options (as defined below) plus (ii) the difference between the aggregate exercise price of all “in the money” Warrants (as defined below) and the aggregate amount potentially payable by the corporation surviving the merger in respect of BSV Warrants (as described below), will be added to the Aggregate Consideration (such resulting sum, the “Aggregate Residual Consideration Amount”). That sum will then be divided by the aggregate amount of shares of Common Stock, calculated on a fully diluted basis, taking into account the conversion or exercise of Preferred Stock, Stock Options and Warrants that are “in the money,” restricted stock units (“RSUs”) and any other shares of Common Stock issuable pursuant to or serving as the benchmark for any other outstanding derivative securities of WaferGen or other rights (the “Fully Diluted Share Amount”). The “Per Share Aggregate Consideration” payable to holders of Preferred Stock will be based on the number of shares of Common Stock into which a share of Preferred Stock is convertible.
Treatment of Warrants, Stock Options and Restricted Stock Units (page 27)
Each issued, unexpired and unexercised warrant to purchase shares of Common Stock (“Warrant”) as of immediately prior to the Effective Time, except for BSV Warrants (as described below), will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a Warrant holder might otherwise have been entitled to receive, an amount of cash equal to the product of (i) the aggregate number of shares of Common Stock for which such Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such Warrant (any such excess qualifying such Warrant as “in the money”).
Certain Warrants designated by WaferGen under the merger agreement as “BSV Warrants” will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a Warrant holder might otherwise have been entitled to receive, either (A) the product of (i) the aggregate number of shares of Common Stock for which such BSV Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such BSV Warrant, or (B) at the holder’s option, exercisable at any time within thirty (30) days following the Effective Time, an amount in cash equal to such BSV Warrant’s Black Scholes Value (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof).
Each outstanding and unexercised option to purchase shares of Common Stock granted under an equity compensation plan of WaferGen (“Stock Option”) that is held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such Stock Option having a per share exercise price less than the Per Share Aggregate Consideration (such Stock Option being “in the money”), will be converted automatically into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Per Share Aggregate Consideration over the applicable exercise price of such Stock Option and (ii) the number of shares of Common Stock subject to such Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. All other Stock Options will be canceled and terminated.
Each outstanding RSU of WaferGen held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such holder of RSUs will cease to have any rights with respect thereto, other than the right to receive an amount in cash equal to the product of (i) the Per Share Aggregate Consideration multiplied by (ii) the number of shares of Common Stock subject to such RSU (or settleable portion thereof) immediately prior to the Effective Time. However, if the immediate payment of the above amounts would cause an impermissible acceleration event under Section 409A of the Code, such amounts will become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.
Sample Calculations of Per Share Aggregate Consideration (page 57)
The Per Share Aggregate Consideration will be equal to the Aggregate Residual Consideration Amount (as defined in the merger agreement and described above) divided by the Fully Diluted Share Amount (as defined in the merger agreement and described above).
In the section of this proxy statement entitled “Sample Calculations of Per Share Aggregate Consideration” are set forth examples of calculations of Per Share Aggregate Consideration. In the examples provided, which are based on the assumptions and qualifications described therein, at 2016 revenue levels, assumed for purposes of illustration only, of $6.0 million, $8.0 million, $12.0 million and $16.0 million, the Per Share Aggregate Consideration was calculated to be $0.33112, $0.53758, $1.43332 and $1.61826, respectively. However, there can be no assurance that WaferGen will attain such 2016 revenue levels or that the other assumptions and qualifications used in those examples will be met. Please see “Sample Calculations of Per Share Aggregate Consideration” beginning on page 57 for a more detailed illustration of these calculations and the assumptions on which the examples are based.
Recommendation of WaferGen’s Board of Directors (page 66)
The board of directors of WaferGen has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of WaferGen and its stockholders. The board of directors of WaferGen unanimously recommends that the WaferGen stockholders vote:

•	“FOR” the adoption of the merger agreement, referred to as the merger proposal;

•
“FOR” the approval, on an advisory, non-binding basis, of the compensatory arrangements between WaferGen and its named executive officers providing for compensation in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, referred to as the Potential Payments Under Compensation Arrangements;

•
“FOR” the approval of certain payments to the non-employee members of WaferGen’s board of directors and to the non-employee members of the strategic committee of WaferGen’s board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen; and

•	“FOR” approval of adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
For additional information see “The Merger Agreement—Recommendation of WaferGen’s Board of Directors” beginning on page 66 and “The Merger Agreement—Non-Employee Director and Strategic Committee Compensation” beginning on page 46.
In making its recommendation, the WaferGen board of directors considered those matters set forth under the heading “The Merger —WaferGen’s Reasons for the Merger and Recommendation of WaferGen’s Board of Directors” beginning on page 31.
Opinion of WaferGen’s Financial Advisor (page 34)
In connection with the merger, the WaferGen board of directors received an oral opinion, subsequently confirmed by delivery of a written opinion dated May 12, 2016, from WaferGen’s financial advisor, Torreya Partners LLC (“Torreya”), as to the fairness, from a financial point of view, to WaferGen stockholders of the total consideration to be received by the WaferGen stockholders pursuant to the merger agreement. The full text of

Torreya’s written opinion is attached as Annex C. WaferGen stockholders are encouraged to read Torreya’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Torreya. Torreya’s opinion was provided for the benefit of the WaferGen board of directors in connection with, and for the purpose of, its evaluation of the Per Share Aggregate Consideration to be received by WaferGen stockholders from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to WaferGen or WaferGen’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.
Interests of WaferGen’s Executive Officers and Directors in the Merger (page 42)
When you consider the WaferGen board of directors’ recommendation that WaferGen common stockholders vote in favor of the proposals described in this proxy statement, you should be aware that some WaferGen directors and executive officers may have interests that may be different from, or in addition to, WaferGen stockholders’ interests, including their receipt of change in control benefits under existing WaferGen employment arrangements and accelerated vesting of WaferGen equity-based awards.
Golden Parachute Arrangements for WaferGen Named Executive Officers (page 45)
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-21(c) under the Exchange Act, stockholders have the opportunity to cast a non-binding advisory vote with respect to certain payments that may be made to certain of WaferGen’s executive officers in connection with the consummation of the merger, or “golden parachute” compensation (as defined by the regulations of the SEC). The WaferGen board of directors recommends that you vote “FOR” the approval of the advisory resolution on the Potential Payments Under Compensation Arrangements.
Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the affirmative vote of a majority of the votes cast by the holders of shares of WaferGen common stock present, in person or by proxy, at the special meeting and entitled to vote at the special meeting.
The vote on “golden parachute” compensation is separate and apart from the vote to adopt the merger agreement or to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may vote to adopt the merger agreement and vote against the Potential Payments Under Compensation Arrangements proposal and vice versa. Approval of this proposal is also not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is only an advisory vote and will not be binding on WaferGen. Therefore, regardless of whether stockholders approve the Potential Payments Under Compensation Arrangements, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to WaferGen’s executive officers in accordance with the terms of existing employment arrangements and equity-based awards.
Non-Employee Director and Strategic Committee Compensation (page 46)
WaferGen common stockholders are being asked to approve certain payments to the non-employee members of the WaferGen board of directors and to the non-employee members of the strategic committee of the board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen. The proposed payments would be made to the board members to compensate them for their service on the board of directors and to the strategic committee members to compensate them for the extra time that they have spent in fulfilling their duties on the committee in connection with the merger. The proposed payments will not be made unless approved by the WaferGen common stockholders.

Dissenters’ Rights (page 46)
Under the NRS, record holders of WaferGen Preferred Stock who properly demand and perfect dissenters’ rights of appraisal will be entitled to seek appraisal for, and obtain payment in cash for the fair value of, their shares of WaferGen capital stock if the merger is completed in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the portion of the merger consideration to which such holders are entitled. The relevant provisions of the NRS are attached as Annex D. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, holders of Preferred Stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. FAILURE TO STRICTLY COMPLY WITH THESE PROVISIONS WILL RESULT IN LOSS OF THE RIGHT OF APPRAISAL. HOLDERS OF WAFERGEN PREFERRED STOCK WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF PREFERRED STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
For additional information, please see the section titled “The Merger—Dissenters’ Rights” beginning on page 46.
Material U.S. Federal Income Tax Consequences of the Merger (page 48)
The exchange of shares of our Common Stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of Common Stock in the merger generally will recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and the adjusted tax basis in their shares of Common Stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 for a definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.
Conditions to Completion of the Merger (page 70)
Each party’s obligation to effect the merger is subject to the satisfaction or waiver of mutual conditions, including the following:

•	WaferGen stockholder adoption of the merger agreement and approval of the merger and other transactions contemplated by the merger agreement;

•	the absence of any law, injunction, judgment or ruling prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	all government approvals required to consummate the transactions contemplated by the merger agreement having been timely obtained.

The obligations of Takara Bio and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of WaferGen being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger;

•	WaferGen having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the closing of the merger;

•
WaferGen having delivered a certificate signed by its chief executive officer and chief financial officer to the effect that certain obligations of WaferGen constituting conditions to the closing of the merger have been satisfied;

•
there being no litigation pending or threatened challenging the consummation of the merger or seeking to limit the ownership or operation by WaferGen or Takara Bio of the business or assets of WaferGen;

•	the absence of a material adverse effect on WaferGen occurring since the date of the merger agreement;

•	WaferGen having provided to Takara Bio its consolidated financial statements for the 2016 fiscal year audited by WaferGen’s independent registered public accounting firm;

•	WaferGen having provided to Takara Bio spreadsheets setting forth capitalization, certain closing related costs, transaction fees and bonuses as of the closing date of the merger;

•	the Common Stock of WaferGen not having been delisted or suspended from trading on NASDAQ at any time from the date of the merger agreement;

•	WaferGen having provided evidence that all employee benefit plans, equity compensation plans, stock options and restricted stock units have been terminated or canceled;

•
WaferGen shall have delivered a certificate signed by an officer of WaferGen that it is not, nor has been within five years of the date of the certification, a “United States real property holding corporation,” as such term is defined under the Internal Revenue Code of 1986 (as amended) (the “Code”);

•
WaferGen not having issued since the date of the merger agreement any securities other than shares of Common Stock that will be converted, and stock options and restricted stock units that will be canceled, at the Effective Time pursuant to the merger agreement; and

•	WaferGen having delivered to Takara Bio a waiver signed by its Executive Chairman substantially in the form agreed upon on the date of the merger agreement.
The obligations of WaferGen to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Takara Bio being true and correct, subject to certain materiality thresholds, as of the closing date of the merger;

•	Takara Bio having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the closing date of the merger; and

•
Takara Bio having delivered a certificate signed by its chief executive officer or chief financial officer to the effect that certain obligations of Takara Bio constituting conditions to the closing of the merger have been satisfied.

Termination of the Merger Agreement (page 71)
The merger agreement may be terminated any time before the Effective Time by the mutual written consent of WaferGen and Takara Bio.
The merger agreement may also be terminated prior to the Effective Time by either WaferGen or Takara Bio if:

•	the merger has not been consummated by April 30, 2017 (the “Outside Date”);

•
any governmental authority enacts, issues, promulgates, enforces or enters any injunction, order, decree or ruling or other law (that is final and non-appealable) having the effect of making the consummation of the merger illegal or otherwise prohibited or enjoining WaferGen and Takara Bio from consummating the merger; or

•	the WaferGen stockholders fail to give the necessary approvals at the special meeting or adjournments thereof.
The merger agreement may also be terminated prior to the Effective Time by Takara Bio if:

•
there is an inaccuracy in WaferGen’s representations or a breach by WaferGen of its covenants set forth in the merger agreement, which breach would result in a material adverse effect (as such term is defined in the merger agreement) and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by WaferGen;

•	WaferGen experiences a material adverse effect (as such term is defined in the merger agreement); or

•	the board of directors of WaferGen makes a Change in Recommendation (as such term is defined in the merger agreement); or

•	WaferGen materially breaches its covenants relating to the stockholders’ meeting or the non-solicitation of alternative transactions.

Further, the merger agreement may also be terminated by WaferGen under any of the following circumstances:

•
there is an inaccuracy in Takara Bio’s or Merger Sub’s representations or a breach by Takara Bio or Merger Sub of its covenants set forth in the merger agreement, which inaccuracy or breach would result in a material adverse effect (as such term is defined in the merger agreement) and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Takara Bio or Merger Sub; or

•
prior to receipt of stockholder approval of the merger, WaferGen’s board of directors makes a Change in Recommendation in order to accept a Superior Proposal (each such term as defined in the merger agreement), provided that WaferGen complies with its non-solicitation covenant and pays to Takara Bio the Termination Fee (as described below).

Termination Fee and Expenses (page 72)
WaferGen has agreed to pay to Takara Bio a termination fee of $2.0 million under any of the following circumstances:

•
if WaferGen or Takara Bio terminates the merger agreement due to the merger not having been consummated by the Outside Date and, within six months of such termination, WaferGen consummates an alternative transaction;

•
if WaferGen or Takara Bio terminates the merger agreement due to the required stockholder vote not having been obtained at WaferGen’s stockholder meeting and, within six months of such termination, WaferGen consummates an alternative transaction;

•
if WaferGen or Takara Bio terminates the merger agreement due to WaferGen breaching the provisions of the merger agreement related to the stockholders’ meeting, the recommendation of WaferGen’s board of directors that stockholders approve the merger or the non-solicitation of alternative transactions and, within six months of such termination, WaferGen consummates an alternative transaction;

•
if Takara Bio terminates the merger agreement due to an inaccuracy in WaferGen’s representations or WaferGen’s breach of covenants made in the merger agreement and, within six months of such termination, WaferGen consummates an alternative transaction;

•	if Takara Bio terminates the merger agreement due to WaferGen’s board of directors effecting a change in its recommendation to stockholders that the merger be approved;

•
if Takara Bio terminates the merger agreement due to WaferGen intentionally and materially breaching the provisions of the merger agreement related the stockholders’ meeting, the recommendation of WaferGen’s board of directors that stockholders approve the merger or the non-solicitation of alternative transactions; or

•	if WaferGen terminates the merger agreement due to its accepting a Superior Proposal (as defined in the merger agreement).
Additionally, if Takara Bio has delivered some or all of the deposits to WaferGen pursuant to the Deposit Agreement, then, if the merger agreement is terminated under certain circumstances, WaferGen must promptly deliver to or at the direction of Takara Bio all such amounts of such deposits not previously returned by WaferGen to Takara Bio.
No Solicitation of Transactions (page 68)
The merger agreement contains detailed provisions that prohibit WaferGen and its subsidiaries, directors, officers, employees and representatives from, directly or indirectly, soliciting, initiating or knowingly encouraging, knowingly facilitating or cooperating in any way with any third party in connection with an alternative acquisition proposal from a third party or conducting or engaging in discussions or negotiations with, or disclosing any non-public information relating to WaferGen or its subsidiaries to, a third party that is seeking to make an alternative acquisition proposal. The merger agreement does, however, permit WaferGen to waive any standstill or similar provisions in an agreement between WaferGen and a third party if the WaferGen board of directors determines in good faith that failure to take action in order to permit an alternative acquisition proposal from any such third party would cause the board of directors to breach its fiduciary duties under applicable law. Furthermore, the merger agreement does not prohibit WaferGen’s board of directors from considering and recommending to WaferGen stockholders an alternative acquisition proposal from a third party if specified conditions are met, including the payment of a termination fee as required under the merger agreement.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters (page 81)
At the close of business on the record date, directors and executive officers of WaferGen and their affiliates were entitled to vote [●] shares of WaferGen common stock, or approximately [●]% of the shares of WaferGen common stock outstanding and entitled to vote on that date.
Deposit Agreement (page 74)
Concurrently with the execution of the merger agreement, WaferGen entered into a Deposit Agreement (the “Deposit Agreement”) with Takara Bio pursuant to which, following the adoption of the merger agreement by

WaferGen’s stockholders and WaferGen’s filing of a Current Report on Form 8-K reporting such stockholder approval, Takara Bio will pay to WaferGen $2.5 million (“Deposit No. 1”). After January 1, 2017 and on or before January 17, 2017, provided the merger agreement has not been terminated, Takara Bio will pay to WaferGen an additional $2.5 million (“Deposit No. 2” and, together with Deposit No. 1, the “Deposit Amount”). Each payment of the Deposit Amount is conditioned on shares of Common Stock remaining listed on the NASDAQ continually from the date of the Deposit Agreement, on the absence of inaccuracies in WaferGen’s representations in the merger agreement and on WaferGen not having committed a breach of the merger agreement that would prevent the satisfaction of conditions therein. In the event that the merger agreement is terminated after Takara Bio has paid some or all of the Deposit Amount, unless such termination is due to the breach of the merger agreement by Takara Bio or Merger Sub, WaferGen shall return to Takara Bio the amount of the Deposit Amount so paid, without interest if returned timely. WaferGen also has the right to return all or any portion of the Deposit Amount prior to the date ten business days prior to the closing of the merger.
TBUSA Guarantee (page 73)
TBUSA unconditionally and irrevocably guarantees, as primary obligor, to WaferGen the due and punctual payment by Takara Bio of (i) its payment obligations under the merger agreement, including the obligation to pay the Aggregate Consideration, and all fees and expenses of Takara Bio in connection therewith, and (ii) in accordance with the terms of the Deposit Agreement, the Deposit Amount.
The Special Meeting of WaferGen Stockholders
The Special Meeting (page 77)
The special meeting will be held on [●], 2016 at [●], Pacific Time, at our offices located at 34700 Campus Drive, Fremont, CA 94555.
Purpose of the Special Meeting (page 77)
At the special meeting, WaferGen common stockholders will be asked to approve:

•	the merger proposal;

•	the proposal regarding Potential Payments Under Compensation Arrangement;

•	the proposal regarding Non-Employee Director and Strategic Committee Compensation; and

•	a proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
If at the time of the special meeting a quorum is not present, the chairman of the meeting may adjourn the special meeting without a vote of the holders of WaferGen’s common stock.
Record Date; Stockholders Entitled to Vote (page 77)
WaferGen has fixed the close of business on [●], 2016 as the record date for determining the WaferGen stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of WaferGen common stock on the record date are entitled to receive notice of and vote at the special meeting, and any adjournment thereof.
Each share of WaferGen Common Stock is entitled to one vote on each matter brought before the special meeting. On the record date, there were [●] shares of WaferGen common stock issued and outstanding.

Quorum Requirement (page 78)
Under Nevada law and WaferGen’s bylaws, a quorum of WaferGen’s stockholders at the special meeting is necessary to transact business. The presence of holders representing a majority of the shares of WaferGen common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.
All of the shares of WaferGen common stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.
Votes Required to Approve the Proposals (page 78)
WaferGen’s proposals require different percentages of votes in order to approve them:

•	In order to approve the merger proposal, the affirmative vote of the majority of outstanding shares of Common Stock entitled to vote on the proposal must be obtained.

•
In order to approve the proposal regarding Potential Payments Under Compensation Arrangements, the affirmative vote of the majority of total votes cast by the holders of WaferGen common stock on the proposal must be obtained.

•
In order to approve the proposal regarding Non-Employee Director and Strategic Committee Compensation, the affirmative vote of the majority of total votes cast by the holders of WaferGen common stock on the proposal must be obtained.

•
In order to approve the proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, assuming a quorum is present, the affirmative vote of the majority of total votes cast by the holders of WaferGen common stock on the proposal must be obtained.

The vote on the Potential Payments Under Compensation Arrangements and the vote on the Non-Employee Director and Strategic Committee Compensation are votes separate and apart from the vote to adopt the merger agreement. Because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on WaferGen. The approval of the merger proposal is a condition to the closing of the merger.
If at the time of the special meeting a quorum is not present, the chairman of the meeting may adjourn the meeting without a vote of the holders of WaferGen common stock.
Failure to Vote; Abstentions and Broker Non-Votes (page 78)
Subject to the foregoing, no vote will be cast on any proposal at the special meeting on behalf of any stockholder of record who does not cast a vote on such matter. However, if the stockholder properly submits a proxy prior to the special meeting, his or her shares of WaferGen common stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of WaferGen common stock will be voted “FOR” the merger proposal, “FOR” the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, “FOR” the proposal on the Non-Employee Director and Strategic Committee Compensation and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
Shares held by a stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the advisory, non-binding proposal on the Potential

Payments Under Compensation Arrangements, the proposal on the Non-Employee Director and Strategic Committee Compensation or the proposal to permit proxies to adjourn the special meeting.
Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that WaferGen common stockholders are being asked to vote on at the special meeting are not considered routine matters and, accordingly, brokers or other nominees may not vote without instructions. Therefore, we do not expect any broker non-votes to occur at the special meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking information about WaferGen that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement or may be incorporated into this proxy statement by reference to other documents and may include statements for the period following the completion of the merger. Representatives of WaferGen may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the expected timing of the merger; the ability of WaferGen and Takara Bio to close the merger; the performance of the parties under the terms of the merger agreement and related transaction documents; the expected amount of merger consideration and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of WaferGen, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Stockholders are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Stockholders are also urged to carefully review and consider the various disclosures in WaferGen’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 and Current Reports on Form 8-K filed from time to time by WaferGen, and the following factors:

•
uncertainties associated with the acquisition of WaferGen by Takara Bio, including the effect of the announcement of the merger on WaferGen’s business relationships, operating results and business generally;

•	uncertainties as to WaferGen’s 2016 revenues and other components impacting the amount of merger consideration;

•	uncertainties as to the timing of the merger;

•	the failure to receive approval of the merger agreement by the stockholders of WaferGen;

•	the ability of the parties to satisfy closing conditions to the merger;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against WaferGen and/or others relating to the merger agreement; and

•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents.
Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein and in our public reports filed with the SEC, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our subsequently filed Quarterly Report on Form 10-Q. See the section entitled “Where You Can Find Additional Information” beginning on page 85 for instructions on how to obtain these documents. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Stockholders should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

WAFERGEN PROPOSALS
Proposal 1: Adoption of the Merger Agreement
WaferGen common stockholders are being asked to adopt the merger agreement pursuant to which WaferGen would become a wholly owned subsidiary of Takara Bio, a copy of which is attached as Annex A.
For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement.” As discussed under “The Merger—WaferGen’s Reasons for the Merger and Recommendation of WaferGen’s Board of Directors,” after careful consideration, the WaferGen board of directors has unanimously approved the merger agreement and declared the merger agreement the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of WaferGen and its stockholders.
The approval of the merger proposal requires the affirmative vote of holders of a majority of shares of WaferGen common stock issued and outstanding and entitled to vote at the special meeting. Failures to vote and abstentions will have the effect of a vote “AGAINST” this proposal.
THE WAFERGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.
Proposal 2: Potential Payments Under Compensation Arrangements
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that WaferGen provide its common stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for WaferGen’s named executive officers, as disclosed in the section of this proxy statement entitled “The Merger—Golden Parachute Arrangements for WaferGen Named Executive Officers” beginning on page 45. WaferGen is asking its stockholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, as disclosed in the table entitled “The Merger—Golden Parachute Arrangements for WaferGen Named Executive Officers” on page 45 of this proxy statement, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on Potential Payments Under Compensation Arrangements proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the Potential Payments Under Compensation Arrangements proposal and vote not to adopt the merger agreement and vice versa. In addition, because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on WaferGen. Accordingly, because WaferGen is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.
The affirmative vote of the majority of the votes cast by holders of WaferGen common stock will be required to approve the advisory resolution on the Potential Payments Under Compensation Arrangements. Failures to vote and abstentions will not affect whether this matter is approved or disapproved.
THE WAFERGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.
Proposal 3: Non-Employee Director and Strategic Committee Compensation
WaferGen common stockholders are being asked to approve certain payments to the non-employee members of the WaferGen board of directors and to the non-employee members of the strategic committee of the WaferGen board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen. The proposed payments would be made to the board members to compensate them for their service on the board and to the strategic committee members to compensate them for the extra time that they have spent in fulfilling their duties on the committee in connection with the merger. The proposed payments will not be made unless approved by the holders of Common Stock.
For more details regarding the proposed payments, see “Non-Employee Director and Strategic Committee Compensation” below.
The affirmative vote of the majority of the votes cast by holders of Common Stock will be required to approve this proposal. Failures to vote and abstentions will not affect whether this matter is approved or disapproved.
THE WAFERGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.
Proposal 4: Adjournment of the Special Meeting
If the number of shares of Common Stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement is insufficient to approve such proposal at the time of the special meeting, then, subject to the terms of the merger agreement, WaferGen intends to move to adjourn or postpone the special meeting in order to enable WaferGen’s board of directors to solicit additional proxies in respect of such proposal. In that event, if a quorum is present, WaferGen would ask its common stockholders to vote only upon the adjournment proposal, and not any of the other proposals. If no quorum is present, the chairman of the meeting may adjourn the special meeting without a vote of the holders of WaferGen’s Common Stock.
In this proposal, WaferGen is asking you to authorize the holder of any proxy solicited by WaferGen’s board of directors to vote in favor of the adjournment of the special meeting for the purpose of soliciting additional proxies. If WaferGen’s stockholders approve the adjournment proposal, WaferGen could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if WaferGen had received proxies representing a sufficient number of votes against the adoption or approval of merger, WaferGen could adjourn the special meeting without a vote on such proposal and seek to obtain sufficient votes in favor of such proposal. Additionally, WaferGen may seek to adjourn the special meeting if a quorum is not present at the special meeting. If no quorum is present, the chairman of the meeting may, under WaferGen’s bylaws, adjourn the special meeting without a vote of the holders of Common Stock.
The affirmative vote of the majority of the votes cast by holders of Common Stock will be required to approve this proposal. Abstentions will be counted towards a quorum but will not affect whether this matter is approved or disapproved.
THE WAFERGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

THE MERGER
The following discussion contains important information relating to the merger. You are urged to read this discussion together with the merger agreement and the related documents attached as Annexes to this proxy statement before voting.
Structure of the Merger
Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Nevada law, as applicable, Merger Sub will be merged with and into WaferGen, with WaferGen continuing as the surviving corporation.
Merger Consideration
Pursuant to the terms and subject to the conditions of the merger agreement, at the Effective Time, each share of Common Stock (other than shares (i) held by WaferGen in treasury or (ii) owned by Merger Sub, Takara Bio or any direct or indirect wholly owned subsidiary of WaferGen or Takara Bio) will be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Common Stock (as described below). Additionally, under the terms and subject to the conditions of the merger agreement, prior to the Effective Time, each share of issued and outstanding Preferred Stock, other than shares held by stockholders who have asserted and perfected a demand for appraisal rights under Nevada law, will be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Preferred Stock (as described below).
Aggregate Consideration
The aggregate amount to be paid by Takara Bio in connection with the merger and the cancellation of all of WaferGen’s outstanding equity securities (the “Aggregate Consideration”) shall be determined pursuant to the terms and subject to the conditions of the merger agreement, summarized as follows:
First, an amount is calculated (the “Revenue Multiple Amount”) that is equal to the consolidated revenues of WaferGen and its subsidiaries for the fiscal year ending December 31, 2016 (“2016 Revenue”) multiplied by:

•	1.0, if 2016 Revenue is less than $3.0 million;

•	2.0, if 2016 Revenue is equal to or greater than $3.0 million and less than $6.0 million;

•	2.5, if 2016 Revenue is equal to or greater than $6.0 million and less than $9.0 million; or

•	3.5, if 2016 Revenue is equal to or greater than $9.0 million.
The Revenue Multiple Amount is capped at $50.0 million.
Second, the Aggregate Consideration shall be reduced by any amounts paid to WaferGen under the Deposit Agreement that have not been returned to Takara Bio in accordance with the terms of the Deposit Agreement and the merger agreement. Pursuant to the Deposit Agreement, Takara Bio will pay to WaferGen (i) $2.5 million following WaferGen stockholders’ approval of the merger and WaferGen’s filing of a Current Report on Form 8-K reporting such stockholder approval and (ii) $2.5 million after January 1, 2017 and on or before January 17, 2017, subject to the terms and conditions of the Deposit Agreement. Please see the section entitled “Deposit Agreement” beginning on page 74 for additional information with respect to payments made under the Deposit Agreement.
Third, the Aggregate Consideration shall be reduced by the amount of WaferGen’s Indebtedness (as defined in the merger agreement) outstanding as of the Effective Date other than (i) the $5.2 million face value of notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. as of February 29, 2016 and (ii) any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder).
Fourth, the Aggregate Consideration shall be reduced by the amount by which certain closing related costs as of the Effective Time (including (i) amounts and the value of benefits payable or potentially payable pursuant to severance, retirement allowance, termination, change of control, pension, retention, bonus or other contract or program (including any employee benefit plan) in connection with the signing of the merger agreement, including any amount required to be paid in connection with any taxes on any such amounts, and (ii) aggregate amounts of salary and other compensation and benefits payable or otherwise due for any period after the closing of the merger to any employee, consultant or other service provider pursuant to any employment or retention or engagement contract with a term extending beyond the closing of the merger or that otherwise cannot be terminated at the closing of the merger without notice or payment of severance or any other termination benefits or any other amounts, costs or liabilities) exceed the maximum of such closing related costs determined as of the date of the merger agreement. In addition, if WaferGen modifies any of its paid time off or COBRA policies or arrangements after the date of the merger agreement and such modifications cause an increase in the amounts payable by WaferGen pursuant to such policies or arrangements in connection with the merger, such increase will be included in the deduction to the Aggregate Consideration described in this paragraph.
Fifth, the Aggregate Consideration shall be reduced by the aggregate amount of fees, commissions, change-in-control payments and other similar amounts, including any related gross-up or other additional payments, payable by WaferGen or any of its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, before, at or after the closing of the merger, to (i) any broker, finder, financial advisor or investment banker, including Torreya (whose fee will equal three percent of the total consideration paid in the merger, subject to a $1.0 million minimum) or (ii) the Executive Chairman of WaferGen’s board of directors, paid by Takara Bio on behalf of WaferGen or otherwise not paid by WaferGen prior to the Effective Time.
Sixth, the Aggregate Consideration shall be reduced by the amount, if any, by which the aggregate amount of bonus payments due to WaferGen’s current and former directors, officers, employees or other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the Effective Time or are otherwise payable at or after the Effective Time exceeds the maximum amount of bonus payments that WaferGen may be obligated to pay, as determined as of the date of the merger agreement.
Seventh, the Aggregate Consideration shall be reduced by the amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement, as determined as of the Effective Time.
Per Share Aggregate Consideration
To arrive at the “Per Share Aggregate Consideration” payable to holders of Common Stock, an amount equal to (i) the aggregate exercise price of all “in the money” Stock Options plus (ii) the difference between the aggregate exercise price of all “in the money” Warrants and the aggregate amount potentially payable by the corporation surviving the merger in respect of BSV Warrants (together with Stock Options and Warrants, as described under “—Treatment of Warrants, Stock Options and Restricted Stock Units” below), will be added to the Aggregate Consideration. That sum will then be divided by the aggregate amount of shares of Common Stock, calculated on a fully diluted basis, taking into account the conversion or exercise of Preferred Stock, Stock Options and Warrants that are “in the money,” restricted stock units (“RSUs”) and any other shares of Common Stock issuable pursuant to or serving as the benchmark for any other outstanding derivative securities of WaferGen or other rights. The “Per Share Aggregate Consideration” payable to holders of Preferred Stock will be based on the number of shares of Common Stock into which a share of Preferred Stock is convertible.
Treatment of Warrants, Stock Options and Restricted Stock Units
Warrants

Each issued, unexpired and unexercised warrant to purchase shares of Common Stock (“Warrant”) as of immediately prior to the Effective Time, except for BSV Warrants (as described below), will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a Warrant holder might otherwise have been entitled to receive, an amount of cash equal to the product of (i) the aggregate number of shares of Common Stock for which such Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such Warrant (any such excess qualifying such Warrant as “in the money”). Certain Warrants designated by WaferGen under the merger agreement as “BSV Warrants” will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a BSV Warrant holder might otherwise have been entitled to receive, either (A) the product of (i) the aggregate number of shares of Common Stock for which such BSV Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such BSV Warrant, or (B) at the holder’s option, exercisable at any time within thirty (30) days following the Effective Time, an amount in cash equal to such BSV Warrant’s Black Scholes Value (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof).
Stock Options
Each outstanding and unexercised option to purchase shares of Common Stock granted under an equity compensation plan of WaferGen (“Stock Option”) that is held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such Stock Option having an exercise price less than the Per Share Aggregate Consideration (such Stock Option being “in the money”), will be converted automatically into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Per Share Aggregate Consideration over the applicable exercise price of such Stock Option and (ii) the number of shares of Common Stock subject to such Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. All other Stock Options will be canceled and terminated.
Restricted Stock Units
Each outstanding RSU of WaferGen held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such holder of RSUs will cease to have any rights with respect thereto, other than the right to receive an amount in cash equal to the product of (i) the Per Share Aggregate Consideration multiplied by (ii) the number of shares of Common Stock subject to such RSU (or settleable portion thereof) immediately prior to the Effective Time. If the immediate payment of the above amounts would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.
Purpose and Effects of the Merger
The purpose of the merger is to enable Takara Bio to acquire the assets and business of WaferGen and its subsidiaries. Upon completion of the merger, except as discussed below, the issued and outstanding shares of WaferGen capital stock will be automatically converted into the right to receive the merger consideration. See “—Merger Consideration” on page 26.
Background of the Merger
In November 2015, the board of directors of WaferGen began a process of considering strategic opportunities and alternatives for WaferGen. To initiate this process, the board of directors approved the formation of a strategic committee comprised of Dr. Carlson, Mr. McKenzie, Mr. Schueren and Dr. Trifunovich to evaluate potential strategic opportunities. From November 2015 through February 2016, the strategic committee considered various strategic options that might be available to WaferGen, including potential acquisitions and asset dispositions, and initiated discussions with potential financial advisors to assist WaferGen in this process.

In February 2016, while not yet determining to pursue a strategic transaction, WaferGen’s board of directors approved and authorized WaferGen’s engagement of Torreya as a financial advisor to identify, explore and evaluate strategic options for WaferGen, including the potential acquisition of new assets or disposition of current assets as well as a potential merger transaction through which either WaferGen would be combined with another company or be acquired for cash. Torreya was familiar with WaferGen’s business and operations due to its understanding of the biotechnology industry, its relationship with potential strategic partners and experience with similar transactions.
During February 2016, the strategic committee and Torreya had several discussions about companies that could be interested in a transaction. During these discussions, the parties considered numerous types of potential strategic partners and a master list of target companies was prepared. From February through April 2016, Torreya engaged with a wide variety of possible strategic partners and acquirers, contacting a total of 49 companies in the process. A total of nine companies expressed preliminary interest in considering a business combination transaction with WaferGen. Of these, four entered into confidentiality agreements and received a confidential presentation and were granted access to WaferGen’s online data room. However, except as described below none of these parties conducted extensive due diligence or submitted any transaction proposals. During this period, the strategic committee met twice weekly with Torreya and legal counsel to consider the status of interactions with potential strategic partners.
In mid-February 2016, WaferGen received an unsolicited proposal from a privately-held genomics company (“Company X”) for a stock merger transaction in which WaferGen’s operations would be combined with those of Company X and shares of WaferGen Common Stock would be issued to Company X’s shareholders. During February 2016, WaferGen began to conduct due diligence on Company X’s business and operations and consider and analyze the proposal.
On February 22, 2016, WaferGen’s board of directors met via telephonic conference call, with Torreya and legal counsel present, and discussed Torreya’s plans for exploring potential strategic opportunities for WaferGen. During this meeting, legal counsel apprised the board of directors regarding certain existing contractual arrangements that could affect a potential transaction including existing severance arrangement and the executive chairman’s employment agreement that, among other things, entitled him to receive 2.5% of the total consideration received by stockholders in connection with certain transactions, including some of the types of transaction being explored by WaferGen.
In late February 2016, as part of its general outreach, Torreya contacted an affiliate of Takara Bio, who expressed interest in a potential acquisition of WaferGen. On February 24, 2016, Takara Bio entered into a confidentiality agreement with WaferGen and commenced its due diligence investigation.
On March 7, 2016, WaferGen’s board of directors met via telephonic conference call, with Torreya and legal counsel present, and considered and discussed the Company X proposal and determined to make a counter proposal.
On March 11, 2016, Takara Bio informed WaferGen that due to concerns regarding absorption of, and need to consolidate, expected near term losses it was not interested in an immediate acquisition of WaferGen but was willing to consider other potential transaction structures, including an acquisition after 2016. From March 11, 2016 to April 4, 2016, the parties had discussions regarding other potential transaction structures.
During March 2016, WaferGen continued its due diligence review of Company X and discussions concerning a potential merger transaction. On March 17, 2016, WaferGen’s management met with Company X’s management to discuss operational details and terms of a possible strategic transaction between the two companies.
On March 24, 2016, WaferGen’s board of directors met in Austin, Texas, with Torreya and legal counsel present, and considered and discussed potential strategic transactions with Company X, Takara Bio and other potential strategic partners as well as WaferGen’s prospects continuing as a standalone entity, which included consideration of WaferGen’s financing requirements and potential options to satisfy those requirements.

On April 4, 2016, WaferGen’s management met with Company X’s management to further discuss operational plans for a combined company. During April 2016, WaferGen continued its due diligence review of Company X and negotiated the terms of a potential merger agreement with Company X. The most significant issues involved in the negotiations centered on issues pertaining to how to ensure the combined company would have adequate funding to implement its proposed business plan.
On April 4, 2016, WaferGen received a non-binding indication of interest letter from Takara Bio contemplating a minority investment and debt facility with an option to acquire WaferGen in late 2017. Over the next several days, WaferGen and Takara Bio discussed this proposal.
On April 7, 2016, WaferGen received a renewed non-binding indication of interest letter contemplating the potential terms of Takara Bio’s acquisition of WaferGen, which included a purchase price based on a multiple of 2016 revenues and a closing following completion of WaferGen’s 2016 audit. From April 7, 2016 to April 15, 2016, the strategic committee, in consultation with Torreya and legal counsel, negotiated certain improvements in the terms contained in the indication of interest with Takara Bio including faster execution, certain funding for WaferGen pre-closing and the elimination of a closing condition requiring a minimum level of WaferGen earnings. On April 15, 2016, WaferGen entered into a non-binding indication of interest letter with Takara Bio.
On April 19, 2016, WaferGen received a draft merger agreement from Takara Bio. From April 19, 2016 through May 12, 2016, WaferGen and Takara Bio negotiated the terms of the merger agreement. During this period, members of WaferGen management met with members of Takara Bio management and discussed at a high level the proposed organization and structure for WaferGen post-acquisition. However, there were no discussions or agreements regarding continuing employment for WaferGen’s executives.
On April 24, 2016, WaferGen’s board of directors met via telephonic conference call, with Torreya and legal counsel present, and considered and discussed the terms of the proposed transactions with Takara Bio and Company X.
On April 29, 2016, WaferGen received a draft deposit agreement from Takara Bio. From April 29, 2016 through May 12, 2016, WaferGen and Takara Bio negotiated the terms of the deposit agreement.
On May 4, 2016, Company X informed WaferGen that it was no longer in a position to entertain a potential merger with WaferGen.
During April 2016, Takara Bio continued its due diligence investigation of WaferGen and was granted access to WaferGen’s online data room. In connection with the execution of the merger agreement, WaferGen entered into an amendment to the employment agreement of WaferGen’s executive chairman that extended the employment term until the earlier of the closing of the merger agreement and March 31, 2017.
During April and May 2016 prior to the entry into the merger agreement, the board of directors of WaferGen consulted with K&L Gates LLP and McDonald Carano Wilson, LLP, as Nevada counsel, in connection with WaferGen’s approach to legal negotiations in connection with possible strategic transactions and potential deal terms, including those for the proposed merger with Takara Bio, that could benefit or protect the stockholders of WaferGen and other legal considerations. In consultation with Torreya and legal counsel, WaferGen’s board of directors reviewed and considered the benefits of the proposed merger with Takara Bio to WaferGen’s stockholders and compared such benefits to other potential strategic options which may be available to WaferGen as well as WaferGen’s future as a standalone entity. In considering the standalone scenario, WaferGen’s board of directors considered that WaferGen’s future as a standalone entity would be uncertain given that WaferGen’s revenues had been insufficient to support the development and commercialization of its products to date, WaferGen expected to continue to generate losses in the near-term and based on discussions with potential sources of financing the prospects for obtaining additional needed financing on favorable terms were doubtful.
On May 12, 2016, WaferGen’s board of directors met to consider the proposed transaction. At the meeting, WaferGen’s management and its legal and financial advisors made presentations to the board of directors concerning the proposed merger and the terms and conditions of the merger agreement, as well as the terms of the deposit agreement. Legal counsel advised the WaferGen board of directors of its fiduciary duties and reviewed the terms of the draft merger agreement and deposit agreement with the WaferGen board of directors. On May 12, 2016 Torreya delivered an opinion to the WaferGen board of directors, a copy of which is attached as Annex C, to the effect that, as of that date, the consideration pursuant to the proposed merger agreement was fair, from a financial point of view, to WaferGen stockholders. The WaferGen board of directors discussed the matters presented by management and by WaferGen’s legal and financial advisors, including the factors discussed under “—WaferGen’s Reasons for the Merger and Recommendation of WaferGen’s Board of Directors.” After discussion, the WaferGen board of directors unanimously approved the merger agreement and other transaction agreements, including the Deposit Agreement, authorized the execution of the merger agreement with Takara Bio and directed that the merger agreement be submitted to the common stockholders of WaferGen along with the WaferGen board of directors’ unanimous recommendation that the WaferGen stockholders vote to approve the merger agreement.
Following the approval of the board of directors of WaferGen, the parties executed the merger agreement and certain related agreements on May 12, 2016. WaferGen issued a press release announcing the merger agreement on the morning of May 13, 2016. Subsequent to reporting entry into the merger agreement, WaferGen has not received any proposals from third parties concerning the potential acquisition of WaferGen.
WaferGen’s Reasons for the Merger and Recommendation of WaferGen’s Board of Directors
At a meeting held on May 12, 2016, the WaferGen board of directors, by a unanimous vote: (1) approved the merger agreement; (2) approved the execution, delivery and performance of the merger agreement and the consummation of all of the transactions contemplated thereby, including the merger; (3) determined that the merger agreement was advisable, fair to and in the best interests of WaferGen and the stockholders of WaferGen; and (4) recommended to the stockholders of WaferGen that they adopt the merger agreement. In making its recommendation, the WaferGen board of directors consulted with outside legal and financial advisors and WaferGen’s senior management team at various times, and considered a number of factors, including the following principal factors that the WaferGen board of directors believes support such determinations, approvals, resolutions and recommendations:

•
historical and current information concerning WaferGen’s business, financial condition, results of operations and prospects, including the status of and prospects for WaferGen’s base business and its new ICELL8 product;

•
current financial market conditions, and historical market prices, volatility and trading information with respect to the Common Stock, as well as the general risks of market conditions that could reduce the Common Stock price;

•
the prospects of WaferGen if it were to remain an independent, standalone company, including factors such as slower than anticipated sales growth for WaferGen’s ICELL8 product, the prospects for increasing revenues, the expenses and fixed costs associated with its operations, WaferGen’s available cash, WaferGen’s losses from operations, WaferGen’s ability to raise capital in the future as a micro-cap biotechnology company, and the competitive landscape faced by WaferGen;

•
the fact that the merger consideration will be based on a multiple of WaferGen’s consolidated 2016 revenues which affords WaferGen’s stockholders the opportunity to benefit from the anticipated growth in revenues in 2016;

•
the anticipated amount of the per share merger consideration, based on projections of WaferGen’s consolidated 2016 revenues, as compared to current and historical market prices of WaferGen’s common stock, and the fact that the estimated per share merger consideration represented a significant premium over WaferGen’s closing stock price on May 12, 2016 of $0.55, the last day of trading before the announcement of the merger;

•
WaferGen’s current operational plans, including the risks associated with achieving and executing upon WaferGen’s plans and the timing and likelihood of accomplishing WaferGen’s plans and goals, and including the risks associated with growing revenues and maintaining that growth in light of increasing competition in the markets for WaferGen’s ICELL8 single cell product, as well as WaferGen’s other products;

•
the fact that WaferGen believed it would require significant additional funding to continue its operations and that any such financing would likely be significantly dilutive to WaferGen’s stockholders or feature other unfavorable terms;

•
the funding expected to be provided by the Deposit Agreement, which, together with WaferGen’s ability to incur debt or issue securities, is expected to give WaferGen access to funds needed to funds its operations through the closing of the merger;

•
the fact that the merger agreement allows WaferGen to take actions such as incurring debt and modifying severance and bonus obligations which, although such actions could result in deductions from the Aggregate Consideration payable to security holders, could be important to allow WaferGen to try to maximize 2016 revenues and ultimately increase the consideration received by stockholders;

•
the directors’ assessment that the alternative of remaining an independent, standalone company was not reasonably likely to present superior opportunities for WaferGen to create greater value for WaferGen’s stockholders as compared with the merger, taking into account the risks of execution of WaferGen’s plans, including business, industry, market and competitive risks as well as the time value of money;

•
the fact that WaferGen, with the assistance of financial and legal advisors, conducted a process to identify potential strategic opportunities to obtain the best value for WaferGen’s stockholders, which included contacting approximately 49 parties regarding the possibility of a variety of types of strategic transactions;

•
based on the results of the third-party solicitation process that the board of directors conducted before the execution of the merger agreement, with the assistance of WaferGen’s management and financial and legal advisors, including the limited interest expressed by third parties during this process, the directors’ belief that the per share merger consideration negotiated with Takara Bio was the highest reasonably attainable;

•
the opinion of Torreya rendered to the WaferGen board of directors, as of May 12, 2016, as to the fairness, from a financial point of view, to WaferGen stockholders of the consideration to be received in the merger by such WaferGen stockholders, as more fully described below in the section entitled “—Opinion of WaferGen’s Financial Advisor” beginning on page 34;

•
the directors’ belief that the merger was more favorable to WaferGen’s stockholders than any other alternative reasonably available to WaferGen and its stockholders, including the alternative of remaining an independent, standalone company;

•
the course of negotiations regarding the transaction and the merger agreement between WaferGen and Takara Bio resulting in more favorable terms to WaferGen than those originally proposed by Takara Bio (which included a substantial increase in the revenue multiplier over Takara Bio’s initial offer, more favorable closing conditions (including the elimination of a closing condition that would have required WaferGen to achieve a minimum level of earnings), better access to funding through the deposit agreement and less restrictive post-signing operating covenants);

•
the belief of WaferGen’s board of directors, based upon arm’s length negotiations with Takara Bio, that the price to be paid by Takara Bio was at or very close to the highest price per share that Takara Bio was willing to pay for WaferGen;

•	the certainty of the value of cash consideration compared to stock or other forms of consideration;

•	the fact that Takara Bio afforded an appropriate synergistic fit;

•	the fact that Takara Bio’s obligations under the merger agreement are not subject to any financing conditions and other factors regarding the likelihood that the merger will be completed; and

•	the terms and conditions of the merger agreement and related documents, as reviewed by the WaferGen board of directors with legal counsel, including that:

◦
the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their right to terminate the merger agreement under certain circumstances were the result of significant arms’ length negotiations;

◦
the merger agreement provides that the WaferGen board of directors may withdraw or modify its recommendation that WaferGen’s stockholders vote in favor of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal, and that WaferGen may terminate the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, in both cases subject to the terms and conditions of the merger agreement, including required processes and payment of a $2.0 million termination fee;

◦
the board of directors’ belief that the termination fee provisions, pursuant to which WaferGen may be required to pay a termination fee of $2.0 million, and the circumstances under which the same would be payable, are reasonable for transactions of this size and type and would not be likely to preclude another party from making a superior proposal;

◦	WaferGen is entitled to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement; and

◦	the fact that the merger agreement will be subject to adoption by WaferGen’s common stockholders.
WaferGen’s board of directors also considered the following potentially negative factors and risks in its deliberations concerning the merger agreement:

•
the consideration to be received by stockholders is based on a multiple of WaferGen’s consolidated 2016 revenues and if revenues achieved are less than expected it would have a negative impact on the per share merger consideration, especially if 2016 revenues are below $9.0 million, which would cause the revenue multiplier to fall from 3.5 to 2.5 or lower;

•
the consideration to be received by stockholders is based on a multiple of the Company’s consolidated 2016 revenues that is subject to change based on a variety of factors, and which will be modified by deduction line items set forth in the merger agreement, including those relating to indebtedness, transaction fees and unpaid debt and equity issuance costs, each of which adjustments may also be subject to changes based on factors that are inherently speculative;

•
the risks and costs to WaferGen if the merger does not close, including the potential diversion of management and employee attention, employee attrition and the effect on existing business relationships, and the expenditure of financial resources in pursuit of the merger;

•
the termination fee payable by WaferGen upon the occurrence of certain events, including the possibility that such termination fee may deter other potential acquirers from making a competing offer for WaferGen that might be more advantageous to the stockholders;

•
the provisions relating to the conduct of WaferGen’s business prior to the closing of the merger that require WaferGen to discuss and agree with Takara Bio before conducting its business other than in the ordinary course consistent with past practice, and certain other provisions, which could delay or prevent WaferGen from pursuing business opportunities that would otherwise be in its best interests as a standalone company;

•
the nature of the merger as a cash transaction means that WaferGen’s stockholders will not participate in future earnings or growth, and will not benefit from any potential appreciation in value, of the surviving corporation;

•
that the closing of the merger will not take place until after completion of the audit of WaferGen’s 2016 financial statements, estimated to be in the first quarter of 2017, and the possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact such event would have on WaferGen and its business; and

•
the interests of WaferGen’s directors and executive officers in the transactions contemplated by the merger agreement, as described in the section entitled “—Interests of WaferGen’s Executive Officers and Directors in the Merger.”

The foregoing discussion of the information and factors considered by WaferGen’s board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by WaferGen’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. WaferGen’s board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
WAFERGEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.
Opinion of WaferGen’s Financial Advisor
Pursuant to an engagement letter dated February 4, 2016, WaferGen retained Torreya to act as financial advisor in connection with the merger and to render an opinion to the WaferGen board of directors as to the fairness, from a financial point of view, to the stockholders of WaferGen in regards to the terms of the merger agreement.
As more specifically set forth in the merger agreement, Takara Bio intends to acquire all of the outstanding equity of WaferGen in exchange for the Aggregate Consideration, subject to adjustment as described in “The Merger Agreement—Merger Consideration”. The terms and conditions of the merger are more fully set forth in the merger agreement.
Torreya rendered to WaferGen’s board of directors at its meeting on May 12, 2016 Torreya’s oral opinion, subsequently confirmed by delivery of a written opinion dated May 12, 2016, that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth therein, the merger consideration to be received by WaferGen stockholders pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Torreya, dated May 12, 2016, is attached as Annex C and is incorporated herein by reference. WaferGen encourages WaferGen stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Torreya. The summary of the written opinion of Torreya set forth herein is qualified by reference to the full text of such opinion. Torreya’s analyses and opinion were prepared for and addressed to the WaferGen board of directors and are directed only to the fairness, from a financial point of view, to WaferGen’s stockholders, of the aggregate transaction value of cash to be paid in the merger. Torreya’s opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed merger or to take any other action in connection with the merger or otherwise.

In connection with its opinion, Torreya reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

▪	A draft of the Agreement and Plan of Merger dated May 12, 2016.

▪	Certain publicly available financial and other information for WaferGen and certain other relevant financial and operating data furnished to Torreya by WaferGen management.

▪
Certain internal financial analyses, reports and other information concerning WaferGen prepared by the management of WaferGen and certain financial forecasts concerning WaferGen prepared by the management of WaferGen (collectively, the “Projections”).

▪	Certain stock market data of WaferGen and certain publicly traded companies Torreya deemed relevant.

▪	Certain acquisition premia paid to other publicly traded companies in the life sciences sector in the last three years Torreya deemed relevant.

▪	Certain financial terms of the merger as compared to the financial terms of certain selected business acquisitions Torreya deemed relevant.

▪	Such other information, financial studies, academic reports, analyst reports, market research, and such other factors that Torreya deemed relevant for the purposes of its opinion.
In conducting its review and arriving at its opinion, Torreya, with WaferGen’s consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to it by WaferGen, or which is publicly available or was otherwise reviewed by Torreya. Torreya did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Torreya relied upon, without independent verifications, the assessment of WaferGen management as to the viability of, and risks associated with, the existing products and services of WaferGen. In addition, Torreya did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of WaferGen. Torreya, with WaferGen’s consent, assumed that the Projections were reasonably prepared by the management of WaferGen on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of WaferGen, and such projections provide a reasonable basis for Torreya’s opinion. Torreya expresses no opinion as to the Projections or the assumptions on which they were made. Torreya further relied upon the assurance of the management of WaferGen that it is unaware of any facts that would make the information provided to Torreya incomplete or misleading in any respect. Torreya expressly disclaims any undertaking or obligation to advise any person of any change in any fact of matter affecting its opinion of which Torreya becomes aware after the date of its opinion.
Torreya did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of WaferGen, nor was Torreya furnished with such materials. Torreya assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Torreya for purposes of its opinion and, with WaferGen’s consent, Torreya relied upon such information as being complete and accurate. Torreya expressed no view as to any other aspect or implication of the merger agreement or any other agreement, arrangement or understanding entered into in connection with the merger agreement or otherwise. Torreya’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Torreya as of the date of its opinion. It should be understood that although subsequent developments may affect Torreya’s opinion, Torreya does not have any obligation to update, revise or reaffirm its opinion and Torreya expressly disclaims any responsibility to do so.
For purposes of rendering its opinion, Torreya assumed in all respects material to its analysis that the final form of the merger agreement would be substantially similar to the last draft reviewed by Torreya. Torreya also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger agreement.

Torreya’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement or to take any other action in connection with the merger agreement or otherwise. Torreya was not requested to opine as to, and Torreya’s opinion does not in any manner address, WaferGen’s underlying business decision to enter into the merger agreement or the relative merits of the transactions contemplated by the merger agreement as compared to other business strategies or transactions that might be available to WaferGen.
The following is a summary of the material financial analyses performed by Torreya to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Torreya performed certain procedures, including each of the financial analyses described below, and reviewed with the management of WaferGen the assumptions on which such analyses were based and other factors, including the historical and projected financial results of WaferGen.
Transaction Overview. Takara Bio has agreed to pay aggregate consideration in connection with the merger equal to 3.5 times WaferGen’s consolidated 2016 revenues if full year consolidated 2016 revenues by WaferGen equal or exceed $9 million, as may be reduced by certain potential deductions. Based on WaferGen management’s forecast of consolidated revenues of $12.2 million for 2016, and assuming no deductions, Torreya determined a high probability range of the consideration to be paid pursuant to the merger agreement of between $34.0 million (20% below forecast) to $50.0 million (20% above forecast). This compares to a company enterprise value of approximately $4.6 million, based on the market price of Common Stock of $0.55 at the close of business on May 12, 2016. However, there can be no assurance that consolidated 2016 revenues will not be less than forecast and if they are the actual merger consideration could be significantly lower.
Analysis of Selected Publicly Traded Companies. Torreya performed a comparable companies analysis, which is designed to provide an implied trading value of a company by comparing it to selected companies with similar characteristics to the subject company. Torreya compared certain financial information of WaferGen with publicly available information for the selected companies. The selected companies were chosen based on Torreya’s knowledge of the industry and because the selected companies have businesses that may be considered similar to WaferGen’s. Although none of the selected companies are identical or directly comparable to WaferGen, all of the selected companies are publicly traded companies in the molecular diagnostics and genomics sector with enterprise values between $311.3 million and $70.1 billion. These companies, which we refer to as the “Selected Publicly Traded Molecular Diagnostics and Genomics Companies,” were:

•	Thermo Fisher Scientific, Inc.

•	Becton, Dickinson and Company

•	Illumina Inc.

•	Hologic Inc.

•	Agilent Technologies, Inc.

•	Waters Corporation

•	PerkinElmer Inc.

•	Qiagen NV

•	VWR Corporation

•	bioMérieux S.A.

•	Bruker Corporation

•	Bio-Rad Laboratories, Inc.

•	Myriad Genetics, Inc.

•	Luminex Corporation

•	Pacific Biosciences of California, Inc.

•	Fluidigm Corporation

•	NanoString Technologies, Inc.

Torreya reviewed for the companies listed above, among other things, the enterprise value and the multiple of the enterprise value relative to the last twelve months (“LTM”) revenue. Financial data was based on public filings and other publicly available information at the time of announcement of the relevant transaction.
With respect to the Selected Publicly Traded Molecular Diagnostics and Genomics Companies, the Torreya opinion utilized the following information:

Company	EV / LTM Revenue
Thermo Fisher Scientific, Inc.	4.2x
Becton, Dickinson and Company	3.8x
Illumina Inc.	9.2x
Hologic Inc.	3.4x
Agilent Technologies, Inc.	4.6x
Waters Corporation	5.0x
PerkinElmer Inc.	3.0x
Qiagen NV	4.5x
VWR Corporation	1.3x
bioMérieux S.A.	2.7x
Bruker Corporation	2.7x
Bio-Rad Laboratories, Inc.	1.9x
Myriad Genetics, Inc.	3.0x
Luminex Corporation	3.0x
Pacific Biosciences of California, Inc.	7.4x
Fluidigm Corporation	3.1x
NanoString Technologies, Inc.	4.1x
Selected Companies 25th Percentile:	3.0x
Selected Companies Mean:	3.9x
Selected Companies Median:	3.4x
Selected Companies 75th Percentile:	4.5x

Based on the analysis of the relevant metrics for the selected companies and WaferGen LTM revenue of $7.95 million, Torreya selected ranges of multiples from the selected companies’ 25th percentile of 3.0x to the selected companies’ 75th percentile of 4.5x for LTM revenue and applied these ranges of multiples to the relevant financial statistics for WaferGen. This analysis indicated implied enterprise valuations for WaferGen as follows:

Selected Molecular Diagnostics and Genomics Transactions Enterprise Value Range:
25th Percentile:	$23.8 million
Mean:	$31.3 million
Median:	$26.7 million
75th Percentile:	$35.7 million

Although the companies referred to above were used for comparison purposes, none of those companies is identical to WaferGen. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Publicly Traded Molecular Diagnostics and Genomics Companies and

other factors that could affect the public trading value of such companies and WaferGen to which they are being compared.
Select Precedent M&A Transactions Analysis. Using publicly available information, Torreya reviewed the terms of selected public and private company precedent transactions announced since March 1, 2010 in which the targets were life sciences tools companies that operate in and/or were exposed to similar lines of business as WaferGen. The following precedent transactions, which we refer to as the “Selected Molecular Diagnostics and Genomics Transactions,” were considered, including their respective dates of announcement:

Buyer / Target	Announcement Date
DiaSorin S.p.A. / Focus Diagnostics, Inc.	03/30/16
Qiagen N.V. / Exiqon A/S	03/29/16
Thermo Fisher Scientific Inc. / Affymetrix Inc.	01/08/16
Charles River Laboratories International, Inc. / WIL Research Company, Inc.	01/07/16
CareDx, Inc. / Allenex AB	12/16/15
Agilent Technologies, Inc. / Seahorse Bioscience, Inc.	09/09/15
Danaher Corporation / Pall Corporation	05/13/15
PE Investor Syndicate / WuXi PharmaTech (Cayman) Inc.	04/30/15
Thermo Fisher Scientific Inc. / Life Technologies Corporation	02/23/15
Merck KGaA / SigmaAldrich Corporation	09/22/14
BioTechne Corporation / Protein Simple	06/17/14
Myriad Genetics, Inc. / Crescendo Bioscience, Inc.	02/04/14
Fluidigm Corporation / DVS Sciences	01/29/14
GE Healthcare Limited / Thermo Fisher Scientific Inc. (HyClone)	01/06/14
American Capital, Ltd. / Cambridge Major Laboratories, Inc.	12/27/12
BGI / Complete Genomics Inc.	09/17/12
Agilent Technologies Europe B.V. / Dako A/S	06/21/12
Hologic, Inc. / Gen-Probe Incorporated	04/30/12
Danaher, Corp. / Beckman Coulter, Inc.	02/07/11
Novartis AG / Genoptix, Inc.	01/24/11
Thermo Fisher Scientific Inc. / Dionex Corporation	12/13/10
Merck KGaA / Millipore Corporation	03/01/10

Torreya reviewed for the transactions listed above, among other things, the enterprise value of the transaction and the multiple of enterprise value relative to the LTM revenue prior to the applicable transaction’s announcement date. Financial data of the Selected Molecular Diagnostics and Genomics Transactions was based on public filings and other publicly available information at the time of announcement of the relevant transaction.
With respect to the Selected Molecular Diagnostics and Genomics Transactions, the Torreya opinion utilized the following information:

Buyer / Target	EV / LTM Revenue
DiaSorin S.p.A. / Focus Diagnostics, Inc.	3.8x
Qiagen N.V. / Exiqon A/S	4.2x
Thermo Fisher Scientific Inc. / Affymetrix Inc.	3.6x
Charles River Laboratories Intl., Inc. / WIL Research Co., Inc.	3.7x
CareDx, Inc. / Allenex AB	2.7x
Agilent Technologies, Inc. / Seahorse Bioscience, Inc.	4.8x
Danaher Corporation / Pall Corporation	4.9x
PE Investor Syndicate / WuXi PharmaTech (Cayman) Inc.	4.8x
Thermo Fisher Scientific Inc. / Life Technologies Corporation	4.0x
Merck KGaA / SigmaAldrich Corporation	4.3x
BioTechne Corporation / Protein Simple	5.4x
Myriad Genetics, Inc. / Crescendo Bioscience, Inc.	6.1x
Fluidigm Corporation / DVS Sciences	5.9x
GE Healthcare Limited / Thermo Fisher Scientific Inc. (HyClone)	4.2x
American Capital, Ltd. / Cambridge Major Laboratories, Inc.	2.1x
BGI / Complete Genomics Inc.	6.9x
Agilent Technologies Europe B.V. / Dako A/S	6.4x
Hologic, Inc. / Gen-Probe Incorporated	6.6x
Danaher, Corp. / Beckman Coulter, Inc.	1.9x
Novartis AG / Genoptix, Inc.	2.4x
Thermo Fisher Scientific Inc. / Dionex Corporation	4.7x
Merck KGaA / Millipore Corporation	4.1x
Selected Transactions 25th Percentile:	3.7x
Selected Transactions Mean:	4.4x
Selected Transactions Median:	4.3x
Selected Transactions 75th Percentile:	5.3x

Based on the analysis of the relevant metrics for the selected companies, Torreya selected a range of multiples from the selected companies’ 25th percentile of 3.7x to the selected companies’ 75th percentile of 5.3x for LTM revenue and applied these ranges of multiples to WaferGen’s LTM revenue of $7.95 million. This analysis indicated implied enterprise valuations for WaferGen as follows:

Selected Molecular Diagnostics and Genomics Transactions enterprise value range:
25th Percentile:	$29.3 million
Mean:	$35.3 million
Median:	$34.0 million
75th Percentile:	$42.0 million

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to WaferGen; nor are the transactions identical to the transactions contemplated by the Merger Agreement. In evaluating the transactions listed above, Torreya made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WaferGen, such as the impact of competition on the business of WaferGen or the industry generally, industry growth and the absence of any adverse material change in the financial condition or property of WaferGen or the industry or in the financial markets in general. Accordingly, mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Control Premium Analysis. Using publicly available information relating to (i) several broader public U.S. and E.U. target transactions sized between $20 million and $16.4 billion between February 4, 2014 and November 3, 2014 across the life sciences tools and services industry included in the below table (collectively, the “Life Sciences Tools and Services Transactions”) and (ii) the aforementioned Selected Molecular Diagnostics and Genomics Transactions for which the target was a public company, Torreya reviewed the premium paid in connection with each such precedent transactions at the unaffected target stock price, the target stock price as of one week prior to, and the target stock price as of one month prior to, the applicable transaction’s announcement date.

Buyer / Target	Announcement Date
Lab Corp / MEDTOX Scientific	02/23/15
Lab Corp / Covance	11/03/14
Linden LLC / SeraCare Life Sciences	06/17/14
Sterigenics / Nordion	03/28/14
Perkin Elmer / Caliper Life Sciences	02/04/14
Source BioScience / Vindon Healthcare	07/15/13
JLL Partners / BioClinica	01/30/13

Based on the analysis of the premiums paid in connection with the selected precedent transactions, Torreya formulated a range of premiums of between 23.0% and 41.7%, implying a range of implied enterprise values based on WaferGen’s market capitalization at market close on May 12, 2016, between $6.9 million and $8.8 million.
WaferGen Discounted Cash Flow Analysis. Torreya performed a discounted cash flow analysis to determine a range of potential enterprise values for WaferGen, using the Projections. Torreya calculated a range based on the sum of the discounted after-tax net present values of (i) annual free cash flows that WaferGen is estimated to generate for the fiscal years ending December 31, 2016 through December 31, 2021, and (ii) a projected terminal value as of December 31, 2021 using terminal earnings before interest, tax, depreciation and amortization (“EBITDA”) multiples from 12.5x - 18.5x, which represented a range around WaferGen’s assumed EBITDA multiple of 15.5x, which was found using the selected public traded companies analysis. Torreya then discounted the cash flows back to May 12, 2016 using discount rates of 8.5% - 11.5%, which represented a range around WaferGen’s weighted average cost of capital of 9.1%. Based on this analysis, Torreya calculated a range of potential values of WaferGen of between $16.9 million and $41.9 million.
General. The summary set forth above does not purport to be a complete description of all the analyses performed by Torreya. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Torreya did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Torreya believes, and has advised the WaferGen board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Torreya made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of WaferGen. These analyses performed by Torreya are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of WaferGen, Torreya or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Torreya and its opinion were among several factors taken into consideration by the WaferGen board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

In the prior two years, except in connection with Torreya’s current engagement by WaferGen, Torreya has not provided any investment banking or other services to WaferGen or any of its affiliates. Torreya may provide investment banking and other services to or with respect to WaferGen or its affiliates in the future, for which Torreya may receive compensation.
The WaferGen board of directors selected Torreya as its financial advisor in connection with the merger based on Torreya’s reputation and experience with respect to the life sciences industry generally. Torreya is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.
Pursuant to Torreya’s engagement letter with WaferGen dated February 4, 2016, Torreya will receive a transaction fee equal to 3% of the Consideration (as defined in Torreya’s engagement letter) paid in connection with the merger subject to a minimum of $1 million (the “Success Fee”), and also received a fee for rendering its opinion of $150,000 regardless of the conclusions reached in such opinion. In addition, WaferGen has agreed to indemnify Torreya against certain liabilities that may arise out of its engagement and to reimburse Torreya’s expenses. Torreya will not receive any other significant payment of compensation contingent upon the successful completion of the merger other than the Success Fee.
Certain WaferGen Financial Information Provided to Torreya
WaferGen does not, as a matter of course, publicly disclose forecasts or internal projections as to its longer term future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. In connection with the review by WaferGen’s board of directors of potential strategic alternatives, WaferGen’s management prepared the “Projections. WaferGen provided the Projections to its board of directors and to Torreya and directed Torreya to use the Projections in connection with the rendering of its fairness opinion to the WaferGen board of directors and performing its related financial analysis, as described above under the heading “—Opinion of WaferGen’s Financial Advisor” in this proxy statement.
The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, WaferGen’s management. SingerLewak LLP, WaferGen’s independent registered public accounting firm, has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
The Projections were prepared by WaferGen’s management for internal use. The Projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither WaferGen’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.
The Projections set forth below are included solely to give WaferGen stockholders access to certain financial projections that were made available to WaferGen’s board of directors and advisors.
The Projections are forward-looking statements. Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that WaferGen or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither WaferGen nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. WaferGen does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. For information on factors that may cause WaferGen’s future financial results to materially vary from those reflected in the projections prepared by WaferGen’s management, see the section entitled “Cautionary Note Regarding Forward Looking Statements” beginning on page 23.
The following is a summary of the Projections:
Consolidated Summary of Unaudited Prospective Financial Information
($ in Thousands, except per share data)

	FORECAST
	2016F	2017F	2018F	2019F	2020F	2021F
Net Revenue	$12,207	$25,676	$41,073	$51,342	$59,043	$64,947
Gross Profit	$6,586	$14,635	$24,644	$30,805	$35,426	$38,968
Operating Income	$(15,002)	$(8,250)	$1,519	$3,074	$3,859	$4,345
EBITDA	$(14,057)	$(7,351)	$2,134	$3,627	$4,357	$4,793
Net Income	$(15,002)	$(8,250)	$1,519	$2,767	$2,509	$2,824
EPS	$(0.49)	$(0.27)	$0.05	$0.09	$0.08	$0.09

The Projections reflect numerous estimates, assumptions and simplifications made by WaferGen’s management with respect to general business, economic, competitive, regulatory, reimbursement and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond WaferGen’s control.
Examples of significant assumptions and simplifications included in the Projections are:

•	no deal-related costs are included in the expenses;

•	no increases in management and staffing headcounts; and

•	strong continued growth in sales of WaferGen’s products.
Interests of WaferGen’s Executive Officers and Directors in the Merger
In considering the recommendation of the WaferGen board of directors that WaferGen common stockholders vote to approve the merger proposal, WaferGen stockholders should be aware that some of WaferGen’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of WaferGen stockholders generally. The WaferGen board of directors was aware of and considered these potential interests, among other things, in evaluating and negotiating the merger agreement and the related transactions, in approving the merger agreement and in recommending the approval of the merger proposal. For purposes of the employment agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control, or a term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.
Executive Change in Control and Severance Payments
Rolland Carlson. Dr. Carlson’s employment agreement provides for the payment of certain severance benefits in the event that he is terminated within three months before or 12 months following a “Change of Control.” As the merger would be considered a “Change of Control” under his employment agreement, Dr. Carlson’s termination within three months before or 12 months following the Effective Time, unless such termination is For Cause, By Death, By Disability, by Dr. Carlson for other than Good Reason or by Non-Renewal (as such terms are defined in Dr. Carlson’s employment agreement), would entitle him to (i) an amount equal to 12 months of his current annual base salary of $350,000, one-half of which to be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half to be paid in the form of salary continuation on WaferGen’s regular payroll schedule, less applicable withholdings, over 12 months, (ii) if Dr. Carlson elects to continue his group health coverage under

COBRA, payment of COBRA premiums until the earlier of the end of the 18 month period following the date of termination or the date Dr. Carlson becomes covered under another employer’s health plan, subject to certain tax considerations set forth in the employment agreement, and (iii) a supplemental severance payment equal to three additional months of Dr. Carlson’s annual base salary, such amount to be paid in a single lump-sum amount, less applicable withholdings, on the later of the Effective Date and the date of termination.
Ivan Trifunovich. Dr. Trifunovich’s employment agreement does not provide for the payment of any severance benefits. However, in connection with the merger, Dr. Trifunovich will be entitled to receive a payment from WaferGen or the surviving corporation equal to the amount, if any, by which (i) 2.5% of the Aggregate Residual Consideration Amount exceeds (ii) the portion of Aggregate Residual Consideration Amount paid to Dr. Trifunovich with respect to compensatory WaferGen equity interests then held by Dr. Trifunovich, less the exercise price paid or payable by Dr. Trifunovich for such compensatory equity interests. This payment would be paid to Dr. Trifunovich in the same manner and at the same time as the portion of Aggregate Residual Consideration Amount payable to WaferGen stockholders is distributed after the Effective Time. The amount of the payment to Dr. Trifunovich described in this paragraph will constitute a deduction to the Aggregate Consideration in the calculation of the Per Share Aggregate Consideration, as further described in “The Merger—Merger Consideration” beginning on page 26 of this proxy statement.
Dr. Trifunovich is also eligible to participate in a long-term incentive plan established by WaferGen under which he is entitled to receive a cash payment in connection with a change in control of WaferGen that occurs while he is employed by WaferGen or within six months thereafter. Under such plan, upon a change in control of WaferGen, Dr. Trifunovich would be entitled to a cash payment based on the aggregate equity transaction value in such a change of control transaction. In the event of a transaction with an aggregate equity transaction value of more than $50 million, and up to $75 million, he would be entitled to receive a cash payment equal to 1% of the aggregate equity transaction value. Pursuant to the merger agreement, the maximum amount of Aggregate Consideration to be paid in connection with the merger is $50 million; therefore, WaferGen does not expect Dr. Trifunovich to be eligible to receive such cash payment described in this paragraph.
Michael Henighan. Mr. Henighan’s employment agreement does not provide for any additional benefits in connection with a change of control of WaferGen. However, if Mr. Henighan is terminated for any reason except For Cause, By Death, By Disability, by Mr. Henighan other than for Good Reason or by Non-Renewal (as such terms are defined in Mr. Henighan’s employment agreement), he would be entitled to (i) an amount equal to six months of his current base salary of $220,000, one-half of which to be paid in a single lump-sum amount, less applicable withholdings, and the remaining one-half to be paid in the form of salary continuation on WaferGen’s regular payroll schedule, less applicable withholdings, over six months, and (ii) if Mr. Henighan elects to continue his group health coverage under COBRA, payment of COBRA premiums until the earlier of the end of the six month period following the date of termination or the date Mr. Henighan becomes covered under another employer’s health plan, subject to certain tax considerations set forth in the employment agreement.
For additional information regarding compensation that will be received by WaferGen’s named executive officers in connection with the merger, see “—Golden Parachute Arrangements for WaferGen Named Executive Officers” beginning on page 45.
WaferGen Stock-Based Awards
Stock Options. Certain executive officers and directors of WaferGen hold outstanding awards of options to purchase shares of Common Stock (“Stock Options”) granted under the WaferGen 2008 Stock Incentive Plan. Each outstanding and unexercised Stock Option that is held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such Stock Option having an exercise price less than the Per Share Aggregate Consideration (such Stock Option being “in the money”), will be converted automatically into the right to receive an amount in cash equal to the product of (i) the excess of the Per Share Aggregate Consideration over the applicable exercise price of such Stock Option and (ii) the number of shares of Common Stock subject to such Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. All other Stock Options will be canceled and terminated.

Restricted Stock Units. Certain executive officers and directors of WaferGen hold restricted stock units (“RSUs”) granted under the WaferGen 2008 Stock Incentive Plan. At the Effective Time, outstanding RSUs will be fully vested and each holder of such RSUs will have the right to receive an amount of cash equal to the Per Share Aggregate Consideration times the number of shares of Common Stock subject to such RSUs.
Equity Awards Held by WaferGen’s Executive Officers and Directors. Based upon estimated equity compensation holdings as of February 28, 2017 and subject to the assumptions and qualifications described in the applicable footnotes, WaferGen’s executive officers and directors will hold the following equity awards as of the Effective Time, which would be treated as described above:

Name of Beneficial Owner	Shares Subject to Unvested Stock Options (1)	Shares Subject to Unvested Restricted Stock Units (2)	Estimated Value of Options and Restricted Stock Units that will Accelerate ($)(3)
Executive Officers
Rolland Carlson	—	33,334	47,778
Ivan Trifunovich	—	—	—
Michael P. Henighan	33,334	13,334	48,223

Directors
Dr. R. Dean Hautamaki	—	10,465	15,000
Makoto Kaneshiro	—	10,465	15,000
Joel Kanter	—	10,465	15,000
William McKenzie	—	10,465	15,000
Robert Schueren	—	10,465	15,000

(1)	Represents options with an exercise price of $0.56 and excludes certain options with an exercise price of $3.78 or greater.

(2)
Assumes that the $15,000 of restricted stock units anticipated to be granted in January 2017 pursuant to the Company’s non-employee director compensation policy are granted based on a per share price equal to $1.43332, which assumption may not accurately reflect the Per Share Aggregate Consideration to be calculated as of the Effective Time. Please see the section of this proxy statement entitled “The Merger Agreement—Sample Calculations of Per Share Aggregate Consideration” for a discussion regarding assumptions made with regards to Per Share Aggregate Consideration and a warning against placing undue reliance upon such assumptions.

(3)
These amounts assume a Per Share Aggregate Consideration of $1.43332, which assumption may not accurately reflect the Per Share Aggregate Consideration to be calculated as of the Effective Time. Please see the section of this proxy statement entitled “The Merger Agreement—Sample Calculations of Per Share Aggregate Consideration” for a discussion regarding assumptions made with regards to Per Share Aggregate Consideration and a warning against placing undue reliance upon such assumptions.

Indemnification and Insurance
The parties have agreed that, for a period of six years after the Effective Time, Takara Bio will cause the surviving corporation to provide for the continued indemnification of WaferGen’s current and former directors, officers and persons currently or formerly serving as fiduciaries under or with respect to any WaferGen employee benefit plan (collectively, the “D&O Indemnified Parties”), for a period of six years after the Effective Time for acts and omissions occurring at or prior to the Effective Time based in whole or in part on the fact that such person is or was an officer, director or fiduciary of WaferGen or any of its subsidiaries, and, for a period of six years after the Effective Time, to advance reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees)

incurred by the D&O Indemnified Parties in connection with matters for which such person may be indemnified under the merger agreement. In addition, surviving corporation has agreed to provide for the period of six years after the Effective Time an insurance policy with respect to directors’ and officers’ liability, fiduciary liability and similar insurance on terms and conditions no less favorable than those of WaferGen’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement. However, the surviving corporation shall not be required to pay an aggregate premium for such insurance policy in excess of 300% of the annual premium paid by WaferGen for such insurance.
Golden Parachute Arrangements for WaferGen Named Executive Officers
WaferGen is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers in connection with the proposed merger pursuant to WaferGen’s compensation and benefit arrangements, which we refer to as “golden parachute” compensation. WaferGen is asking its common stockholders to approve the “golden parachute” compensation that will or may become payable by WaferGen to each of its named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “— Interests of WaferGen’s Executive Officers and Directors in the Merger.” These disclosures are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by WaferGen or Takara Bio.

The following table sets forth the amounts of “golden parachute” compensation that each named executive officer of WaferGen could receive in connection with the merger. The merger-related compensation payable to WaferGen’s named executive officers is subject to a non-binding, advisory vote of WaferGen stockholders, as described under “WaferGen Proposals—Proposal 2: Potential Payments Under Compensation Arrangements” beginning on page 24. For additional details regarding the terms of the amounts described below, see the discussion under “—Interests of WaferGen’s Executive Officers and Directors in the Merger” beginning on page 42.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. For purposes of the disclosures required by Item 402(t) of Regulation S-K and calculating the amounts below, WaferGen has assumed the following:

•
that the Per Share Aggregate Consideration is $1.43332 (see “The Merger Agreement—Sample Calculations of Per Share Aggregate Consideration” for a discussion of assumptions necessary to calculate Per Share Aggregate Consideration);

•	that the Effective Time of the merger is February 28, 2017; and

•	that each executive officer will experience a qualifying termination of employment as of the Effective Time.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Executive Officers
Rolland Carlson	437,500	47,778	37,399	522,677
Ivan Trifunovich	605,479	255,311	—	860,790
Michael P. Henighan	110,000	48,223	12,183	170,406

(1)
As discussed in more detail under the caption “—Interests of WaferGen’s Executive Officers and Directors in the Merger—Executive Change in Control and Severance Payments,” if the named executive officer experiences an involuntary termination or resignation for good cause within three months before or 12 months following a change of control, he or she would be entitled to receive the amounts shown in this column (although, in Mr. Henighan’s case, the amount is not contingent on the timing of the termination relative to a change of control). The amounts shown in this column reflect payment of base salary for 15 months (in Dr. Carlson’s case) and six months (in Mr. Henighan’s case). The severance arrangement of Dr. Carlson constitutes a “double trigger” arrangement as defined by Regulation S-K Item 402(t). Additionally, for Dr. Trifunovich represents the payment to be received in the amount of 2.5% of the Aggregate Residual Consideration Amount less amounts received by Dr. Trifunovich in recognition of his compensatory equity interests, as described under “—Interests of WaferGen’s Executive Officers and Directors in the Merger—Executive Change in Control and Severance Payments” above. This amount constitutes a “single trigger” arrangement as defined by Regulation S-K Item 402(t).

(2)
Represents the value of the aggregate consideration to be paid with respect to the named executive officers’ equity awards, as described in greater detail above in the section entitled in “—Interests of WaferGen’s Executive Officers and Directors in the Merger” and based on the assumptions in that section, regardless of whether the executive officer is terminated in connection with or following the change in control. Payment will be made pursuant to the merger agreement following the Effective Time. Under the terms of the merger agreement these payments represent “single trigger” arrangements as defined by Regulation S-K Item 402(t).

(3)
Represents estimated costs for continuous coverage, at WaferGen’s expense, under any group health plan and other benefits maintained by or on behalf of WaferGen in which the named executive officer participated at the date of termination, for an 18-month period (in Dr. Carlson’s case) or a six-month period (in Mr. Henighan’s case). These amounts become payable under the employment agreement of Dr. Carlson if he experiences an involuntary termination without cause or a resignation for good reason within three months before or 12 months following the effective time of the merger. These payments are “double trigger” arrangements as defined in Regulation S-K Item 402(t); since Mr. Henighan’s payment is also dependent on his termination, no amounts in this column represent a “single trigger” arrangement for purposes of Regulation S-K Item 402(t).

Non-Employee Director and Strategic Committee Compensation
As described below under Non-Employee Director and Strategic Committee Compensation” WaferGen common stockholders are being asked to approve certain payments to the non-employee members of the WaferGen board of directors and to the non-employee members of the strategic committee of the WaferGen board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen. If approved by stockholders, the proposed payments would be made upon completion of the merger to the board members to compensate them for their service on the board and to the strategic committee members to compensate them for the extra time that they have spent in fulfilling their duties on the committee in connection with the merger.
For more details regarding the proposed payments, see “Non-Employee Director and Strategic Committee Compensation” below.
Regulatory Filings and Approvals
WaferGen is not aware of any regulatory filings or regulatory approvals that need to be made or obtained, or waiting periods that must expire, to complete the merger. If WaferGen discovers that any filings, approvals or waiting periods are necessary, it will seek to comply with them. If any additional approval or actions is needed, however, WaferGen may not be able to obtain it.
Dissenters’ Rights
Under Section 92A.390 of the Nevada Revised Statutes, there is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series that is a covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, if the stockholders receive only cash or other covered securities in the merger. Our shares of Common Stock are “covered securities” for purposes of the NRS so long as they continue to be quoted on NASDAQ. Because the shares of Common Stock were covered securities on the record date for the special meeting, and because such holders will only be receiving cash in the merger, holders of shares of our Common Stock will not have dissenters’ rights under NRS Section 92A.380 in connection with the merger.

Holders of shares of Preferred Stock who follow the procedures set forth in NRS Sections 92A.300 to 92A.500 inclusive, which we refer to as the “Dissenters’ Rights Provisions,” will be entitled to dissent from the merger and demand payment of the fair value of their shares of Preferred Stock. The “fair value” of the Preferred Stock as used in the Dissenters’ Rights Provisions is the value of the shares determined immediately before the effectuation of the proposed merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of a merger, and without discounting for lack of marketability or minority status.
If you elect to dissent, you must deliver to WaferGen a written notice of dissent stating that you intend to demand payment for your Preferred Stock shares if the merger is consummated. This notice must be delivered to WaferGen before the vote on the merger proposal at the special meeting. If you fail to comply with these requirements, you will not be entitled to dissenters’ rights.
Within 10 days after the Effective Time of the merger, WaferGen will give written notice of the effective date of the merger by certified mail to each WaferGen preferred stockholder who properly delivered a written notice of dissent. WaferGen’s notice will also state where demand for payment must be sent and where and when share certificates must be deposited, among other information. Within the time period set forth in the notice, which may not be less than 30 days nor more than 60 days following the date notice is delivered, each dissenting preferred stockholder must make a written demand on WaferGen for payment of the fair value of his or her shares and deposit his or her share certificates in accordance with the notice.
Within 30 days after the receipt of the dissenters’ demand for payment, WaferGen will pay each dissenter who complied with the required procedures the amount it estimates to be the fair value of the dissenters’ shares, plus accrued interest. Additionally, the payment must be accompanied by a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders equity for that year (or, if such financial statements are not reasonably available, reasonably equivalent financial information and the latest available quarterly financial statements, if any), a statement of WaferGen’s estimate of the fair value of the subject shares, and a statement of the dissenters’ right to demand payment of what the dissenter estimates is fair value and the consequences of the failure to timely make such demand under Nevada law.
Following receipt of payment for the shares, a dissenting stockholder, within 30 days, may send WaferGen notice containing such preferred stockholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to WaferGen’s payment of fair value to such stockholder. This right is waived if the preferred stockholder does not make written demand within 30 days of receiving WaferGen’s payment and the stockholder will only be entitled to the payment made.
If a demand for payment remains unsettled, WaferGen will commence a court proceeding in the State of Nevada and petition the court to determine fair value and accrued interest. If WaferGen fails to commence such a proceeding within 60 days following the receipt of the preferred stockholder’s demand, WaferGen will pay to the stockholder the amount demanded by the stockholder in the stockholder’s notice containing the stockholder’s estimate of fair value and accrued interest.
All dissenting holders, whether residents of Nevada or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. The costs and expenses of bringing the action will be determined by the court. If the court finds that the demand of any dissenting stockholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess costs, including reasonable fees of counsel and experts, against such stockholder. In addition, reasonable fees and expenses of counsel and experts may be assessed against WaferGen if the court finds that it did not substantially comply with the requirements of the Dissenters’ Rights Provisions or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under Nevada law.

The foregoing discussion is not a complete statement of the law pertaining to dissenters’ rights under the Dissenters’ Rights Provisions and is qualified in its entirety by the full text of the Dissenters’ Rights Provisions, which is attached to this proxy statement as Annex D. You are encouraged to read Annex D carefully. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, WaferGen preferred stockholders who are considering exercising dissenters’ rights are encouraged to seek the advice of legal counsel. All references in the Dissenters’ Rights Provisions and in this summary to a “stockholder” are to the record holder of the shares of Preferred Stock as to which dissenters’ rights are asserted. FAILURE TO STRICTLY COMPLY WITH THESE PROVISIONS WILL RESULT IN LOSS OF THE RIGHT OF APPRAISAL. HOLDERS OF PREFERRED STOCK WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF PREFERRED STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of shares of our Common Stock whose shares of our Common Stock are converted into the right to receive cash in the merger. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
A “non-U.S. holder” is a beneficial owner of shares of our common stock that is treated as an individual, corporation, trust or estate for U.S. federal income tax purposes and that is not a U.S. holder.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences of the merger, nor does it address any tax consequences of the merger arising under any state, local or foreign tax laws or under U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to as the IRS, all as in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

The discussion applies only to beneficial owners who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code (generally, property held for investment), and does not address the U.S. federal income tax consequences of the merger to holders of shares of our Common Stock received in connection with the exercise of employee stock options or otherwise as compensation. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to certain types of beneficial owners who may be subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	insurance companies;

•	banks or other financial institutions;

•	tax-exempt organizations;

•	qualified retirement plans;

•	broker, dealers or traders in securities, commodities or currencies;

•
partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities (and investors in such partnerships, S corporations or other pass-through entities);

•	controlled foreign corporations or passive foreign investment companies;

•	mutual funds, regulated investment companies, or real estate investment trusts;

•	traders in securities who elect the mark-to-market method of accounting;

•	certain U.S. expatriates or former long-term residents of the United States;

•	stockholders subject to the alternative minimum tax provisions of the Code;

•	stockholders that have a functional currency other than the U.S. dollar; or

•	stockholders who hold common stock as part of an integrated investment such as a hedge, straddle, constructive sale or conversion transaction).
This discussion also does not address the receipt of cash in connection with the cancellation of shares of restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or employee benefit plans.
WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.
U.S. Holders
Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of common stock (generally, shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than one year at the time of the completion of the merger. Long-term capital gains of non-

corporate U.S. holders generally are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.
Backup Withholding and Information Reporting.  Backup withholding of tax (currently at a rate of 28%) may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee (i) is a corporation or is otherwise exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, a Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.
Backup withholding is not an additional tax. A U.S. holder generally may credit any amounts withheld from cash payments received pursuant to the merger against such U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided the required information is timely furnished to the IRS.
Cash payments made pursuant to the merger will also be subject to information reporting on Form 1099 unless an exemption applies.
Medicare Tax on Net Investment Income.  High-income U.S. individuals, estates, and trusts are generally subject to an additional 3.8% tax on “net investment income.” Net investment income, for this purpose, includes gain from the sale of stock. In the case of an individual, the tax is 3.8% of the lesser of the individual’s net investment income for the relevant taxable year or the excess of the individual’s modified adjusted gross income for the relevant taxable year over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual. U.S. holders should consult their tax advisors regarding the effect of this tax on their disposition of our common stock.
Non-U.S. Holders
Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•
the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or

•
our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the merger or the non-U.S. holder’s holding period, whichever period is shorter (the “relevant period”).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates as if the non-U.S. holder were a U.S. holder. Non-U.S. holders that are taxed as corporations for purposes of U.S. federal income tax may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of effectively connected earnings and profits for the taxable year.
If an individual falls under the second bullet point above, such individual will generally be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from a sale, which may be offset by certain U.S.-source capital losses (notwithstanding the fact that such individual is not considered a resident of the United States), but only if such losses are reflected on a timely-filed U.S. federal income tax return.
Generally, a corporation is a U.S. real property holding corporation, which we refer to as USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests (including its U.S. real property interests) and its other assets used or held for use in a trade or business. We do not believe that we are a USRPHC or that we have been a USRPHC within the past five (5) years, and we currently do not anticipate becoming a USRPHC. Because our common stock generally should be treated as “regularly traded on an established securities market,” within the meaning of applicable U.S. Treasury regulations, in the event we are or have been a USRPHC during the five (5) year period preceding the date of the merger, our common stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively held more than 5% of our common stock at some time during the relevant period. Non-U.S. holders who have owned (actually or constructively) more than 5% of our common stock during the relevant period should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.
Non-U.S. holders should consult their own tax advisors regarding the potential consequences and the potential applicability of any income tax treaty in their particular circumstances.
Backup Withholding and Information Reporting.  Payments to a non-U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding at the applicable rate (currently at a rate of 28%) unless such a non-U.S. holder furnishes the required certification as to its non-U.S. status by providing the applicable IRS Form W-8 or by otherwise establishing that such non-U.S. holder is not subject to backup withholding. Backup withholding is not additional tax. A non-U.S. holder generally may credit any amounts withheld against the non-U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided that the required information is furnished to the IRS in a timely manner. Each non-U.S. holder should consult its tax advisor as to such non-U.S. holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.
The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of common stock, restricted stock units or warrants, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.
Stock Exchange Quotation
It is a condition to the closing of the merger that shares of Common Stock have not been delisted suspended from trading on NASDAQ.
Delisting and Deregistration of Common Stock
If the merger is completed, Common Stock will be delisted from the NASDAQ Capital Market and will be deregistered under the Exchange Act following the Effective Time and WaferGen will no longer be required to file periodic and other reports with the SEC.
Closing and Effective Time of the Merger
The merger agreement provides that the closing of the merger will take place no later than three business days, or at such other time as mutually agreed upon by the parties, following satisfaction or waiver of the conditions to closing of the merger (described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70) (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70, including WaferGen stockholder approval at the special meeting, WaferGen expects that the merger will close in the first quarter of 2017. There can be no assurance that the merger will close within this timeframe.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Nevada on the date of the closing of the merger (or at such later time as WaferGen and Takara Bio may agree and specify in the certificate of merger).

PARTIES TO THE MERGER
Takara Bio USA Holdings, Inc.
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Takara Bio USA Holdings, Inc. (“Takara Bio”) is a Delaware corporation and a wholly owned subsidiary of Takara Bio, Inc. Takara Bio USA, Inc. (“TBUSA”), a Delaware corporation and a wholly owned subsidiary of Takara Bio, develops, manufactures, and distributes a wide range of life science reagents and kits under the Takara®, Clontech®, and Cellartis® brands. Key products include SMART® cDNA synthesis kits for a variety of samples and applications, including NGS; high-performance qPCR and PCR reagents (including the Takara Ex Taq®, Takara LA Taq®, Titanium®, and Advantage® enzymes); Cellartis stem cells and stem cell reagents; RT enzymes and SMART library construction kits; the innovative In-Fusion® cloning system; Guide-it™ gene editing tools; Tet-based inducible gene expression systems; and Living Colors® fluorescent proteins. These and other products support applications including NGS; gene discovery, regulation, and function studies; protein expression and purification; RNAi, gene editing, and stem cell studies; and plant and food research. For more information, visit www.clontech.com.
Walrus Acquisition Corporation
A wholly owned subsidiary of Takara Bio, Walrus Acquisition Corporation, a Nevada corporation (“Merger Sub”), was formed exclusively for the purpose of completing the merger. Merger Sub’s separate corporate existence will cease upon completion of the merger and WaferGen will continue as the surviving corporation.
The address and telephone number for Merger Sub’s principal executive office is the same as for Takara Bio.
WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen”), is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a first of its kind system that can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing. The system has demonstrated unbiased isolation of single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively-parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to next generation sequencing ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single-cell level in the life sciences, pharmaceutical, and clinical laboratory industries.
Distribution Agreement
On June 6, 2016, subsequently to entering into the merger agreement, Takara Bio and WaferGen entered into a Distribution Agreement pursuant to which WaferGen granted Takara Bio the exclusive right to distribute WaferGen products in Japan. The terms of the Distribution Agreement are substantially similar to the terms of distribution agreements entered into by WaferGen and other customers. WaferGen considers the Distribution Agreement to be in the ordinary course of WaferGen’s business.

THE MERGER AGREEMENT
This section of the proxy statement describes the material provisions of the Agreement and Plan of Merger, dated as of May 12, 2016, by and among Takara Bio USA Holdings, Inc., Walrus Acquisition Corporation, WaferGen Bio-systems, Inc. and, solely for the purposes described therein, Takara Bio USA, Inc., but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated herein by reference. WaferGen urges you to read the full text of the merger agreement because it is the principal legal document that governs the merger. It is not intended to provide you with any other factual information about WaferGen. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by WaferGen and Takara Bio in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between WaferGen and Takara Bio rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. WaferGen will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this proxy statement, as of the date of this proxy statement, WaferGen is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings made with the SEC, as described in the section titled “Where You Can Find Additional Information” beginning on page 85 of this proxy statement.
Structure of the Merger
Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Nevada law, as applicable, Merger Sub will be merged with and into WaferGen, with WaferGen continuing as the surviving corporation.
Closing and Effective Time of the Merger
The merger agreement provides that the closing of the merger will take place no later than three business days, or at such other time as mutually agreed upon by the parties, following satisfaction or waiver of the conditions to closing of the merger (described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70) (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 70, including WaferGen stockholder approval at the special meeting, WaferGen expects that the merger will close in the first quarter of 2017.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Nevada on the date of the closing of the merger (or at such later time as WaferGen and Takara Bio may agree and specify in the certificate of merger).
Merger Consideration
Pursuant to the terms and subject to the conditions of the merger agreement, at the Effective Time, each share of Common Stock (other than shares (i) held by WaferGen in treasury or (ii) owned by Merger Sub, Takara Bio or any direct or indirect wholly owned subsidiary of WaferGen or Takara Bio) will be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Common Stock (as described below). Additionally, under the terms and subject to the conditions of the merger agreement, prior to the Effective Time, each share of issued and outstanding Series 2 Convertible Preferred Stock, $0.001 par value, of WaferGen (“Preferred Stock”), other than shares held by stockholders who have asserted and perfected a demand for appraisal rights under Nevada law, will be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Aggregate Consideration applicable to Preferred Stock (as described below).
Aggregate Consideration
The aggregate amount to be paid by Takara Bio in connection with the merger and the cancellation of all of WaferGen’s outstanding equity securities (the “Aggregate Consideration”) shall be determined pursuant to the terms and subject to the conditions of the merger agreement, summarized as follows:
First, an amount is calculated (the “Revenue Multiple Amount”) that is equal to the consolidated revenues of WaferGen and its subsidiaries for the fiscal year ending December 31, 2016 (“2016 Revenue”) multiplied by:

•	1.0, if 2016 Revenue is less than $3.0 million;

•	2.0, if 2016 Revenue is equal to or greater than $3.0 million and less than $6.0 million;

•	2.5, if 2016 Revenue is equal to or greater than $6.0 million and less than $9.0 million; or

•	3.5, if 2016 Revenue is equal to or greater than $9.0 million.
The Revenue Multiple Amount is capped at $50.0 million.
Second, the Aggregate Consideration shall be reduced by any amounts paid to WaferGen under the Deposit Agreement that have not been returned Takara Bio in accordance with the terms of the Deposit Agreement and the merger agreement. Pursuant to the Deposit Agreement, Takara Bio will pay to WaferGen (i) $2.5 million following WaferGen stockholders’ approval of the merger and WaferGen’s filing of a Current Report on Form 8-K reporting such stock holder approval and (ii) $2.5 million after January 1, 2017 and on or before January 17, 2017, subject to the terms and conditions of the Deposit Agreement. Please see the section entitled “Deposit Agreement” beginning on page 74 for additional information with respect to payments made under the Deposit Agreement.
Third, the Aggregate Consideration shall be reduced by the amount of WaferGen’s Indebtedness (as defined in the merger agreement) outstanding as of the Effective Date other than (i) the $5.2 million face value of notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. as of February 29, 2016 and (ii) any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder).
Fourth, the Aggregate Consideration shall be reduced by the amount by which certain closing related costs as of the Effective Time (including (i) amounts and the value of benefits payable or potentially payable pursuant to severance, retirement allowance, termination, change of control, pension, retention, bonus or other contract or program (including any employee benefit plan) in connection with the signing of the merger agreement, including any amount required to be paid in connection with any taxes on any such amounts and (ii) aggregate amounts of salary and other compensation and benefits payable or otherwise due for any period after the closing of the merger to any employee, consultant or other service provider pursuant to any employment or retention or engagement contract with a term extending beyond the closing of the merger or that otherwise cannot be terminated at the closing of the merger without notice or payment of severance or any other termination benefits or any other amounts, costs or liabilities) exceed the maximum of such closing related costs determined as of the date of the merger agreement. In addition, if WaferGen modifies any of its paid time off or COBRA policies or arrangements after the date of the merger agreement and such modifications cause an increase in the amounts payable by WaferGen pursuant to such policies or arrangements in connection with the merger, such increase will be included in the deduction to the Aggregate Consideration described in this paragraph.

Fifth, the Aggregate Consideration shall be reduced by the aggregate amount of fees, commissions, change-in-control payments and other similar amounts, including any related gross-up or other additional payments, payable by WaferGen or any of its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, before, at or after the closing of the merger, to (i) any broker, finder, financial advisor or investment banker, including Torreya (whose fee will equal three percent of the total consideration paid in the merger, subject to a $1.0 million minimum) or (ii) the Executive Chairman of WaferGen’s board of directors, paid by Takara Bio on behalf of WaferGen or otherwise not paid by WaferGen prior to the Effective Time.
Sixth, the Aggregate Consideration shall be reduced by the amount, if any, by which the aggregate amount of bonus payments due to WaferGen’s current and former directors, officers, employees or other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the Effective Time or are otherwise payable at or after the Effective Time exceeds the maximum amount of bonus payments that WaferGen may be obligated to pay, as determined as of the date of the merger agreement.
Seventh, the Aggregate Consideration shall be reduced by the amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement.
Per Share Aggregate Consideration
To arrive at the “Per Share Aggregate Consideration” payable to holders of Common Stock, an amount equal to (i) the aggregate exercise price of all “in the money” Stock Options plus (ii) the difference between the aggregate exercise price of all “in the money” Warrants and the aggregate amount potentially payable by the corporation surviving the merger in respect of BSV Warrants (together with Stock Options and Warrants, as described under “—Treatment of Warrants, Stock Options and Restricted Stock Units” below), will be added to the Aggregate Consideration. That sum will then be divided by the aggregate amount of shares of Common Stock, calculated on a fully diluted basis, taking into account the conversion or exercise of Preferred Stock, Stock Options and Warrants that are “in the money,” restricted stock units (“RSUs”) and any other shares of Common Stock issuable pursuant to or serving as the benchmark for any other outstanding derivative securities of WaferGen or other rights. The “Per Share Aggregate Consideration” payable to holders of Preferred Stock will be based on the number of shares of Common Stock into which a share of Preferred Stock is convertible.
Treatment of Warrants, Stock Options and Restricted Stock Units
Warrants
Each issued, unexpired and unexercised warrant to purchase shares of Common Stock (“Warrant”) as of immediately prior to the Effective Time, except for BSV Warrants (as described below), will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a Warrant holder might otherwise have been entitled to receive, an amount of cash equal to the product of (i) the aggregate number of shares of Common Stock for which such Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such Warrant (any such excess qualifying such Warrant as “in the money”). Certain Warrants designated by WaferGen under the merger agreement as “BSV Warrants” will become exercisable for, in accordance with the terms thereof and in lieu of any other amount or consideration to which a BSV Warrant holder might otherwise have been entitled to receive, either (A) the product of (i) the aggregate number of shares of Common Stock for which such BSV Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such BSV Warrant, or (B) at the holder’s option, exercisable at any time within thirty (30) days following the Effective Time, an amount in cash equal to such BSV Warrant’s Black Scholes Value (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof).
Stock Options
Each outstanding and unexercised option to purchase shares of Common Stock granted under an equity compensation plan of WaferGen (“Stock Option”) that is held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such Stock Option having an exercise price less than the Per Share Aggregate Consideration (such Stock Option being “in the money”), will be converted automatically into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Per Share Aggregate Consideration over the applicable exercise price of such Stock Option and (ii) the number of shares of Common Stock subject to such Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. All other Stock Options will be canceled and terminated.
Restricted Stock Units
Each outstanding RSU of WaferGen held by an employee employed by WaferGen as of the Effective Time will be fully vested as of the Effective Time. Each such holder of RSUs will cease to have any rights with respect thereto, other than the right to receive an amount in cash equal to the product of (i) the Per Share Aggregate Consideration multiplied by (ii) the number of shares of Common Stock subject to such RSU (or settleable portion thereof) immediately prior to the Effective Time. If the immediate payment of the above amounts would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.
Sample Calculations of Per Share Aggregate Consideration
The per share amount paid to holders of Common Stock in the merger (“Per Share Aggregate Consideration”) will be equal to (x) the Aggregate Residual Consideration Amount (as defined in the merger agreement and described below) divided by (y) the Fully Diluted Share Amount (as defined in the merger agreement and described below).
The Aggregate Residual Consideration Amount will equal (i) the Revenue Multiple Amount, plus (ii) the aggregate exercise price (the “Warrant/Stock Option Adjustment”) of all Stock Options and Warrants that are “in the money” (with Stock Options and Warrants being deemed “in the money” if the exercise price is less that the Per Share Aggregate Consideration) (the “In the Money Warrants/Stock Options”), minus (iii) amounts potentially payable in respect of BSV Warrants estimated not to exceed $50,000, and further, minus (iv) each of the following adjustments that apply (as further described above under “—Merger Consideration”):

1.
any amounts paid by Takara Bio to WaferGen under the Deposit Agreement that have not been returned to Takara Bio in accordance with the terms of the Deposit Agreement and the merger agreement (the “Deposit Adjustment”);

2.
the amount, if any, of WaferGen’s indebtedness, other than the $5,000,000 face value of notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. and any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder) (the “Debt Adjustment”);

3.
the amount, if any, by which certain closing related costs (including amounts and the value of benefits payable or potentially payable pursuant to severance, retirement, termination or change of control provisions in connection with the signing of the merger agreement and amounts of salary and other compensation and benefits payable or potentially payable to employees, consultants or other service providers under any contract with a term extending beyond the closing of the merger), as determined at the Effective Time, exceed the maximum of such closing costs determined as of the date of the merger agreement, subject to further adjustments provided in the merger agreement (the “Closing Related Costs Adjustment”);

4.
the amount of WaferGen’s transaction fees, which include fees and commissions due to Torreya as WaferGen’s financial advisor and payments due to the Executive Chairman of WaferGen’s board of directors in connection with the merger, paid by Takara Bio or otherwise not paid by WaferGen prior to the Effective Time (for information concerning the fees and commission due to Torreya as WaferGen’s financial advisor please see the section above entitled “—Opinion of WaferGen’s Financial Advisor” beginning on page 34 and for information concerning the payment potentially due to the executive chairman please see the section above entitled “—Interests of WaferGen’s Executive Officers and Directors in the Merger”) (the “Transaction Fee Adjustment”);

5.
the amount, if any, by which the aggregate amount of bonus payments due to WaferGen’s current and former directors, officers, employees and other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the Effective Time or at or after the Effective Time exceeds the maximum amount of bonus payments determined as of the date of the merger agreement (the “Bonus Adjustment”); and

6.
the amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement, as determined as of the Effective Time (the “Debt/Equity Issuance Cost Adjustment”).

The Revenue Multiple Amount will be equal to WaferGen’s consolidated revenues for the 2016 fiscal year multiplied by: (i) 1.0, if revenues are less than $3.0 million, (ii) 2.0, if revenues are equal to or greater than $3.0 million and less than $6.0 million, (iii) 2.5, if revenues are equal to or greater than $6.0 million and less than $9.0 million or (iv) 3.5, if revenues are equal to or greater than $9.0 million. The Revenue Multiple Amount is capped at $50.0 million.
The Fully Diluted Share Amount means, in each case as of immediately prior to the effective time of the merger, (i) the aggregate number of shares of Common Stock then outstanding, plus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of Preferred Stock, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise of In the Money Warrants/Stock Options, plus (iv) the aggregate number of shares of Common Stock issuable upon the exercise of, or otherwise represented by, RSUs, plus (v) the aggregate number of shares of Common Stock issuable or potentially issuable pursuant to, or serving as a measurement benchmark with respect to, any other equity securities of WaferGen, other than any such shares issuable pursuant to any Stock Options and Warrants that are not “in the money.”
Set forth below are sample illustrative calculations of the Per Share Aggregate Consideration based on assumed amounts of consolidated 2016 revenues of $6.0 million, $8.0 million, $12.0 million and $16.0 million, respectively, in each case utilizing the following assumptions:

(i)	the Deposit Adjustment equals $5.0 million,

(ii)	the Debt Adjustment equals $500,000,

(iii)	the Closing Related Costs Adjustment equals $180,000,

(iv)	the Bonus Adjustment equals $150,000,

(v)	the Debt/Equity Issuance Cost Adjustment equals $100,000 and

(vi)	WaferGen’s outstanding shares of Common Stock and Preferred Stock, Stock Options, Warrants and RSUs remain the same as at May 31, 2016.
The assumptions set forth the calculations below have been made for illustrative purposes only and are not intended to, nor is it likely that they will, accurately reflect the Aggregate Consideration and reductions thereto or the Fully Diluted Share Amount as of the Effective Time. WaferGen does not expect the merger to close until the first quarter of 2017 and there are numerous factors, many of which are impossible to predict or anticipate or are out of WaferGen’s control, that may materially affect the Per Share Aggregate Consideration to be calculated as of the Effective Time. Stockholders are urged not to place undue reliance on the below illustrative calculations in determining how to vote their shares of Common Stock at the special meeting.

Illustrative 2016 Revenue	$6,000,000
times Revenue Multiplier	2.5
Revenue Multiple Amount	$15,000,000
plus Warrant/Stock Option Adjustment	—
minus BSV Amount	(50,000)
minus Deposit Adjustment	(5,000,000)
minus Debt Adjustment	(500,000)
minus Closing Related Costs Adjustment	(180,000)
minus Transaction Fee Adjustment	(1,196,829)
minus Bonus Adjustment	(150,000)
minus Debt/Equity Issuance Cost Adjustment	(100,000)
Aggregate Residual Consideration Amount	$7,823,171

Shares of Common Stock	18,927,726
Shares issuable upon Conversion of Preferred Stock	4,300,000
In the Money Options/Warrants	—
Restricted Stock Units	398,730
Other Equity Securities	—
Fully Diluted Share Amount	23,626,456

Per Share Aggregate Consideration Amount	$0.33112

Illustrative 2016 Revenue	$8,000,000
times Revenue Multiplier	2.5
Revenue Multiple Amount	$20,000,000
plus Warrant/Stock Option Adjustment	—
minus BSV Amount	(50,000)
minus Deposit Adjustment	(5,000,000)
minus Debt Adjustment	(500,000)
minus Closing Related Costs Adjustment	(180,000)
minus Transaction Fee Adjustment	(1,318,780)
minus Bonus Adjustment	(150,000)
minus Debt/Equity Issuance Cost Adjustment	(100,000)
Aggregate Residual Consideration Amount	$12,701,220

Shares of Common Stock	18,927,726
Shares issuable upon Conversion of Preferred Stock	4,300,000
In the Money Options/Warrants	—
Restricted Stock Units	398,730
Other Equity Securities	—
Fully Diluted Share Amount	23,626,456

Per Share Aggregate Consideration Amount	$0.53758

Illustrative 2016 Revenue	$12,000,000
times Revenue Multiplier	3.5
Revenue Multiple Amount	$42,000,000
plus Warrant/Stock Option Adjustment	331,713
minus BSV Amount	(50,000)
minus Deposit Adjustment	(5,000,000)
minus Debt Adjustment	(500,000)
minus Closing Related Costs Adjustment	(180,000)
minus Transaction Fee Adjustment	(1,638,426)
minus Bonus Adjustment	(150,000)
minus Debt/Equity Issuance Cost Adjustment	(100,000)
Aggregate Residual Consideration Amount	$34,713,287

Shares of Common Stock	18,927,726
Shares issuable upon Conversion of Preferred Stock	4,300,000
In the Money Options/Warrants	592,345
Restricted Stock Units	398,730
Other Equity Securities	—
Fully Diluted Share Amount	24,218,801

Per Share Aggregate Consideration Amount	$1.43332

Illustrative 2016 Revenue	$16,000,000
times Revenue Multiplier	3.5
Revenue Multiple Amount	$50,000,000
plus Warrant/Stock Option Adjustment	25,819,713
minus BSV Amount	(50,000)
minus Deposit Adjustment	(5,000,000)
minus Debt Adjustment	(500,000)
minus Closing Related Costs Adjustment	(180,000)
minus Transaction Fee Adjustment	(2,004,240)
minus Bonus Adjustment	(150,000)
minus Debt/Equity Issuance Cost Adjustment	(100,000)
Aggregate Residual Consideration Amount	$67,835,473

Shares of Common Stock	18,927,726
Shares issuable upon Conversion of Preferred Stock	4,300,000
In the Money Options/Warrants	18,292,345
Restricted Stock Units	398,730
Other Equity Securities	—
Fully Diluted Share Amount	41,918,801

Per Share Aggregate Consideration Amount	$1.61826

Surrender and Payment Procedures
PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. Prior to the Effective Time, Merger Sub will designate a bank or trust company to act as paying agent for the payment of funds to which holders of WaferGen shares are entitled upon the closing of the merger. After the Effective Time, Takara Bio and Merger Sub have agreed to deposit or cause to be deposited with the paying agent a cash amount necessary for the paying agent to make payment of the aggregate per share merger consideration to WaferGen stockholders (excluding WaferGen, Takara Bio, or any of their respective direct or indirect wholly-owned subsidiaries or holders of Preferred Stock who have properly exercised, and not effectively withdrawn or lost or failed to perfect, the dissenters’ rights described in the section entitled “The Merger—Dissenters’ Rights” beginning on page 46).
Promptly after the Effective Time, the surviving corporation shall cause the paying agent to send to WaferGen stockholders a letter of transmittal and instructions advising how to transfer certificated and book-entry shares in exchange for an amount in cash equal to the per share merger consideration represented by such shares. The merger agreement contemplates that the paying agent will pay you your per share merger consideration upon receipt of a certificate or transfer of book-entry shares, together with an executed letter of transmittal and any other documents required pursuant to instructions contained in the letter of transmittal.
No interest will be paid or accrued on the per share merger consideration. Takara Bio, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.
If payment of the per share merger consideration is to be made to a person other than the person in whose name the surrendered certificate or book-entry shares so transferred is registered on the stock transfer books of WaferGen or the systems of our transfer agent, as the case may be, it shall be a condition of payment that the transferred shares are endorsed properly or otherwise in proper form for transfer, and that the person requesting such payment has paid all transfer and other similar taxes required.
At any time following 12 months after the closing date, the surviving corporation shall be entitled to require the paying agent to deliver any funds that have been made available to the paying agent and which have not been disbursed to holders of WaferGen common stock. Holders of Common Stock who have not surrendered their certificates or uncertificated shares by that time will thereafter be entitled to look only to the surviving corporation for payment of the per share merger consideration only as general creditors of the surviving corporation. None of the surviving corporation, Takara Bio, the paying agent or any other person will be liable to any former holders of Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by the surviving corporation, post a bond in a reasonable amount as may be required by the surviving corporation as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.
Representations and Warranties
The merger agreement contains general representations and warranties made by each of WaferGen, on the one hand, and Takara Bio and Merger Sub, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects. The representations and warranties of each of WaferGen and Takara Bio have been made solely for the benefit of the other party. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. WaferGen and Takara Bio will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
In the merger agreement, WaferGen made representations and warranties to Takara Bio and Merger Sub relating to, among other things:

•	due incorporation, good standing and qualifications of WaferGen and its subsidiaries;

•	WaferGen’s organizational documents, including articles of incorporation and bylaws;

•	capitalization;

•	corporate authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	absence of any contravention, violation or breach of organizational documents, laws, agreements and instruments as a result of the merger;

•	required consents, approvals and filings with governmental entities;

•	accuracy and sufficiency of documents filed with the SEC;

•
conformity of the financial statements with applicable accounting requirements and that the financial statements fairly present, in all material respects, the consolidated financial position of WaferGen;

•	internal accounting controls and disclosure controls and procedures of WaferGen;

•	since December 31, 2015, the absence of certain changes or events;

•	real estate and personal property matters;

•	intellectual property matters;

•	material contracts;

•	compliance with laws, regulations and court orders and permits;

•	regulatory matters (including matters relating to the Food and Drug Administration);

•	the absence of certain legal proceedings;

•	employee benefit plans and labor and employment matters;

•	insurance;

•	taxes;

•	environmental matters;

•	transactions with related parties;

•	Foreign Corrupt Practices Act of 1977, as amended, and certain asset control regulations;

•	absence of any obligation to brokers’ or similar fees;

•	receipt of a fairness opinion from Torreya;

•	the vote of the WaferGen stockholders required to complete the merger;

•	the inapplicability of state takeover statutes to the merger;

•	customers and vendors;

•	privacy and data protection;

•	information supplied by WaferGen for inclusion or incorporation by reference in this proxy statement; and

•	disclaimer of other representations and warranties.
In the merger agreement, Takara Bio and Merger Sub have made representations and warranties to WaferGen relating to, among other things:

•	their due incorporation, good standing and qualifications;

•	corporate authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	absence of any contravention, violation or breach of organizational documents, laws, agreements and instruments as a result of the merger;

•	required consents, approvals and filings with governmental entities;

•	access to the funds necessary to satisfy all of their obligations under the merger agreement, including to pay the merger consideration;

•	absence of certain legal proceedings;

•	capitalization of Merger Sub;

•	absence of any stockholder vote necessary to approve the merger agreement and the merger; and

•	disclaimer of other representations and warranties.
Significant portions of the representations and warranties of WaferGen are qualified as to “materiality” or “material adverse effect” (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on WaferGen). For the purposes of the merger agreement, a material adverse effect means, when used in connection with WaferGen, any event, condition, circumstance, development, state of facts, change or effect, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), or results of operations of WaferGen and its subsidiaries, taken as a whole, or (y) WaferGen’s ability to timely consummate the merger and the other transactions contemplated by the merger agreement in accordance with the terms of the merger agreement or to perform any of its obligations under the merger agreement. Provided, however, that with respect to clause (x) above, material adverse effect shall not include any events, conditions, circumstances, developments, state of facts, changes and effects to the extent arising or resulting from:

(i)	changes after the date of the merger agreement in the industry in which WaferGen operates;

(ii)	changes after the date of the merger agreement in the general economic conditions within the U.S. or any other country in the world;

(iii)	conditions in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world;

(iv)
political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world;

(v)	acts of God, natural disasters, or other calamities occurring after the date thereof;

(vi)
the announcement or pendency (but not the execution or performance) of the merger agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) of contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of WaferGen or any of its subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the voluntary loss or departure of any officers or other employees of WaferGen or any of its subsidiaries, or (C) any decline or other degradation in WaferGen’s or any of its subsidiary’s customer bookings;

(vii)	the taking, or the failure to take, of any action the taking, or failing to take, of which Takara Bio has approved or consented in writing or otherwise requested in writing;

(viii)	changes after the date thereof in law or changes after the date thereof in GAAP or other accounting standards (or the interpretation thereof);

(ix)
changes in WaferGen’s stock price or the trading volume of WaferGen’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition);

(x)
any failure by WaferGen to meet any analysts’ estimates or projections of WaferGen’s revenue, earnings or other financial performance or results of operations, or any failure by WaferGen to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition); and

(xi)
any actions made or brought by any of the current or former stockholders of WaferGen (on their own behalf or on behalf of WaferGen, but in any event only in their capacities as current or former stockholders) against WaferGen or any of its directors or officers arising out of the merger agreement, the merger or any other transactions contemplated by the merger agreement;

provided in the case of each of clause (i), (ii), (iii), (iv), (v) or (viii) that WaferGen and its subsidiaries are not disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which WaferGen and any of its subsidiaries operate.
Conduct of Business by WaferGen
Restrictions on WaferGen’s Interim Operations. WaferGen has agreed that until the Effective Time or the termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or as mutually agreed between WaferGen and Takara Bio (which agreement may not be unreasonably withheld, conditioned or delayed by either party) or as required by applicable law, WaferGen and its subsidiaries will (i) conduct business in the ordinary course and in compliance in all material respects with applicable laws, (ii) use commercially reasonable efforts to preserve substantially intact their present business organization, keep available the services of those employees required to conduct the business in the ordinary course and in compliance in all material respects with applicable laws and preserve their current relationships with their customers, suppliers, distributors, resellers, licensors, licensees and other persons with which they have business relations and (iii) maintain leased real property in substantially the same condition as on the date of the merger agreement (reasonable wear and tear excepted). WaferGen has further agreed generally to not take, and to not permit its subsidiaries to take, the following actions (subject, in each case, to the exceptions provided in the merger agreement, which include effecting the amendment of WaferGen’s articles of incorporation allowing for a reverse stock split of Common Stock and amending the WaferGen 2008 Stock Incentive Plan, each as provided in WaferGen’s proxy statement for its 2016 annual meeting) prior to the Effective Time:

•	amend or otherwise change, or waive or fail to enforce any material provision of, its articles of incorporation or bylaws or equivalent organizational documents;

•
transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties that individually or in the aggregate are material to WaferGen and its subsidiaries, taken as a whole, except in the ordinary course of business;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a WaferGen subsidiary to WaferGen or another wholly-owned WaferGen subsidiary);

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or adopt a plan or agreement of complete or partial dissolution or liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization;

•
acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets;

•
make, authorize or make any commitment with respect to any single capital expenditure or other expenditure in excess of the expenditures included in the capital budget approved by WaferGen’s board of directors;

•
establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement with or for the benefit of any director, officer or employee or other service providers;

•
pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any pension benefit, except when the changes and amendments are supported by independent third party market studies as being general market practice in WaferGen’s industry and tied to a valid business purpose and economic motive;

•
enter into a new line of business that represents a category of revenue that is not discussed in the “Business” section of WaferGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	change WaferGen’s methods of accounting, except as required by concurrent changes in GAAP;

•	make or change any election, change an annual accounting period, adopt or change any accounting period, adopt or change any accounting method;

•
settle, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any action, except where such settlement, payment, discharge or satisfaction does not relinquish or encumber any intellectual property;

•	enter into or amend any contract:

o
under which WaferGen or any of its subsidiaries grants or agrees to grant to any third party any assignment, license, covenant, release or immunity with respect to any material intellectual property or intellectual property rights (other than non-exclusive licenses to software granted to customers in the ordinary course of business),

o
that will cause or require (or purport to cause or require) Takara Bio or any of its affiliates to (A) grant to any third party any license, covenant not to sue, or immunity with respect to or under any of the intellectual property or intellectual property rights of Takara Bio or any of its affiliates or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the surviving corporation and its subsidiaries only, in the ordinary course of business), or

o
pursuant to which any other party is granted, or that otherwise constrains or subjects Takara Bio or any of its affiliates to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts Takara Bio or any of its affiliates from engaging or competing in any line of business, in any location (other than, with respect to the surviving corporation and its subsidiaries only, in the ordinary course of business);

•	terminate, cancel, amend or modify any insurance coverage policy maintained by WaferGen or any of its subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

•	enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of WaferGen or any of its subsidiaries; or

•	announce an intention to enter into, or enter into any formal or informal contract or otherwise make a commitment to do any of the foregoing.
Recommendation of WaferGen’s Board of Directors
Subject to the right of WaferGen’s board of directors to effect a Change in Recommendation (described below), WaferGen is obligated to include in this proxy statement the recommendation of its board of directors that its stockholders vote in favor of the merger proposal (the “Board Recommendation”).
After careful consideration and following the unanimous recommendation of WaferGen’s board of directors, WaferGen’s board of directors unanimously (i) approved the merger agreement; (ii) approved the execution, delivery and performance of the merger agreement and the consummation of all of the transactions contemplated thereby, including the merger; (iii) determined that the merger agreement is advisable, fair to and in the best interests of WaferGen and the stockholders of WaferGen; and (iv) recommended to the stockholders of WaferGen that they adopt the merger agreement. WaferGen’s board of directors unanimously recommends that WaferGen’s stockholders vote “FOR” the adoption of the merger agreement.
The WaferGen board of directors has agreed not to (i) fail to make, withdraw, modify, amend or qualify, or publicly propose to withdraw, modify, amend or qualify, the Board Recommendation in any manner adverse to Takara Bio or Merger Sub; (ii) take any action or make any public statement inconsistent with the Board Recommendation; (iii) fail to make a statement in opposition and recommend rejection to WaferGen’s stockholders, within 10 business days after a tender offer or exchange offer relating to securities of WaferGen has been commenced, of such tender or exchange offer; (iv) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (any of the foregoing in clauses (i)-(iv), a “Change in Recommendation”) or (v) adopt or recommend, or publicly propose to adopt or recommend, or allow WaferGen or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal.

However, prior to the approval of the merger proposal by WaferGen stockholders, WaferGen’s board of directors may make a Change in Recommendation if the following conditions are met:

•
(i) an unsolicited, bona fide acquisition proposal is made after the date of the merger agreement was not obtained or made as a result of the breach of the merger agreement or any standstill, confidentiality or similar agreement under which WaferGen or any of its subsidiaries has any rights or obligations and that WaferGen’s board of directors determines in good faith to be (1) more favorable from a financial point of view to WaferGen stockholders than the merger and (2) reasonably capable of being completed by the party making such acquisition proposal, or (ii) there occurs an event that is material to WaferGen and its subsidiaries which is, or the material implications of which are, unknown to, or were not reasonably foreseeable by, WaferGen’s board of directors as of the date of the merger agreement;

•
it provides Takara Bio five business days written notice of its intent to do so, specifying the terms and conditions of the offer (including a copy of any draft definitive agreement) and the identity of the person making the offer or a description of the material event and reasons for the proposed Change in Recommendation;

•
during such five business day period, if requested by Takara Bio, WaferGen engages in good faith negotiations with Takara Bio to amend the merger agreement in a manner that obviates the need for such Change in Recommendation; and

•
following such five business day period, WaferGen’s board of directors considers in good faith any changes to the merger agreement suggested by Takara Bio and determines that the failure to effect a Change in Recommendation would reasonably be expected to cause it to breach its fiduciary duties under applicable law and, if the Change in Recommendation is in response to a Superior Proposal (as defined below) determined (after consultation with its outside legal and financial advisors) that the Superior Proposal would still constitute a Superior Proposal if changes suggested by Takara Bio were to be given effect.

In the event of revisions to the Superior Proposal, WaferGen must provide a new notice of such Superior Proposal to Takara Bio, and the provisions set forth above shall apply to revision.
The term “acquisition proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase, or any license or lease, of (A) assets (including equity securities of any WaferGen subsidiary) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of WaferGen or any of its subsidiaries or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of WaferGen or any of its subsidiaries, (ii) any direct or indirect purchase or sale of, or tender offer or exchange offer for, equity securities of WaferGen or any of its subsidiaries that, if consummated, would result in any person being the beneficial owner of fifteen percent (15%) or more of any class of equity securities of WaferGen or any of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, exchange or similar transaction involving WaferGen or any of its subsidiaries, other than the transactions contemplated by the merger agreement, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger. An acquisition proposal includes a Superior Proposal.
The term “Superior Proposal” means any bona fide written acquisition proposal for at least a majority of the outstanding WaferGen shares of Common Stock and Preferred Stock (on an as-converted-to-common basis) or all or substantially all of the assets of WaferGen and its subsidiaries that the WaferGen board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) to be (1) more favorable from a financial point of view to WaferGen’s stockholders than the merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of the merger agreement (including any changes to the terms of the merger agreement proposed by Takara Bio in response to such offer or otherwise)), and (2) reasonably capable of being completed by the party making such acquisition proposal (taking into account, among other things, the expectation of obtaining required regulatory approvals without undue cost or delay).
No Solicitation of Transactions
WaferGen has agreed that, until the termination of the merger agreement, neither it nor its subsidiaries nor any of their respective officers, directors, employees, partners, attorneys, accountants, agents or other representatives will not, directly or indirectly, subject to certain exceptions:

•	solicit, initiate or knowingly encourage or knowingly facilitate, or cooperate in any way with any third party in connection with any acquisition proposal or the making thereof;

•
conduct or engage in any discussion or negotiations with, or disclose any non-public information relating to WaferGen or any of its subsidiaries to, any third party that is seeking to make, or has made, any acquisition proposal; or

•
waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any person other than Takara Bio and its affiliates (unless the WaferGen board of directors determines in good faith that the failure to take such action would reasonably be expected to cause it to breach its fiduciary duties under applicable law).

Notwithstanding anything described herein to the contrary, prior to obtaining stockholder approval of the merger agreement, in response to a bona fide written acquisition proposal that the WaferGen board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in, a Superior Proposal, and which acquisition proposal did not result from or arise in connection with a breach of the merger agreement and that the WaferGen board of directors has determined in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, WaferGen is not prohibited from:

•
furnishing nonpublic information regarding WaferGen and its subsidiaries to the person making such acquisition proposal and its representatives, pursuant to a confidentiality agreement containing confidentiality and standstill provisions not less restrictive to such person than the provisions of the confidentiality agreement between WaferGen and TBUSA are to Takara Bio, provided that all such information has previously been made available to Takara Bio or is made available to Takara Bio prior to, or concurrent with, the time it is provided to such person; and

•	participating in discussions or negotiations with a third party in response to such party’s acquisition proposal.
In the cases described above, WaferGen is required to notify Takara Bio at least three business days prior to taking action that it intends to take such action and the basis therefor.
WaferGen has agreed to immediately cease and terminate any existing discussions with any third party that relate to any acquisition proposal and to request that any such third party in possession of confidential information about WaferGen or its subsidiaries previously furnished to the third party return or destroy such confidential information.
Efforts to Consummate the Merger
Subject to the terms and conditions of the merger agreement, WaferGen and Takara Bio have each agreed to use their respective commercially reasonable efforts to (i) prepare and file all necessary documentation and effect all applications, notices, petitions and filings to or with, and obtain all permits, consents, approvals and authorizations of, all third parties and governmental authorities that are necessary or advisable to consummation the transactions contemplated by the merger agreement, (ii) effect the transactions contemplated by the merger agreement and (iii) to the extent reasonably requested by the other party, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the merger agreement and the transactions contemplated thereby.
Directors’ and Officers’ Indemnification and Insurance
The parties have agreed that Takara Bio will cause the surviving corporation to provide for the continued indemnification of WaferGen’s current and former directors, officers and persons currently or formerly serving as fiduciaries under or with respect to any WaferGen employee benefit plan (collectively, the “D&O Indemnified Parties”), for a period of six years after the Effective Time for acts and omissions occurring at or prior to the Effective Time based in whole or in part on the fact that such person is or was an officer, director or fiduciary of WaferGen or any of its subsidiaries, and, for a period of six years after the Effective Time, to advance reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the D&O Indemnified Parties in connection with matters for which such person may be indemnified under the merger agreement. In addition, surviving corporation has agreed to provide for the period of six years after the Effective Time an insurance policy with respect to directors’ and officers’ liability, fiduciary liability and similar insurance on terms and conditions no less favorable than those of WaferGen’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement. However, the surviving corporation shall not be required to pay an aggregate premium for such insurance policy in excess of 300% of the annual premium paid by WaferGen for such insurance.
Employee Benefits Matters
The merger agreement contains covenants relating to certain employee matters and the termination of any WaferGen employee benefit plan intended to qualify under Section 401(k) of the Code effective no later than the day preceding the Effective Time. Under these covenants, WaferGen has agreed to make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of any such 401(k) plan, (ii) for elective deferrals made pursuant to any such 401(k) plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to such 401(k) plan for the period prior to termination.
Certain Other Covenants
The merger agreement contains additional agreements between WaferGen and Takara Bio relating to, among other things:

•	abstaining from issuing press releases and other public announcements relating to the merger agreement or the transactions contemplated thereby without the prior consent of the other party;

•
WaferGen’s obligation to ensure that no takeover laws are or become applicable to the merger agreement, shares of Common Stock or Preferred Stock, the merger or any other transactions contemplated by the merger agreement;

•
the notification of certain developments, events or communications, including receipt of notices or other communications from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement;

•
in connection with any stockholder litigation, the requirement that WaferGen provide Takara Bio with the opportunity to participate in the defense or settlement of any such litigation, and to not settle such litigation without Takara Bio’s prior written consent;

•	each party’s agreement to take steps necessary or appropriate to cause any disposition of equity securities contemplated by the transactions under the merger agreement by officers or directors of

WaferGen who are subject to Section 16 of the Exchange Act to be an exempt transaction for purposes of Section 16 of the Exchange Act;

•
WaferGen’s cooperation with Takara Bio to take all actions necessary to delist the Common Stock from NASDAQ and to terminate the registration of the Common Stock under the Exchange Act following the Effective Time;

•
payment by applicable WaferGen stockholders of all transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees incurred in connection with the transactions contemplated by the merger agreement;

•
WaferGen obtaining and delivering to Takara Bio evidence reasonably satisfactory to Takara Bio of the resignation of those directors of WaferGen or any of its subsidiaries designated by Takara Bio; and

•	neither party using any disclosed personally identifiable information for any purposes other than those related to the performance of the merger agreement.
Conditions to Completion of the Merger
Each party’s obligation to effect the merger is subject to the satisfaction or waiver of mutual conditions, including the following:

•
WaferGen stockholder adoption of the merger agreement and approval of the merger and other transactions contemplated by the merger agreement in accordance with Nevada law, the rules and regulations of NASDAQ and WaferGen’s organizational documents;

•	the absence of any law, injunction, judgment or ruling prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	all government approvals required to consummate the transactions contemplated by the merger agreement having been timely obtained.
The obligations of Takara Bio and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of WaferGen being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger;

•	WaferGen having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the closing of the merger;

•
WaferGen having delivered a certificate signed by its chief executive officer and chief financial officer to the effect that certain obligations of WaferGen constituting conditions to the closing of the merger have been satisfied;

•
there being no litigation pending or threatened challenging the consummation of the merger or seeking to limit the ownership or operation by WaferGen or Takara Bio of the business or assets of WaferGen;

•	the absence of a material adverse effect on WaferGen since the date of the merger agreement;

•	WaferGen having provided to Takara Bio its consolidated financial statements for the 2016 fiscal year audited by WaferGen’s independent registered public accounting firm;

•	WaferGen having provided to Takara Bio spreadsheets setting forth capitalization, certain closing related costs, transaction fees and bonuses as of the closing date of the merger;

•	the Common Stock of WaferGen not having been delisted or suspended from trading on NASDAQ at any time from the date of the merger agreement;

•	WaferGen having provided evidence that all employee benefit plans, equity compensation plans, stock options and restricted stock units have been canceled;

•
WaferGen shall have delivered a certificate signed by an officer of WaferGen that it is not, nor has been within five years of the date of the certification, a “United States real property holding corporation,” as such term is defined under the Code;

•
WaferGen not having issued since the date of the merger agreement any securities other than shares of Common Stock that will be converted, and stock options and restricted stock units that will be canceled, at the Effective Time pursuant to the merger agreement; and

•	WaferGen having delivered to Takara Bio a waiver signed by its Executive Chairman substantially in the form agreed upon on the date of the merger agreement.
The obligations of WaferGen to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Takara Bio being true and correct, subject to certain materiality thresholds, as of the closing date of the merger;

•	Takara Bio having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the closing date of the merger; and

•
Takara Bio having delivered a certificate signed by its chief executive officer or chief financial officer to the effect that certain obligations of Takara Bio constituting conditions to the closing of the merger have been satisfied.

Each of WaferGen, Takara Bio and Merger Sub may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither WaferGen nor Takara Bio can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.
Termination of the Merger Agreement
The merger agreement may be terminated any time before the Effective Time by the mutualwritten consent of WaferGen and Takara Bio.
The merger agreement may also be terminated prior to the Effective Time by either WaferGen or Takara Bio if:

•
the merger has not been consummated by April 30, 2017 (the “Outside Date”), provided that the right to terminate the merger agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before the Outside Date;

•
any governmental authority enacts, issues, promulgates, enforces or enters any injunction, order, decree or ruling or other law (that is final and non-appealable) having the effect of making the consummation of the merger illegal or otherwise prohibited or enjoining WaferGen and Takara Bio from consummating the merger, provided that the right to terminate the merger agreement for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, such enactment, issuance or enforcement by the governmental authority; or

•	the WaferGen stockholders fail to give the necessary approvals at the special meeting or adjournments thereof.
The merger agreement may also be terminated prior to the Effective Time by Takara Bio if:

•
there is an inaccuracy in WaferGen’s representations or a breach by WaferGen of its covenants set forth in the merger agreement, which breach would result in a material adverse effect (as such term is defined in the merger agreement) and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by WaferGen;

•	if WaferGen experiences a material adverse effect (as such term is defined in the merger agreement); or

•
if the board of directors of WaferGen makes a Change in Recommendation (as such term is defined in the merger agreement) or WaferGen has materially breached its covenants relating to the stockholders’ meeting or the non-solicitation of alternative transactions.

Further, the merger agreement may also be terminated by WaferGen under any of the following circumstances:

•
there is an inaccuracy in Takara Bio’s or Merger Sub’s representations or a breach by Takara Bio or Merger Sub of its covenants set forth in the merger agreement, which inaccuracy or breach would result in a material adverse effect (as such term is defined in the merger agreement) and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Takara Bio or Merger Sub; or

•
prior to receipt of stockholder approval of the merger, WaferGen’s board of directors makes a Change in Recommendation in order to accept a Superior Proposal (each such term as defined in the merger agreement), provided that WaferGen complies with its non-solicitation covenant and pays to Takara Bio the Termination Fee (as described below).

Effect of Termination
If the merger agreement is validly terminated, the merger agreement, with the exception of certain sections thereof, will become void. Termination of the merger agreement will not relieve any party from liability for any fraud or any material and intentional breach of its representations or warranties or covenants hereunder. Termination of the merger agreement will not cause a termination of the confidentiality agreement between WaferGen and TBUSA or any other agreement between the parties to the merger agreement.
Termination Fee and Expenses
Termination Fee. WaferGen has agreed to pay to Takara Bio a termination fee of $2.0 million under any of the following circumstances:

(i)
WaferGen or Takara Bio terminating the merger agreement due to the merger not having been consummated by the Outside Date and WaferGen consummating an alternative transaction within six months after such termination;

(ii)
WaferGen or Takara Bio terminating the merger agreement due to the required stockholder vote not having been obtained at WaferGen’s stockholder meeting and WaferGen consummating an alternative transaction within six months after such termination;

(iii)
WaferGen or Takara Bio terminating the merger agreement due to WaferGen breaching the provisions of the merger agreement related to the stockholders’ meeting, the recommendation of WaferGen’s board of directors that stockholders approve the merger or the non-solicitation of alternative transactions and WaferGen consummating an alternative transaction within six months after such termination;

(iv)
Takara Bio terminating the merger agreement due to an inaccuracy in WaferGen’s representations or a breach by WaferGen of its covenants made in the merger agreement and WaferGen consummates an alternative transaction within six months after such termination;

(v)	Takara Bio terminating the merger agreement due to WaferGen’s board of directors effecting a change in its recommendation to stockholders that the merger be approved;

(vi)
Takara Bio terminating the merger agreement due to WaferGen materially breaching the provisions of the merger agreement related the stockholders’ meeting, the recommendation of WaferGen’s board of directors that stockholders approve the merger or the non-solicitation of alternative transactions;

(vii)	Takara Bio terminating the merger agreement due to WaferGen intentionally and materially breaching the provisions of the merger agreement described in clause (vi) above; or

(viii)	WaferGen terminating the merger agreement due to its accepting a Superior Proposal (as defined in the merger agreement).
In the case of a termination that results in an obligation for WaferGen to pay the termination fee pursuant to clause (i), (ii), (iv) or (vi) above, WaferGen must pay the termination fee within two business days of the earliest to occur of (1) WaferGen recommending, approving or publicly announcing its intent to recommend or approve an acquisition proposal or entering into an acquisition agreement with respect to an acquisition proposal or (2) the consummation of an acquisition proposal. In the case of a termination that results in an obligation for WaferGen to pay the termination fee pursuant to clause (v) or (vi) above, WaferGen must pay the termination fee within two business days following termination. In the case of a termination that results in an obligation for WaferGen to pay the termination fee pursuant to clause (viii) above, WaferGen must pay the termination fee prior to or concurrently with such termination.
If WaferGen fails to pay when due any amount due to Takara Bio pursuant to the paragraphs above, it must also pay any costs and expenses incurred by Takara Bio (including fees and expenses of counsel) in connection with the collection of the termination fee.
Expenses. Except as described under “—Termination Fee” above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated.
TBUSA Guarantee
TBUSA unconditionally and irrevocably guarantees, as primary obligor, to WaferGen the due and punctual payment by Takara Bio of (i) Takara Bio’s payment obligations under the merger agreement, including the obligation to pay the Aggregate Consideration, and all fees and expenses of Takara Bio in connection therewith, and (ii) in accordance with the terms of the Deposit Agreement, the Deposit Amount (as defined therein).
Miscellaneous
Amendments. The merger agreement may be amended by WaferGen, Takara Bio and Merger Sub by additional written agreements signed by the parties and through action taken by or on behalf of each party’s respective board of directors, whether before or after adoption of the merger agreement by WaferGen stockholders; provided, however, that after adoption of the merger agreement by WaferGen stockholders, amendments or waivers that require further stockholder approval or authorization may be made only with such further approval or authorization of WaferGen stockholders.
Waivers. At any time prior to the Effective Time, any party may (i) extend the time for the performance of any obligation or other act of any other party, (ii) waive any inaccuracy in the representations and warranties of any other party and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained in the merge agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
Governing Law. The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed in that state, without regard to its rules on conflict of laws, except to the extent that mandatory principles of law require the application of the Nevada Revised Statutes.
Specific Performance. Given the irreparable damage that would occur in the event that any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached, damages and other remedies at law would be inadequate. Accordingly, the merger agreement provides that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions entitled therein in any court having jurisdiction related to the merger agreement without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
DEPOSIT AGREEMENT
The following is a summary of the material terms and conditions of the Deposit Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Deposit Agreement, a copy of which is attached as Annex B and is incorporated herein by reference. This summary does not purport to be complete and might not contain all of the information about the Deposit Agreement that is important to you. You are encouraged to read the Deposit Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about WaferGen or Takara Bio. Such information can be found elsewhere in this proxy statement and as described in the section entitled, “Where You Can Find Additional Information” beginning on page 85.
Concurrently with the execution of the merger agreement, WaferGen entered into a Deposit Agreement (the “Deposit Agreement”) with Takara Bio. Pursuant to the Deposit Agreement, within five business days after WaferGen notifies Takara Bio in writing of the adoption of the merger agreement by WaferGen’s stockholders and WaferGen’s public disclosure (including by filing a Current Report on Form 8-K) of such stockholder approval, Takara Bio will pay to WaferGen $2.5 million (“Deposit No. 1”). After January 1, 2017 and on or before January 17, 2017, subject to the conditions described below, Takara Bio will pay to WaferGen an additional $2.5 million (“Deposit No. 2” and, together with Deposit No. 1, the “Deposit Amount”).
Each payment of the Deposit Amount is conditioned on WaferGen’s Common Stock remaining listed on the NASDAQ continually from the date of the Deposit Agreement, there being no inaccuracies in WaferGen’s representations or breach of its covenants in the merger agreement, and the merger agreement not having been terminated. In the event that the merger agreement is terminated after Takara Bio has paid some or all of the Deposit Amount, unless such termination is due to the breach of the merger agreement by Takara Bio or Merger Sub, WaferGen shall return to Takara Bio the amount of the Deposit Amount so paid on the date of termination or, if the termination is by Takara Bio, no later than two business days following such termination. No interest will be payable on such returned amount if returned timely. WaferGen also has the right to return all or any portion of the Deposit Amount prior to the date ten business days prior to the closing of the merger, in which case WaferGen shall give Takara Bio at least two business days prior written notice of such return.
NON-EMPLOYEE DIRECTOR AND STRATEGIC COMMITTEE COMPENSATION
The following discussion contains important information relating to proposed payments to the non-employee members of the WaferGen board of directors and its strategic committee to compensate them for their service on the board and their service on the strategic committee, respectively. You are urged to read this discussion before voting.

Non-Employee Director Compensation
Subject to approval of the WaferGen common stockholders, the WaferGen board of directors has approved payments to its non-employee members based on the respective director’s number of years of service on the board. These proposed payments would be made as compensation for such service. The payments, if approved by the WaferGen common stockholders, will be made in cash by WaferGen upon completion of the merger. The amounts of the payments are set forth in the table below in this section. The WaferGen board engaged its independent compensation consultant, WNB Consulting LLC (“WNB”), when evaluating these payments. WNB concluded that the payments would be justified given the roles of the non-employee members of the board in the merger and the historical compensation of these members for their service on the board. The board took into account WNB’s advice when it approved the payments.
Non-Employee Strategic Committee Compensation
Subject to approval of the WaferGen common stockholders, the WaferGen board of directors has approved payments to the non-employee members of its strategic committee, William McKenzie and Robert Schueren. The WaferGen board of directors formed the strategic committee in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen. The proposed payments to the non-employee members of the strategic committee would be made to compensate them for the extra time that they have spent in fulfilling their duties on the strategic committee in connection with the merger. The payments, if approved by the WaferGen common stockholders, will be made in cash by WaferGen immediately prior to the consummation of the merger. The amounts of the payments are set forth in the table immediately below. The board also engaged WNB when evaluating these payments to the non-employee members of the strategic committee. WNB concluded that the payments would be justified given the role of the committee members in the merger. The board took into account WNB’s advice when it approved the payments.
Non-Employee Director and Strategic Committee Compensation
The following table sets forth information regarding the proposed payments to be made to the non-employee members of the WaferGen board of directors and to the non-employee members of its strategic committee, in each case as described immediately above, and subject to the approval of the WaferGen common stockholders.

Name	Years of Service (#)	Board Service Fee ($)	Strategic Committee Service Fee ($)	Total ($)
R. Dean Hautamaki	9	72,000	—	72,000
Makoto Kaneshiro	11	88,000	—	88,000
Joel Kanter	9	72,000	—	72,000
William McKenzie	3	24,000	10,000	34,000
Robert Schueren	3	24,000	10,000	34,000
Total				300,000

WaferGen stockholders should expect that the amount of payments made pursuant to this proposal will constitute a downward adjustment to the Aggregate Consideration. The amount of payments made pursuant to this proposal will not affect the Aggregate Consideration only if, after taking into account such payments, (i) WaferGen is able to return to Takara Bio all of the Deposit Amount prior to the date ten business days prior to the closing of the merger, (ii) the aggregate amount of bonus payments payable or potentially payable to WaferGen’s current and former directors, officers, employees or other service providers that are required to be accrued as liabilities of WaferGen immediately prior to the Effective Time or are otherwise payable at or after the Effective

Time does not exceed the maximum amount of such bonus payments, as determined as of the date of the merger agreement, (iii) no other deductions to Aggregate Consideration are caused to occur in connection with such payments, such as by causing WaferGen to increase its amount of Indebtedness (as defined in the merger agreement) by some or all of the amount of such payments, and (iv) such payments do not cause WaferGen’s fully diluted share amount to increase, such as, due to an equity offering by WaferGen to fund the proposed payments. For example, if a $300,000 deduction is added to the other deductions assumed in the sample calculation based on a $12.0 million illustrative 2016 revenue level reflected the section of this proxy statement entitled “The Merger Agreement—Sample Calculations of Per Share Aggregate Consideration,” the Per Share Aggregate Consideration Amount is reduced from $1.43332 to $1.42144. For a discussion regarding assumptions made with regards to Per Share Aggregate Consideration and a warning against placing undue reliance upon such assumptions see “The Merger—Merger Consideration” beginning on page 26.
WAFERGEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE SPECIAL COMPENSATION PAYABLE TO ITS NON-EMPLOYEE MEMBERS AND THE NON-EMPLOYEE MEMBERS OF ITS STRATEGIC COMMITTEE.

THE SPECIAL MEETING
The WaferGen board of directors is using this proxy statement to solicit proxies from stockholders of WaferGen who hold shares of WaferGen Common Stock on the record date for use at the special meeting. WaferGen is first mailing this proxy statement and the accompanying form of proxy to WaferGen stockholders on or about [●], 2016.
Date, Time and Place
The special meeting will be held on [●], 2016 at [●], Pacific Time, at our offices located at 34700 Campus Drive, Fremont, CA 94555.
Purpose of the Special Meeting
At the special meeting, WaferGen stockholders will be asked to consider and vote on:

•	the merger proposal;

•	the Potential Payments Under Compensation Arrangement proposal;

•	the Non-Employee Director and Strategic Committee Compensation proposal; and

•	a proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
Recommendation of the Board of Directors of WaferGen
After careful consideration, the WaferGen board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of WaferGen and its stockholders. The WaferGen board of directors recommends that the WaferGen stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the Potential Payments Under Compensation Arrangements proposal

•	“FOR” the Non-Employee Director and Strategic Committee Compensation proposal; and

•	“FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
Record Date; Stockholders Entitled to Vote
WaferGen has fixed the close of business on [●], 2016 as the record date for determining the WaferGen stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of WaferGen Common Stock on the record date are entitled to receive notice of and vote at the special meeting, and any adjournment or postponement thereof.
Each share of WaferGen Common Stock is entitled to one vote on each matter brought before the special meeting. On the record date, there were [●] shares of WaferGen Common Stock issued and outstanding, held by [●] holders of record. Shares of WaferGen Common Stock held by WaferGen as treasury shares will not be entitled to vote. Holders of WaferGen Preferred Stock are not entitled to vote on any of the proposals brought before the special meeting.

Quorum Requirement
Under Nevada law and WaferGen’s bylaws, a quorum of WaferGen’s stockholders at the special meeting is necessary to transact business. The presence of holders representing a majority of the shares of WaferGen Common Stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.
All of the shares of WaferGen Common Stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting
Stock Ownership of Directors and Executive Officers
At the close of business on the record date, directors and executive officers of WaferGen and their affiliates were entitled to vote [●] shares of WaferGen Common Stock, or approximately [●]% of the shares of Common Stock outstanding and entitled to vote on that date.
When considering the WaferGen board of directors’ recommendations to vote in favor of each of the proposals presented at the special meeting, you should be aware that the executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of the stockholders of WaferGen. See “The Merger—Interests of WaferGen’s Executive Officers and Directors in the Merger” beginning on page 42.
Votes Required to Approve the Proposals
Approval of WaferGen’s proposals to be considered at the special meeting requires the vote percentages described below. You may vote for or against any of the proposals submitted at the special meeting or you may abstain from voting.
Required Vote for Merger Proposal. In order to approve the merger proposal, the affirmative vote of the majority of outstanding shares of WaferGen Common Stock entitled to vote on the proposal must be obtained.
Required Vote for Potential Payments Under Compensation Arrangements Proposal. In order to approve the Potential Payments Under Compensation Arrangements proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.
Required Vote for Non-Employee Director and Strategic Committee Compensation Proposal. In order to approve the Non-Employee Director and Strategic Committee Compensation proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.
Required Vote for Adjournment of Special Meeting Proposal. In order to approve the proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, the affirmative vote of the majority of total votes cast on the proposal must be obtained, assuming a quorum is present.
The vote on the Potential Payments Under Compensation Arrangements proposal and the vote on the Non-Employee Director and Strategic Committee Compensation proposal are votes separate and apart from the vote to approve the merger proposal. Because the vote on the Potential Payments Under Compensation Arrangements proposal is advisory in nature only, it will not be binding on WaferGen. Approval of the merger proposal is a condition to the completion of the merger.
Failure to Vote; Abstentions and Broker Non-Votes
Subject to the foregoing, no vote will be cast on any proposal at the special meeting on behalf of any stockholder of record who does not cast a vote on such matter. However, if the stockholder properly submits a proxy prior to the special meeting, his or her shares of Common Stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of common stock will be voted “FOR” the merger proposal, “FOR” the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, “FOR” the approval of the proposal on the Non-Employee Director and Strategic Committee Compensation and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
Shares held by a stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, the proposal on the Non-Employee Director and Strategic Committee Compensation or the proposal to permit the proxies to adjourn the special meeting.
Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that WaferGen common stockholders are being asked to vote on at the special meeting are not considered routine matters and, accordingly, brokers or other nominees may not vote without instructions. Therefore, we do not expect any broker non-votes to occur at the special meeting.
Submission of Proxies
If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, the broker will not vote your shares on any proposal at the special meeting, as set forth above.
If you hold your Common Stock in your own name and not through your broker or another nominee, you may vote your shares at the special meeting or by proxy in one of three ways:

•	by using the Internet website and instructions listed on the proxy card;

•	by using the toll-free telephone number listed on the proxy card; or

•	by signing, dating and mailing the enclosed proxy card in the postage-paid envelope.
Whichever of those methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy card without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the WaferGen board of directors.
Submit Your Proxy by Internet. If you are a common stockholder of record, you may also choose to submit your proxy on the Internet. The website for Internet proxy submission and the unique control number you will be required to provide are on the proxy card. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2016. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet proxy submission. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet proxy submission. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible. If you submit your proxy on the Internet, you do not need to return your proxy card.
Submit Your Proxy by Telephone. If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote by telephone by following the instructions provided on the Internet voting site, or if you requested proxy material, by following the instructions provided with your proxy material and on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on [●], 2016. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone proxy submission. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone proxy submission. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. WaferGen’s telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.
Submit Your Proxy by Mail. If you are a common stockholder, a proxy card is enclosed for your use. To submit your proxy by mail, WaferGen asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained therein.
Voting in Person. If you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.
Revocation of Proxies
You may revoke your proxy at any time prior to the close of voting at the special meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	re-vote by telephone or on the Internet;

•	provide written notice of revocation to WaferGen’s Corporate Secretary; or

•	attend the special meeting and vote in person.
Solicitation of Proxies
WaferGen’s board of directors is soliciting proxies for the special meeting from its stockholders. WaferGen will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of WaferGen’s directors and executive officers, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.
WaferGen has retained the services of [●] to assist in the solicitation of proxies for an estimated fee of $[●], plus reimbursement of out-of-pocket expenses. WaferGen will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. WaferGen will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
MARKET PRICE OF COMMON STOCK
Our Common Stock has been publicly traded on the NASDAQ Capital Market under the symbol “WGBS” since August 22, 2014. Prior to that time, our Common Stock was quoted on the OTCQB Marketplace maintained by the NASD (previously the OTC Bulletin Board). The number of registered stockholders of record of Common Stock as of [●], 2016 was [●]. The following table sets forth the high and low sales prices (for periods when our Common

Stock traded on the NASDAQ Capital Market) and high and low intra-day bid information (for periods when our common stock traded on the OTCQB Marketplace or the OTC Bulletin Board) for our Common Stock for the fiscal quarters indicated as reported on the NASDAQ Capital Market, the OTCQB Marketplace or the OTC Bulletin Board, as applicable. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, adjusted for reverse stock splits, and may not represent actual transactions.

	Price Range
	High			Low
Fiscal 2016:
Second quarter (through [●], 2016)	$	[1.05	]	$	[0.50	]
First quarter		0.77			0.46
Fiscal 2015:
Fourth quarter		$2.68			$0.70
Third quarter		3.47			0.97
Second quarter		4.93			2.95
First quarter		5.89			2.95
Fiscal 2014:
Fourth quarter		$5.25			$2.85
Third quarter		25.00			4.00
Second quarter		20.00			7.90
First quarter		30.00			15.00
The closing price of the Common Stock on NASDAQ on May 12, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $0.55 per share of Common Stock. On [●], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Common Stock on NASDAQ was $[●] per share of Common Stock. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.
We have never declared or paid any dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) each person who, to our knowledge, owns more than 5% of our Common Stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., 34700 Campus Drive, Fremont, CA 94555. Shares of our Common Stock issuable upon the vesting of RSUs within 60 days of May 31, 2016, the conversion of Preferred Stock or subject to Stock Options, Warrants, or other rights currently exercisable or exercisable within 60 days of May 31, 2016, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such RSUs, Preferred Stock, Stock Options, Warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

	Number of
	Shares		Percentage
	Beneficially		Beneficially
Name of Beneficial Owner	Owned		Owned (1)
5% Holders:
Affiliates of Sabby Management, LLC	1,927,366	(2)	9.96%
Directors and Executive Officers:
Ivan Trifunovich	586,583	(3)	3.01%
Rolland Carlson	466,666	(4)	2.43%
Joel Kanter	33,533	(5)	*
Michael P. Henighan	23,154	(6)	*
Dr. R. Dean Hautamaki	7,179	(7)	*
Makoto Kaneshiro	6,221	(8)	*
William McKenzie	5,773	(9)	*
Robert A. Schueren	5,759	(10)	*
Directors and Executive Officers as a Group (8 persons)	1,134,868		5.73%
__________

*	Less than 1%

(1)	Based on 18,927,726 shares of our Common Stock issued and outstanding as of May 31, 2016.

(2)
Consists of 1,145,830 shares of Common Stock and 420,000 shares of common stock issuable on the conversion of 420 shares of Preferred Stock beneficially owned by Sabby Healthcare Master Fund, Ltd. (“Sabby Healthcare”), over which Sabby Healthcare has shared voting and investment powers, and 361,536 shares of Common Stock beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Warrant”), over which Sabby Warrant has shared voting and investment powers. Sabby Management, LLC (“Sabby Management”) and Hal Mintz, who is manager of Sabby Management, beneficially own, and have shared voting and investment powers over, 1,507,366 shares of Common Stock and 420,000 shares of Common Stock issuable on the conversion of Preferred Stock. Does not include 3,880,000 shares of Common Stock issuable on the conversion of 388 shares of Preferred Stock and 7,336,000 shares of Common Stock issuable upon the exercise of Warrants held by Sabby Healthcare or 3,224,000 shares of Common Stock issuable upon the exercise of Warrants held by Sabby Warrant. The provisions of such Preferred Stock restrict its conversion to the extent that, after giving effect to such conversion, the holder of the Preferred Stock and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 9.98% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion as a result of which such Preferred Stock is not currently convertible. The provisions of such Warrants restrict their exercise to the extent that, after giving effect to such exercise, the holder of the Warrants and such holder’s affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise as a result of which such Warrants are not currently exercisable. The address for Sabby Management and Mr. Mintz (c/o Sabby Management) is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458 and the address for each of Sabby Healthcare and Sabby Warrant is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This information has been obtained from the Schedule 13G/A filed by Sabby Healthcare, Sabby Warrant, Sabby Management and Mr. Mintz on January 11, 2016.

(3)	Consists of 586,583 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days.

(4)
Consists of (i) 216,666 shares of Common Stock, (ii) 200,000 shares of Common Stock issuable upon the exercise of currently exercisable Warrants and (iii) 50,000 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days. Excludes 33,334 shares of Common Stock underlying RSUs that do not vest within 60 days and 100,000 shares of Common Stock issuable upon the exercise of Stock Options that are not exercisable within 60 days.

(5)
Consists of (i) 7,005 shares of Common Stock, (ii) 444 shares of Common Stock issuable upon the exercise of currently exercisable Warrants, (iii) 467 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days, (iv) 13,980 shares of Common Stock held by the Kanter Family Foundation, and (v) 11,637 shares of Common Stock issuable upon exercise of currently exercisable Warrants held by the Kanter Family Foundation. Mr. Kanter has voting control and investment power over, but disclaims beneficial ownership of, the securities owned by the Kanter Family Foundation. Excludes 20,833 shares of Common Stock underlying RSUs that do not vest within 60 days.

(6)
Consists of (i) 6,666 shares of Common Stock and (ii) 16,488 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days. Excludes 13,334 shares of Common Stock underlying RSUs that do not vest within 60 days and 61,778 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.

(7)
Consists of (i) 699 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days, and (ii) 6,480 shares of Common Stock held by Cojack Investment Opportunities, LLC (“Cojack”). Excludes 20,833 shares of Common Stock underlying RSUs held as nominee for the benefit of Cojack that do not vest within 60 days.

(8)
Consists of (i) 5,804 shares of Common Stock, and (ii) 417 shares of Common Stock issuable upon the exercise of Stock Options that are exercisable within 60 days. Excludes 20,833 shares of Common Stock underlying RSUs that do not vest within 60 days.

(9)	Comprises 5,773 shares of Common Stock. Excludes 20,833 shares of Common Stock underlying RSUs that do not vest within 60 days.

(10)
Comprises 5,759 shares of Common Stock held by Montclaire Partners. Excludes 20,833 shares of Common Stock underlying RSUs held as nominee for the benefit of Montclaire Partners that do not vest within 60 days.

STOCKHOLDER PROPOSALS
WaferGen will hold a 2017 annual meeting of stockholders only if the merger is not consummated.
Stockholder Proposals Under Rule 14a-8. In order for a stockholder proposal to be eligible for inclusion in our proxy statement under SEC rules for the 2017 annual meeting of stockholders, the written proposal must be received by our Corporate Secretary at our offices no later than the close of business on December 21, 2016, and must comply with the requirements of Rule 14a-8 established by the SEC. Proposals should be addressed to: WaferGen Bio-systems, Inc., 34700 Campus Drive, Fremont, California 94555, Attention: Corporate Secretary.
Stockholder Proposals Under WaferGen’s Bylaws. Our bylaws provide that, in order for a stockholder proposal to be submitted at the 2017 annual meeting of stockholders, including nominations for candidates for election as directors, written notice to our Corporate Secretary of such proposal must be received at our executive offices:

•	not earlier than January 25, 2017; and

•	not later than February 24, 2017.
If the date of the 2017 annual meeting of stockholders is moved more than 30 days before or 60 days after the first anniversary of the 2016 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	60 days prior to the meeting; and

•	10 days after public announcement of the meeting date.
The stockholder proposal submission requirements set forth in our bylaws are independent of, and in addition to, the notice requirements under Rule 14a-8, as discussed above, for inclusion of a stockholder proposal in our proxy materials.
Our bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our bylaws will not be entertained at the 2017 annual meeting of stockholders. Stockholders should contact the Corporate Secretary in writing at 34700 Campus Drive Parkway, Fremont, California 94555, to obtain additional information as to the proper form and content of stockholder nominations or proposals.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit us to send a single set of proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. However, upon written request to our Secretary, Michael P. Henighan, at our principal executive offices located at 34700 Campus Drive, Fremont, California 94555 or by telephone to (510) 651-4450, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request. Similarly, you may also contact our Secretary, Michael P. Henighan, if you received multiple copies of the proxy statement and would prefer to receive a single copy in the future.
A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1–800–SEC–0330 for further information on the operation of its Public Reference Room.
OTHER MATTERS
We do not know of any items, other than those referred to in the accompanying notice of special meeting of stockholders, which may properly come before the special meeting or other matters incident to the conduct of the meeting. If any other matters properly come before the special meeting, it is intended that the proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Michael P. Henighan
Secretary

Fremont, California
June [●], 2016

Annex A

AGREEMENT AND PLAN OF MERGER
Among
TAKARA BIO USA HOLDINGS, INC.,
WALRUS ACQUISITION CORPORATION,
WAFERGEN BIO-SYSTEMS, INC.
and
Solely for the purposes of Section 9.1, TAKARA BIO USA, INC.
Dated as of May 12, 2016

Page

1	Definitions		1
	1.1	Definitions	1
2	The Merger		11
	2.1	The Merger	11
	2.2	Effective Time; Closing	12
	2.3	Effect of the Merger	12
	2.4	Articles of Incorporation; By‑laws	12
	2.5	Directors and Officers	12
	2.6	Conversion of Capital Stock	13
	2.7	Company Warrants	13
	2.8	Employee Stock Options; Company RSUs	14
	2.9	Surrender of Company Common Stock; Stock Transfer Books	15
	2.10	Withholding Rights	17
	2.11	Determination of Aggregate Consideration and Per Share Aggregate Consideration	17
	2.12	Closing Capitalization Spreadsheet	20
	2.13	Certain Closing Related Costs Spreadsheet	21
	2.14	Transaction Fees Spreadsheet	21
	2.15	Bonuses Spreadsheet	21
	2.16	Payment of Transaction Fees	21
	2.17	Additional Actions	21
3	Representations and Warranties of the Company		22
	3.1	Organization and Qualification; Company Subsidiaries	22
	3.2	Articles of Incorporation and By-laws	23
	3.3	Capitalization	23
	3.4	Authority Relative to this Agreement.	25
	3.5	No Conflict; Required Filings and Consents.	26
	3.6	Permits; Compliance	26
	3.7	SEC Filings; Financial Statements	27
	3.8	Absence of Certain Changes or Events	30
	3.9	Absence of Litigation	30
	3.10	Employee Benefit Plans	31
	3.11	Labor and Employment Matters	33

A-i

(continued)
Page

	3.12	Proxy Statement	34
	3.13	Property and Leases	35
	3.14	Intellectual Property	35
	3.15	Taxes	41
	3.16	Environmental Matters	44
	3.17	Material Contracts	45
	3.18	NASDAQ	47
	3.19	Insurance	47
	3.20	Brokers; Contingent Payment Obligations	48
	3.21	Takeover Statutes	48
	3.22	Suppliers, Customers, Resellers and Distributors	48
	3.23	Restrictions on Business Activities	48
	3.24	Certain Business Practices	49
	3.25	Affiliate Transactions	49
	3.26	Opinion of Financial Advisor	50
	3.27	Data Protection	50
	3.28	Information Technology	50
	3.29	Minute Books	51
	3.30	No Other Representations or Warranties	51
4	Representations and Warranties of Parent and Merger Sub		51
	4.1	Corporate Organization	51
	4.2	Authority Relative to this Agreement	51
	4.3	No Conflict; Required Filings and Consents	52
	4.4	Financing	52
	4.5	Proxy Statement	52
	4.6	Absence of Litigation	53
	4.7	Merger Sub	53
	4.8	Vote Required	53
	4.9	No Other Representations or Warranties	53
5	Conduct of Business Pending the Merger		53
	5.1	Conduct of the Business Pending the Merger	53
	5.2	Regulatory	56

A-ii

(continued)
Page

	5.3	Maintenance of Nasdaq Listing	56
	5.4	Company Charter Amendment	56
	5.5	Debt Issuances	57
	5.6	Share Issuances	57
6	Additional Agreements		58
	6.1	Stockholders’ Meeting	58
	6.2	Access to Information; Confidentiality	59
	6.3	No Solicitation of Transactions	60
	6.4	Employee Benefits Matters	63
	6.5	Directors’ and Officers’ Indemnification and Insurance	64
	6.6	Takeover Laws and Rights	65
	6.7	Notification of Certain Matters	66
	6.8	Litigation	66
	6.9	Consents and Approvals	67
	6.10	Rule 16b‑3	67
	6.11	Delisting	67
	6.12	Further Assurances	68
	6.13	Public Announcements	68
	6.14	Transfer Taxes	68
	6.15	Director Resignations	68
	6.16	Personally Identifiable Information	68
7	Conditions To The Merger		68
	7.1	Conditions to the Merger	68
	7.2	Additional Conditions to the Obligations of Parent and Merger Sub	69
	7.3	Additional Conditions to the Obligations of the Company	71
8	Termination		71
	8.1	Termination	71
	8.2	Effect of Termination	72
	8.3	Fees	73
9	Guarantee		73
	9.1	Payment Guarantee by TBUSA	73
	9.2	Representation	74

A-iii

(continued)
Page

10	General Provisions		74
	10.1	No Survival of Representations and Warranties	74
	10.2	Notices	74
	10.3	Severability	75
	10.4	Entire Agreement; Assignment	75
	10.5	Parties in Interest	75
	10.6	Specific Performance	75
	10.7	Governing Law	76
	10.8	Waiver of Jury Trial	77
	10.9	General Interpretation	77
	10.10	Amendment	78
	10.11	Waiver	78
	10.12	Counterparts	78

A-iv

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2016 (this “Agreement”), among Takara Bio USA Holdings, Inc., a Delaware corporation (“Parent”), Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), and, solely for purposes of Section 9.1, Takara Bio USA, Inc. (“TBUSA”).
RECITALS
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement, with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the “Transactions”), and (iii) recommended that the Company’s stockholders adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has approved this Agreement and the Transactions, recommended that Parent approve the same and submitted the same to Parent for approval;
WHEREAS, the board of directors of Parent has approved and declared advisable this Agreement and the Transactions;
WHEREAS, concurrent with the execution of this Agreement, Parent and the Company have executed that certain Deposit Agreement (the “Deposit Agreement”) whereby Parent has agreed, subject to the terms and conditions thereof, to deliver to the Company after the Company receives the Required Company Vote (as defined herein): (i) promptly thereafter, an amount of two million five hundred thousand dollars ($2,500,000), and (ii) after January 1, 2017 and on or before January 15, 2017, an additional amount of two million five hundred thousand dollars ($2,500,000) (all such amounts, collectively, the “Deposit Amount”), which amounts shall, to the extent not returned by the Company to Parent prior to the Closing, be an adjustment to the Aggregate Consideration as provided herein or shall, in certain circumstances, upon termination of this Agreement, be repaid by the Company to Parent; and
WHEREAS, TBUSA wishes to guarantee the payment obligations of Parent and Merger Sub under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
1.    Definitions

1.1    Definitions
For purposes of this Agreement:
“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase, or any license or lease, of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute fifteen percent (15%) or more of the revenues, net income or assets of the Company or any Company Subsidiary or (B) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, (ii) any direct or indirect purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person being the beneficial owner of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, exchange or similar transaction involving the Company or any Company Subsidiary, other than the Transactions, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger. An Acquisition Proposal includes a Superior Proposal.
“Action” means any and all litigation, suits, Claims, actions, hearings, proceedings, arbitrations, mediations, inquiries and investigations.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“beneficial owner” means a person who shall be deemed to be the beneficial owner of any Company Common Stock or other shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b‑2 promulgated under the Exchange Act) beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights (including convertible debt), exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any Contract, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such Company Common Stock or other shares.
“Book-Entry Shares” mean non-certificated shares of Company Common Stock and Company Preferred Stock represented by book-entry on the records of the Company or the Company’s transfer agent.
“business day” has the meaning set forth in Rule 14d‑1(g)(3) of the Exchange Act.
“Certain Closing Related Costs” means the sum of (i) any and all amounts paid, payable or potentially payable and the value of all benefits granted or that could be granted (including in any case upon any subsequent termination of employment by or engagement with the Company or any Company Subsidiary) pursuant to any severance, retirement allowance, change of control, termination, pension, retention, bonus or other Contract or program (including any Plan) upon or otherwise in connection with signing of this Agreement or consummation of any of the Transactions, including any amounts required to be paid in connection with any taxes on any such amounts, and (ii) the aggregate amounts of salary and other compensation and benefits payable or otherwise due for any period after Closing to any employee, consultant or other service provider pursuant to any employment or retention or engagement Contract with a term that extends beyond the Closing or that otherwise cannot be terminated at the Closing without notice or payment of severance or any other termination benefits or other any amounts, costs or liabilities; provided, that in no event shall “Certain Closing Related Costs” include (1) bonus amounts payable as set forth in the column titled “Bonuses” in Section 3.11(b) of the Disclosure Schedule, (2) the value associated with the vesting of Company Options or Company RSUs, (3) except as contemplated by the proviso contained in Section 2.11(b)(iv), paid time off (PTO) or COBRA arrangements or (4) any Transaction Fees.
“Certificates” mean certificates evidencing the Company Common Stock and the Company Preferred Stock.
“Claim” means any and all allegations, claims, demands and causes of action.
“Company Charter Reverse Split Amendment” means an amendment to the Company’s amended and restated articles of incorporation that effects a reverse stock split of the Company Common Stock within the range of 2:1 to 10:1, in the form set forth as an attachment to the Company’s definitive proxy statement filed with the Securities & Exchange Commission on April 12, 2016 and distributed to the Company’s stockholders prior to the date hereof.
“Company Common Stock” means those shares of the Company’s common stock, par value $0.001 per share.
“Company Equity Compensation Plans” means each equity compensation plan of the Company, as amended, under which equity compensation awards with respect to Company Shares are outstanding as of the date hereof, including the Company Stock Option Plan.
“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are (i) owned by (solely or jointly) or licensed to Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect thereto), or (ii) used in (or held for use in) the Company’s or any Company Subsidiary’s business or the Company Products or practiced by the Company or any Company Subsidiary.
“Company Preferred Stock” means those shares of the Company’s Series 2 Convertible Preferred Stock, par value $0.001 per share.
“Company Restricted Stock” means shares of Company Common Stock that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.
“Company RSUs” means the restricted stock units of the Company.
“Company Shares” means, collectively, Company Common Stock and Company Preferred Stock.
“Company Stock Option Plan” means the 2008 Stock Incentive Plan, as amended.
“Company Stock Options” means any option to purchase shares of Company Common Stock granted under a Company Equity Compensation Plan.
“Company Warrants” means warrants to purchase shares of Company Common Stock.
“Consent” means any approval, license, consent, ratification, permission, waiver or authorization.
“Continuing Employees” means all employees of the Company or any Company Subsidiary who are employed by the Company or any Company Subsidiary as of the Effective Time.
“Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, loan instrument, mortgage, lease, purchase or sales order, guarantee and any similar undertaking, commitment,

pledge or understanding or arrangement, in each case, whether written, oral, express or implied.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Copyleft Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (iv) purports to require a licensee to make one’s modifications, derivatives and/or enhancements of such licensed Software or similar subject matter available to distributees or others in designated circumstances under the terms of such Copyleft Open Source license. Copyleft Open Source includes Software distributed under such licenses as the GNU General Public License and GNU Lesser General Public License.
“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).
“Data Room” means that certain Intralinks, Inc. “virtual data room” made available by the Company to Parent.
“Dissenting Shares” means shares of Company Preferred Stock owned by a Dissenting Stockholder as to which the Dissenting Stockholder has duly asserted appraisal rights pursuant to NRS 92A.300 through 92A.500.
“Dissenting Stockholders” means a holder of Company Preferred Stock who duly asserts and perfects the right to require appraisal of and payment for such holder’s shares pursuant to NRS 92A.300 through 92A.500.
“Environmental Laws” means any Law relating to pollution, the protection, restoration or remediation of or prevention of harm to the indoor or outdoor environment or natural resources, or the protection of human health and safety, including any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials or equipment containing Hazardous Substances; but excluding any Law related specifically to employee or occupational health and safety.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Company Subsidiary and that, together with the Company or any Company Subsidiary, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“FDA” means the United States Food and Drug Administration.

“Food and Drug Regulations” mean the Food, Drug and Cosmetic Act and any and all other Laws pending, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of the FDA or pursuant to the Food, Drug and Cosmetic Act, and any and all similar Laws of or put into effect by or under the authority of any other Governmental Authority or jurisdiction, foreign or domestic.
“Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Contract Bids” means all quotations, bids and proposals for awards of new Government Contracts made by the Company or any Company Subsidiary for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or a Company Subsidiary may yet be made.
“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) organization, entity, body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).
“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following U.S. federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, asbestos and radon, and (iv) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority pursuant to any Environmental Law.
“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured (including all obligations in respect of principal, accrued interest, penalties, fees and premiums), (ii) all obligations evidenced by notes, bonds, debentures or similar securities or Contracts (including all obligations in respect of principal, accrued interest, penalties, fees and premiums), (iii) all obligations in respect of any conditional sale or other title retention agreement with respect to property acquired or the deferred purchase price of goods or services and all obligations in respect of capitalized leases, (iv) obligations evidenced by letters of credit, bankers’ acceptances or similar facilities, (v) all obligations for Contracts relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements or (vi) any guarantee or any such Indebtedness of any other Person.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, (iv) specifications, designs, models, devices, prototypes, schematics and development tools, (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), (vi) databases and other compilations and collections of data or information (“Databases”), (vii)  trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including registrations thereof and applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.
“Knowledge of the Company” means the actual knowledge of each member of the Company’s management team and each of the individuals set forth in Section 1.1 of the Disclosure Schedule, in each case assuming reasonable inquiry by such person of the direct reports of such individuals who would reasonably be expected to have knowledge of the applicable matter and such knowledge as such person should reasonably be expected to have in the conduct of his or her duties.
“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other charges or adverse Claims of any kind.
“Material Adverse Effect” means any event, condition, circumstance, development, state of facts, change or effect, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on, (x) the business, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company’s ability to timely consummate the Merger and the other Transactions in accordance with the terms of this Agreement or to perform any of its obligations under this Agreement; provided, that with respect to clause (x) above, Material Adverse Effect shall not include any events, conditions, circumstances, developments, state of facts, changes and effects to the extent arising or resulting from (i) changes after the date hereof in the industry in which the Company operates; (ii) changes after the date hereof in the general economic conditions within the U.S. or any other country in the world; (iii) conditions (or changes after the date hereof in conditions) in the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (iv) political conditions (or changes after the date hereof in such conditions) in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (v) acts of God, natural disasters, or other calamities occurring after the date hereof; (vi) the announcement or pendency (but not the execution or performance) of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) Contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of the Company or any Company Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the voluntary loss or departure of any officers or other employees of the Company or any Company Subsidiaries, or (C) any decline or other degradation in the Company’s or any Company Subsidiary’s customer bookings; (vii) the taking, or the failure to take, of any action the taking, or failing to take, of which Parent has approved or consented in writing or otherwise requested in writing; (viii) changes after the date hereof in Law or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof), (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes unless such underlying cause would otherwise be excepted from this definition), (x) any failure by the Company to meet any analysts’ estimates or projections of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures unless such underlying cause would otherwise be excepted from this definition), and (xi) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) against the Company or any of its directors or officers arising out of this Agreement, the Merger or any other Transactions; provided in the case of each of clauses (i), (ii) (iii), (iv), (v) and (viii) that the Company and the Company Subsidiaries are not disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Company or any Company Subsidiary operates.
“NRS” or “Nevada Revised Statutes” means the Nevada Revised Statutes.
“Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof). Open Source Software includes Software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative.
“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that the Company or any Company Subsidiary claims or purports to own).
“Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Permitted Liens” means (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) statutory or common law liens securing obligations to landlords, lessors or renters under leases or rental agreements arising or incurred in the ordinary course of business; (c) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, arising or incurred in the ordinary course of business; (e) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business; (f) any right, title or interest of a licensor under a license; (g) liens granted pursuant to equipment financing arrangements entered into in the ordinary course of business; and (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
“Registered Company Intellectual Property” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are included within the Owned Company Intellectual Property, and (ii) any other applications, registrations, recordings and filings included within the Owned Company Intellectual Property.
“Representative” of a party means each person that is or becomes (a) a subsidiary or other affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s subsidiaries or other affiliates.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.
“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental (including taxes under Section 59A of the Code), transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, any penalties or additions to tax with respect thereto, whether disputed or not, including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority, (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation Contract or any other express or implied agreement to indemnify any other person.
“Tax Returns” means all returns and reports, elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes.
“Third Party” means any person other than the Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.
“Top Customer” means a top ten (10) customer of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Distributor” means a top ten (10) distributor of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Reseller” means a top ten (10) reseller of the Company or any Company Subsidiary based on revenues during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Top Supplier” means a top ten (10) supplier of products or services to the Company or any Company Subsidiary based on expenditures during the twelve (12) months ended March 31, 2016, as set forth in Section 3.22 of the Disclosure Schedule.
“Transaction Fees” all fees, commissions, change-in-control payments, and other similar amounts and including any gross-up or other additional payments required to be made on account of any payments required to be made to any such persons, payable by the Company or any Company Subsidiary in connection with the signing, performance or closing of this Agreement or any of the Transactions at any time (before, at or after the Closing) to (1) any broker, finder, financial advisor or investment banker (or person serving a similar role), including the Company Financial Advisor, or (2) Ivan Trifunovich (and in the case of Ivan Trifunovich including any “Contingent Payment” and any amounts payable as a long-term incentive plan bonus pursuant to his employment agreement).
“U.S.” means United States of America.
“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or, if applicable, any Company Website.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.3(e)
Aggregate Consideration	2.11(b)
Aggregate Residual Consideration Amount	2.11(a)(i)
Agreement	Preamble
Bonuses Spreadsheet	2.15
Blue Sky Laws	3.5(b)
Certain Closing Related Costs Spreadsheet	2.13
Certificate of Merger	2.2
Change in Recommendation	6.3(e)
Closing	2.2
Closing Capitalization Spreadsheet	2.12
Closing Date	2.2
Code	2.10
Company	Preamble
Company 2016 Audit	2.11(d)(i)(A)
Company 2016 Revenues	2.11(c)
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Financial Advisor	3.26
Company Intellectual Property Agreements	3.14(l)
Company Leased Real Property	3.13(c)
Company Material Contracts	3.17(a)
Company Products	3.14(p)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.2(c)
Contaminants	3.14(q)
D&O Insurance	6.5(c)
Databases	1.1
December 2015 Balance Sheet	3.7(c)
Deposit Agreement	Recitals
Deposit Amount	Recitals
Designated Superior Proposal	6.3(e)(A)
Disclosure Schedule	Article 3
Domain Names	1.1
DTC	2.9(c)
Effective Time	2.2
Employee IP Agreement	3.14(g)
Employee Retained IP	3.14(g)
Environmental Permits	3.16
ERISA	3.10(a)(i)
Fully Diluted Share Amount	2.11(a)(ii)
GAAP	3.7(b)
Grant Date	3.3(e)
Indemnification Agreements	6.5(b)
Indemnified Person	6.5(a)

In the Money	2.11(a)(iii)
Intervening Event	6.3(d)(ii)
IRS	3.10(a)
ITAR	3.6(d)
Law	3.5(a)
Merger	Recitals
Merger Sub	Preamble
MTDC	3.3(f)
MTDC Notes	3.3(f)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Nasdaq	3.18
Notice of Designated Superior Proposal	6.3(e)(A)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	2.9(a)
Permits	3.6(a)
Per Share Aggregate Consideration	2.11(a)(iv)
PFIC	3.15(i)
Plans	3.10(a)(iv)
Proxy Statement	3.12
Required Company Vote	3.4(a)
Revenue Multiple Amount	2.11(e)
SEC Reports	3.7(a)
Section 409A	2.8(b)
Securities Act	3.7(a)
SOX	3.7(a)
Stockholders’ Meeting	6.1(c)
Superior Proposal	6.3(d)
Surviving Corporation	Recitals
Systems	3.14(r)
Takeover Law	6.6
TBUSA	Recitals
Termination Fee	8.3(a)(iii)
Trademarks	1.1
Trade Secrets	1.1
Transaction Fees Spreadsheet	2.14
Transactions	Recitals
Unpaid Debt Issuance Costs	5.5
Unpaid Share Issuance Costs	5.6
USRPHC	3.15(h)
Vested Company Stock Options	2.11(a)(v)
Works of Authorship	1.1

2.    The Merger

2.1    The Merger

Upon the terms and subject to the conditions set forth in Article 0 and in accordance with the Nevada Revised Statutes, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.
2.2    Effective Time; Closing

The closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) business days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, or at such other date or such other place as the parties shall agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Certificate of Merger”) with the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the Nevada Revised Statutes (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).
2.3    Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Nevada Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4    Articles of Incorporation; By‑laws

(a)    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Articles of Incorporation; provided, that the name of the corporation in Article 1 of the Articles of Incorporation of the Surviving Corporation shall read as follows: “WaferGen bio-Systems, Inc.”

(b)    Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

2.5    Directors and Officers

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6    Conversion of Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other person or the holders of the Certificates or the Book-Entry Shares:
(a)    Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than, subject to the terms and conditions of Section 2.6(e), any Dissenting Shares, shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the applicable Per Share Aggregate Consideration, payable to the holder of such share of Company Preferred Stock in the manner provided in Section 2.9.

(b)    Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Company Common Stock to be canceled pursuant to Section 2.6(c), shall be canceled and converted automatically into the right to receive an amount in cash, without interest, equal to the applicable Per Share Aggregate Consideration, payable to the holder of such share of Company Common Stock in the manner provided in Section 2.9.

(c)    Treasury and Other Shares. Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired, without (to the extent applicable) any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(d)    Merger Sub Shares. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e)    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the applicable Per Share Aggregate Consideration but shall become the right to receive such consideration as may be determined to be due the applicable Dissenting Stockholder pursuant to NRS 92A.300 through 92A.500 and the amounts otherwise payable to the Dissenting Stockholder pursuant to Section 2.6(a) or (b), as applicable, and Section 2.9 instead shall be retained by Parent; provided, that each share of Company Preferred Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws such Dissenting Stockholder’s demand or fails to perfect or otherwise loses his right of appraisal, pursuant to NRS 92A.300 through 92A.500, shall be deemed to be converted as of the Effective Time into the right to receive the applicable Per Share Aggregate Consideration for each such share of Company Preferred Stock, without interest, payable in accordance with the provisions of Section 2.9. The Company shall give Parent prompt notice of any assertion or demand received by the Company for appraisal of any Company Shares. The Company shall keep Parent informed on a prompt basis of all discussions, negotiations and proceedings with respect to such assertions and demands, and Parent shall have the right to participate in all such discussions, negotiations and proceedings. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

2.7    Company Warrants

(a)    At the Effective Time, the holder of each Company Warrant that is issued, unexpired and unexercised immediately prior to the Effective Time set forth on Section 2.7(a) of the Disclosure

Schedule (each such listed Company Warrant, a “BSV Warrant”) shall, pursuant to the terms thereof and by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive, upon exercise of such BSV Warrant and in accordance with the terms of such BSV Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such BSV Warrant, either (I) an amount of cash equal to the product of (x) the aggregate number of Company Shares for which such BSV Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Aggregate Common Consideration over the per share exercise price under such Continuing Warrant, or (II) at the holder’s option, exercisable at any time concurrently with, or within thirty (30) days following, the Effective Time, an amount in cash equal to the “Black Scholes Value” (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof) of such BSV Warrant.

(b)    At the Effective Time, the holder of each Company Warrant other than a BSV Warrant (each a “Continuing Warrant”) that is issued, unexpired and unexercised immediately prior to the Effective Time, shall, pursuant to the terms thereof and by virtue of the Merger and without any action on the part of any holder thereof, be entitled to receive, upon exercise of such Company Warrant and in accordance with the terms of such Company Warrant as existing at the date hereof, and in lieu of any other amount or consideration to which such holder might otherwise have been entitled to receive pursuant to such Company Warrant, an amount of cash equal to the product of (x) the aggregate number of Company Shares for which such Continuing Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Per Share Aggregate Common Consideration over the per share exercise price under such Continuing Warrant.

(c)    At the Effective Time, by virtue of the Merger and without any action by the Company, the holder of any Company Warrant or any other person, all Company Warrants shall be terminated and of no effect for no consideration other than as described in subsections (a) and (b) above. From and after the Effective Time, (i) the holders of Company Warrants shall have no rights as against the Surviving Corporation or any of its affiliates or Representatives, and the Surviving Corporation and its affiliates and Representatives shall have no obligations to the holders of any Company Warrants, other than the rights to receive, or the obligations to make, the payments described in subsections (a) and (b) above, and (ii) Parent shall cause the Surviving Corporation to make the payments with respect to the BSV Warrants and the Continuing Warrants described in such subsections. Prior to the Closing, the Company shall take all such actions as may be necessary to provide for the treatment of the BSV Warrants and the Continuing Warrants as provided herein, including by providing any notices and taking any other actions required pursuant to the terms of the BSV Warrants and the Continuing Warrants. After the Effective Time, the holders of the BSV Warrants and the Continuing Warrants shall be paid the amounts provided in subsections (a) and (b) above pursuant to the procedures described in the BSV Warrants and the Continuing Warrants, respectively. Under no circumstances will any interest be payable with respect to the amounts payable in respect of any BSV Warrants or Continuing Warrants.

2.8    Employee Stock Options; Company RSUs

(a)    Company Stock Options. Parent shall not assume or otherwise replace any Company Stock Options in connection with the Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock Options, each Company Stock Option outstanding immediately prior to the Effective Time that is held by a Continuing Employee shall be fully vested and canceled at the Effective Time. Each Vested Company Stock Option that is In the Money shall be converted automatically into the right to receive, after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Per Share

Aggregate Common Consideration over the applicable exercise price of such Company Stock Option by (y) the number of shares of Company Common Stock subject to such Company Stock Option, less all applicable deductions and withholdings required by Law to be withheld in respect of such payment. Each Company Stock Option that is not a Vested Company Stock Option shall be cancelled and extinguished at the Effective Time for no consideration and each holder thereof shall cease to have any rights with respect thereto. Notwithstanding anything in this Agreement to the contrary, any Company Stock Option with an applicable per share exercise price that exceeds the Per Share Aggregate Consideration shall be cancelled and terminated, by virtue of the Merger, as of immediately prior to the Effective Time, and no consideration shall be paid therefor.

(b)    Company RSUs. Parent shall not assume or otherwise replace any Company RSUs in connection with the Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of RSUs, each outstanding Company RSU held by a Continuing Employee shall be fully vested, and each holder thereof shall cease to have any rights with respect thereto, other than the right to receive, after the Effective Time, in cash, without interest, payment in cash equal to (x) the Per Share Aggregate Common Consideration multiplied by (y) the number of shares of Company Common Stock subject to such Company RSU (or settleable portion thereof) immediately prior to the Effective Time. If the immediate payment of the above amounts would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. Each Company RSU that is not held by a Continuing Employee and is outstanding immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any consideration and each holder thereof shall cease to have any rights with respect thereto.

(c)    Notice. Prior to the Effective Time, the Company shall provide notice (to the extent required in the applicable Company Equity Compensation Plan) to each holder of an outstanding award granted pursuant to a Company Equity Compensation Plan describing the treatment of such award in accordance with this Section 2.8 and shall take all other actions required to cause the Company Stock Options and the Company RSUs to be treated as provided in the foregoing subsections (a) and (b).

2.9    Surrender of Company Common Stock; Stock Transfer Books

(a)    Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of funds to which holders of Company Shares shall become entitled pursuant to Sections 2.6(a) and 2.6(b). From time to time after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Sections 2.6(a) and 2.6(b). The Paying Agent shall make payment of the funds to holders of Company Shares in accordance with this Section 2.9. Such funds shall be invested by the Paying Agent as directed by Parent or (after the Effective Time) the Surviving Corporation, and any and all interest earned on the funds shall be paid by the Paying Agent to Parent or (after the Effective Time) the Surviving Corporation. The Surviving Corporation shall bear and pay all charges and expenses, including those of Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b)    Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Per Share Aggregate Consideration pursuant to Sections 2.6(a) and 2.6(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares, as the case may be, pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate or transfer of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of the Company Shares shall be entitled to receive in exchange therefor the Per Share Aggregate Consideration for each Company Share formerly evidenced by such Certificate or Book-Entry Shares, and such Certificate or Book-Entry Shares so transferred shall then be canceled. No interest shall accrue or be paid on the Per Share Aggregate Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate or the holder of any Book-Entry Shares. The Per Share Aggregate Consideration paid upon the surrender for exchange of Certificates or the Book-Entry Shares so transferred shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or the Book-Entry Shares so transferred.

(c)    If payment of the Per Share Aggregate Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Shares so transferred is registered on the stock transfer books of the Company or the systems of The Depository Trust Company (“DTC”), as the case may be, it shall be a condition of payment that the Certificate so surrendered or the Book-Entry Shares so transferred shall be endorsed properly or otherwise be in proper form for transfer, and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the Per Share Aggregate Consideration to a person other than the registered holder of the Certificate surrendered or Book-Entry Shares so transferred and shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

(d)    At any time following the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Per Share Aggregate Consideration that may be payable upon due surrender of the Certificates held by them or the due transfer of the Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Company Share for any Per Share Aggregate Consideration delivered in respect of such Company Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(e)    At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or by applicable Law.

(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against claims that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Aggregate Consideration payable in respect thereof, pursuant to this Agreement.

2.10    Withholding Rights

Each of Merger Sub, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Per Share Aggregate Consideration or any other amounts otherwise payable pursuant to Article 2 of this Agreement to any holder of Company Common Stock, Company Preferred Stock or any other Company Securities such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such security in respect of which such deduction and withholding was made.
2.11    Determination of Aggregate Consideration and Per Share Aggregate Consideration

(a)    For purposes of this Agreement:

(i)    “Aggregate Residual Consideration Amount” means (x) the Aggregate Consideration plus (y) the aggregate exercise price of all Vested Company Stock Options that are In the Money, plus (z) the difference of (A) the aggregate maximum exercise price of all Company Warrants that are In the Money minus (B) the aggregate of any amounts potentially payable by the Surviving Corporation in respect of the BSV Warrants.

(ii)    “Fully Diluted Share Amount” means, in each case as of immediately prior to the Effective Time, (i) the aggregate number of shares of Company Common Stock, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of the shares of Company Preferred Stock, plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of Vested Company Stock Options that are In the Money, plus (iv) the aggregate number of shares of Company Common Stock issuable upon the exercise of, or otherwise represented by, Company RSUs, plus (v) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Warrants that are In the Money, plus (vi) the aggregate number of shares of Company Common Stock issuable or potentially issuable pursuant to, or serving as a measurement benchmark with respect to, any other Company Securities, other than any such shares issuable pursuant to any (x) Company Stock Options that are not In the Money and that are cancelled at the Effective Time without any right to any consideration or (y) Company Warrants that are not In the Money and that do not entitle the holder there of to any consideration or other payment of any kind or any other rights at or after the Effective Time.

(iii)    “In the Money” means, with respect to a Company Stock Option or a Company Warrant, that the exercise price of such Company Stock Option or Company Warrant is less than the Per Share Aggregate Common Consideration.

(iv)    “Per Share Aggregate Consideration” means, (x) in the case of Company Common Stock, the quotient obtained by dividing (i) the Aggregate Residual Consideration Amount by (ii) the Fully Diluted Share Amount (the “Per Share Aggregate Common Consideration”), and (y) in the case of the Company Preferred Stock, the product of the (i) the Per Share Aggregate Common Consideration times (ii) the number of shares of Company Common Stock issuable upon the conversion of a share of Company Preferred Stock.

(v)    “Vested Company Stock Options” means those outstanding unexercised Company Stock Options that are vested as of immediately prior to the Effective Time (including those to become vested at the Effective Time in accordance with Section 2.8(a)).

(b)    Aggregate Consideration. The aggregate amount (the “Aggregate Consideration”) to be paid in connection with the Merger in connection with the cancellation or termination of, or other acquisition or purchase of, all of the Company’s outstanding equity securities, including all Company Preferred Stock and all Company Common Stock and all Company Warrants, Company Options, and Company RSUs and any other rights to acquire, by acquisition, conversion or any other means, any equity securities of the Company, shall be equal to:

(i)    the Revenue Multiple Amount, minus

(ii)    the amount of the Deposit Amount, except if, and then only to the extent that, some or all of the Deposit Amount has been returned to and received by Parent, without any restriction or encumbrance, prior to the Closing, minus

(iii)    the amount of any Indebtedness of the Company (including the aggregate amount of principal and interest then outstanding under any Indebtedness, but not including the Deposit Amount), other than (x) the $5,200,000 face value of Indebtedness of the Company represented by the MTDC Notes as at February 29, 2016, pursuant to the terms of the MTDC Notes as at such date and as previously delivered to Parent, and (y) any obligations in respect of any capitalized leases as existing at the date hereof or entered into after the date hereof in the ordinary course of business and as permitted by this Agreement, but excluding from this clause (y) any obligations arising from any breach of any such capitalized lease, minus

(iv)    the amount, if any, by which (x) the aggregate maximum Certain Closing Related Costs as determined as of the Effective Time, exceeds (y) the aggregate Certain Closing Related Costs determined as at the date hereof as set forth in the column labeled “Maximum Certain Closing Related Costs” on Schedule 3.11(b) of the Disclosure Schedule; provided, that in addition, if the Company modifies any of its existing PTO or COBRA policies or arrangements after the date hereof and such modifications cause an increase in the amounts or costs of the Company’s PTO or COBRA arrangements payable or potentially payable upon any termination of employment by or engagement with the Company or any Company Subsidiary or otherwise in connection with signing of this Agreement or consummation of any of the Transactions, as determined as of the Effective Time, the amount of the adjustment pursuant to this sub-clause (iv) shall be increased by the amount of such increase in amounts or costs caused by such modifications), minus

(v)    the aggregate amount of all unpaid Transaction Fees as determined as of the Effective Time, minus

(vi)    the amount, if any, by which (x) aggregate amount of the bonuses set forth on or required to be set forth on the Bonuses Spreadsheet, as determined as of the Effective Time, that are or are required to be accrued as liabilities of the Company or any Company Subsidiary as of immediately prior to the Effective Time or are otherwise payable at or after the Effective Time, exceeds (y) the aggregate amount of those bonuses set forth in the column titled “Bonuses” on Section 3.11(b) of the Disclosure Schedule (for purposes of this (y), other than any amounts that would be payable to Ivan Trifunovich), minus

(vii)    the aggregate amount of all (if any) Unpaid Debt Issuance Costs and Unpaid Share Issuance Costs as determined as of the Effective Time.

Under no circumstances will Parent be required, in connection with the acquisition of, or termination or cancellation of, all such securities, to pay more than, nor will the aggregate consideration otherwise to be paid or received under any circumstances exceed, the Aggregate Consideration. Without limiting the generality of the foregoing, the Company shall not directly or indirectly pay or provide any consideration or any other amounts (including any termination, cancellation or other fees or amounts) in connection with the acquisition, termination, settlement or cancellation of any such securities (including any Company Securities) in connection with the Merger and other Transactions.
(c)    Company 2016 Revenues. “Company 2016 Revenues” means the consolidated revenues of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2016, determined in accordance GAAP and the rules and regulations of the SEC for financial statements to be filed on Form 10-K and consistent with the Company’s past practice.

(d)    Company 2016 Audit.

(i)    As promptly as practicable after December 31, 2016, and in any event on or prior to February 28, 2017, the Company shall provide Parent with:

(A)    consolidated financial statements (including a balance sheet, income statement and statement of cash flows) for the Company and the Company Subsidiaries for the fiscal year ended December 31, 2016, prepared by the Company in good faith and in accordance with GAAP and the rules and regulations of the SEC for financial statements to be filed on Form 10-K and consistent with the Company’s past practice, and audited by and accompanied by the opinion of Singer Lewak LLP or another nationally recognized accounting firm acceptable to Parent, which opinion shall not be qualified by any limitation on the scope of the audit or contain any qualifications, including any qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made (such financial statements and opinion, together, the “Company 2016 Audit”), which such audited financial statements shall set out, among other things, the Company’s revenues for the fiscal year ended December 31, 2016 which, shall be used to calculate the Revenue Multiple Amount,
(B)    the Closing Capitalization Spreadsheet,
(C)    the Certain Closing Related Costs Spreadsheet,
(D)    the Transaction Fees Spreadsheet, and
(E)    the Bonuses Spreadsheet.
(ii)    The Company shall keep Parent informed and shall consult with Parent during the preparation by the Company or its Representatives of the Company 2016 Audit and the Closing Capitalization Spreadsheet, the Certain Closing Related Costs Spreadsheet, the Transaction Fees Spreadsheet, and the Bonuses Spreadsheet and shall provide Parent promptly with such access to the Company’s personnel and advisors (including accountants) involved in such preparation and determination and with such other information and documentation as Parent may reasonably request. The Company shall provide Parent, at least ten (10) business days prior to delivery of final documents, a final draft of each of the Company 2016 Audit, the Closing Capitalization Spreadsheet, the Certain Closing Related Costs Spreadsheet, the Transaction Fees Spreadsheet, and the Bonuses Spreadsheet, together with reasonable supporting documentation, and shall make its Representatives available to discuss such drafts with Parent.

(e)    Revenue Multiple Amount.

(i)    The “Revenue Multiple Amount” shall be the amount determined by multiplying the 2016 Company Revenues by the corresponding multiple set forth in the table below:

Company 2016 Revenues	Multiple
Less than $3,000,000	1.0x
Equal to or exceeding $3,000,000 to less than $6,000,000	2.0x
Equal to or exceeding $6,000,000 to less than $9,000,000	2.5x
Equal to or exceeding $9,000,000	3.5x
By way of illustration, if 2016 Company Revenues are determined to be nine million dollars ($9,000,000), then the Revenue Multiple Amount shall be thirty one million five hundred thousand dollars ($31,500,000), which is the product of multiplying (i) nine million dollars ($9,000,000) by (ii) the 3.5x multiple corresponding to 2016 Revenues equal to or exceeding nine million dollars ($9,000,000).
(ii)
(A)    Notwithstanding the foregoing or anything else to the contrary in this Agreement, in no event shall Parent or Merger Sub be required to consummate the Merger and the other Transactions if the Revenue Multiple Amount exceeds fifty million dollars ($50,000,000).

(B)    If the Revenue Multiple Amount as determined pursuant to Section 2.11(e)(i) above shall exceed fifty million dollars ($50,000,000), then Parent and Merger Sub shall not be required to, but upon the other terms and conditions of this Agreement may in their sole discretion by notice to the Company elect to, consummate the Merger and the other Transactions. Notwithstanding the foregoing sentence, if the Revenue Multiple Amount as determined pursuant to Section 2.11(e)(i) above shall exceed fifty million dollars ($50,000,000), the Company, in its sole discretion, by written notice to Parent and Merger Sub delivered no later than five (5) business days after the Company delivers to Parent the Company 2016 Audit pursuant to Section 2.11(d)(i), may elect to deem fifty million dollars ($50,000,000) to be the Revenue Multiple Amount for all purposes of this Agreement, in which case the Revenue Multiple Amount shall be fifty million dollars ($50,000,000) and Parent shall be required, subject to the other terms and conditions of this Agreement (with the exception of those in the preceding sentence), to consummate the Merger and the other Transactions.

2.12    Closing Capitalization Spreadsheet

On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Closing Capitalization Spreadsheet”), which shall include as of such date a complete and accurate update of the capitalization representation in Section 3.3 hereof and provide exercise prices for the Company Stock Options and Company Warrants and such other information as Parent may reasonably request to calculate the Per Share Aggregate Consideration. The Company shall deliver to Parent a complete and accurate updated Closing Capitalization Spreadsheet, as of the Closing Date, on the Closing Date. The Closing Capitalization Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Closing Capitalization Spreadsheet is true and correct and that there are no Company Shares, Company Warrants, Company Options, Company RSUs or any other Company Securities or other rights to acquire, by acquisition, conversion or any other means, any equity securities of the Company other than the Company Shares, Company Warrants, Company Options and Company RSUs detailed on such Closing Capitalization Spreadsheet.
2.13    Certain Closing Related Costs Spreadsheet

On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Certain Closing Related Costs Spreadsheet”), which shall include as of such date a complete and accurate update of the Certain Closing Related Costs. The Certain Closing Related Costs Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Certain Closing Related Costs Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Certain Closing Related Costs Spreadsheet, as of the Closing Date, on the Closing Date.
2.14    Transaction Fees Spreadsheet

On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Transaction Fees Spreadsheet”), which shall include as of such date a complete and accurate update of all Transaction Fees payable or potentially payable, as previously set forth on Sections 3.20(a)(i) and 3.20(a)(ii) of the Disclosure Schedule. The Transaction Fees Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Transaction Fees Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Transaction Fees Spreadsheet, as of the Closing Date, on the Closing Date.
2.15    Bonuses Spreadsheet

On the date on which the Company provides Parent with the 2016 Company Audit, the Company shall deliver to Parent a spreadsheet (the “Bonuses Spreadsheet”), which shall include as of such date a complete and accurate itemization and calculation of any bonuses payable or potentially payable to all current and former directors, officers, employees or other service providers of the Company or any Subsidiary and the date that such bonuses shall be paid, if such date is to occur after the Closing Date. The Bonuses Spreadsheet shall be accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company certifying that the Bonuses Spreadsheet is true and correct. The Company shall deliver to Parent a complete and accurate updated Bonuses Spreadsheet, as of the Closing Date, on the Closing Date.
2.16    Payment of Transaction Fees

Parent shall pay or cause to be paid the amounts set forth on the Transaction Fees Spreadsheet, to the extent that such amount that have not been paid by the Company and that remain outstanding and payable, to the recipients of such amounts on or after the Closing Date.
2.17    Additional Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
3.    Representations and Warranties of the Company

Except (i) as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by section or subsection number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided, that any such disclosure shall qualify only the disclosure under the section or subsection number referred to in the Disclosure Schedule and any other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent, on its face, that such disclosure should also qualify such other section or subsection) or (ii) as disclosed in the SEC Reports filed with the SEC during the one (1) year preceding the date hereof and publicly available prior to the date of this Agreement, but excluding (i) any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or similar headings and all other forward-looking, cautionary or predictive statements and (ii) any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K, it being understood that any matter disclosed in such SEC Reports shall be deemed disclosed solely with respect to any section of this Article III as to which the matter relates and the relevance of such matter to such section is reasonably apparent, and provided that any matters required to be disclosed for purposes of Sections 3.3, 3.10, 3.11, 3.14, 3.17 and 3.20 shall not be qualified by any information disclosed in such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Organization and Qualification; Company Subsidiaries

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)    Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, function (e.g., sales, manufacturing, administrative, etc.), executive officers and members of the board of directors or similar body of each subsidiary of the Company as of the date of this Agreement (each a “Company Subsidiary”). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect.

(c)    Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2    Articles of Incorporation and By-laws

The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents.
3.3    Capitalization

(a)    The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.

(b)    As of May 11, 2016:

(i)    18,753,136 shares of Company Common Stock were issued and outstanding, zero (0) shares of which were shares of Company Restricted Stock;

(ii)    zero (0) shares of Company Common Stock were held in the treasury of the Company;

(iii)    zero (0) shares of Company Common Stock were held by any Company Subsidiary;

(iv)    1,069,700 shares of Company Common Stock were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 605,557 Company Common Stock were exercisable;

(v)    572,841 Company RSUs were outstanding, with each Company RSU representing the equivalent of one (1) share of Company Common Stock;

(vi)    430 shares of Company Preferred Stock were issued or outstanding, each of which is convertible into 10,000 shares of Company Common Stock, subject to certain ownership limitations; and

(vii)    23,032,838 Company Warrants were outstanding, with each Company Warrant representing the right to purchase one (1) share of Company Common Stock.

All outstanding Company Shares are validly issued, fully paid and nonassessable and are issued free of any preemptive rights.
(c)    Except for changes since May 11, 2016 resulting from the exercise of Company Stock Options or the vesting of Company RSUs outstanding on such date as set forth on Section 3.3(c) of the Disclosure Schedule, or actions required or permitted to be taken after such date pursuant to Section 5.1 or Section 5.5 of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary, upon exercise or conversion or any other circumstance, to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), other than as described in Section 3.3(b). All Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(d)    Except for the rights of holders of BSV Warrants as set forth in Section 3(b) of the applicable warrant agreements or as set forth on Section 3.3(d) of the Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Stock or any other Company Securities or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens and of all Contracts or other limitations on the Company’s or any Company Subsidiary’s voting rights.

(e)    Section 3.3(e) of the Disclosure Schedule sets forth a listing of (i) all equity compensation plans of the Company, (ii) all outstanding Company Warrants, Company Stock Options, and Company RSUs as of May 11, 2016, (iii) the date of grant and name of holder of each Company Warrant, Company Stock Option, Company RSU and the vesting schedule thereof, and (iv) with respect to Company Stock Options: (x) the portion of which that is vested as of May 11, 2016, and if applicable, the exercise price or repurchase price therefor, (y) the date upon which each Company Stock Option would normally be expected to expire absent termination of employment or other acceleration, and (z) if such award is held by a Person who is not an employee of the Company, the relationship of such Person to the Company. There are no outstanding awards under any Company Equity Compensation Plan other than Company Stock Options and Company RSUs. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the applicable Company Equity Compensation Plan and all other applicable Law; and the per share exercise price of each Company Stock Option was not less than the fair market value of a Company Share on the applicable Grant Date. True and correct copies of the Company Stock Option Plan, the standard award agreements under the Company Stock Option Plan, and each agreement for each outstanding award that does not conform to the standard agreements under the

Company Stock Option Plan have been made available to the Parent. All outstanding awards have been issued under and granted in compliance with a Company Equity Compensation Plan, the Exchange Act and all other applicable Laws.

(f)    The Company is party to a convertible note and settlement agreement (collectively, the “MTDC Notes”) with Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), a true and correct copy of which (with all exhibits and attachments) has been made available to Parent before the date hereof. MTDC has no right to convert the MTDC Note to Company Common Stock.

(g)    Following the Effective Time, holders of Company Warrants shall have no rights pursuant to the Company Warrants other than rights to receive the payments, if any, as described in Sections 2.7(a) and 2.7(b) hereof.

3.4    Authority Relative to this Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Deposit Agreement, to perform its obligations hereunder and thereunder and, subject to obtaining the Required Company Vote to consummate the Transactions. The affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions. The execution, delivery and performance of this Agreement and the Deposit Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Deposit Agreement or to consummate the Transactions (other than, with respect to the Merger, the Required Company Vote and the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes). Each of this Agreement and the Deposit Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Company Board, at a meeting duly called and held on May12, 2016, at which all of the directors of the Company were present, unanimously (i)  determined that the Merger is fair to, and in the best interests of the Company, (ii) approved and adopted this Agreement and the Deposit Agreement and the Transactions (such approval and adoption having been made in accordance with the Nevada Revised Statutes), (iii) recommended that the holders of Company Common Stock adopt this Agreement, and (iv) adopted a resolution and took any other action required so that none of the Company, any of the Transactions or this Agreement or the Deposit Agreement is subject to any restriction set forth in any state takeover Law or similar Law that might otherwise apply (clauses (i)-(iii) collectively, the “Company Board Recommendation”), which actions and resolutions have not been subsequently rescinded, modified or withdrawn in any way.

3.5    No Conflict; Required Filings and Consents

(a)    The execution and delivery of this Agreement and the Deposit Agreement by the Company do not, and the performance of this Agreement and the Deposit Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the Required Company Vote, conflict with or violate any U.S. or non-U.S. law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of or applied by a Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under, any Contract or Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the Deposit Agreement by the Company do not, and the performance of this Agreement and the Deposit Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (x) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and (y) filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes (collectively, the “Company Required Approvals”), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Material Adverse Effect.

3.6    Permits; Compliance

(a)    Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and each of the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or presently contemplated to be conducted (the “Permits”). Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no suspension or cancellation of any Permit is pending or, to the Knowledge of the Company, threatened in writing, and (ii) there have occurred no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Permit (with or without notice, the lapse of time or both).

(b)    Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary since December 31, 2012 has been, in conflict with, or in default, breach or violation of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, with respect to subclause (i) only, for any such conflicts, defaults, breaches or violations that would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2012, (i) neither the

Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority alleging that it is not in compliance in all material respects with any Law, and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation by any Governmental Authority with respect to any violation or potential violation of any Law.

(c)    No Company Product is or has been subject to any Food and Drug Regulations or any requirements with respect to marking or premarket approval or clearance. Neither the Company nor any of the Company Subsidiaries has received any notice from the FDA or any other Governmental Authority that, nor to the Knowledge of the Company is the FDA or any other Governmental Authority investigating whether, any Company Product is or may be subject to any Food and Drug Regulations or any other marking or approval or clearance requirements. Except as disclosed on Section 3.6(c) of the Disclosure Schedule, all Company Products have been developed at private expense and no Governmental Authority has obtained, by contract or otherwise, any rights in any Company Products.

(d)    Neither the Company nor any Company Subsidiary holds a U.S. security clearance or has such a clearance in process.  Neither the Company nor any Company Subsidiary (i) is registered under the International Traffic in Arms Regulations administered by the U.S. Department of State (“ITAR”), (ii) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the ITAR, or (iii) has any such equipment, software, or technical data in the pipeline or under development.  Neither the Company nor any Company Subsidiary (i) manufactures, develops, sells, exports or reexports any equipment, products, software, or technical data that are controlled under the Export Administration Regulations administered by the U.S. Department of Commerce, or (ii) has any such equipment, products, software, or technical data in the pipeline or under development.

3.7    SEC Filings; Financial Statements

(a)    The Company has filed with or furnished to the SEC all forms, reports and other documents required to be filed by it with the SEC since December 31, 2013 (such documents filed since December 31, 2013, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (i) complied, or if filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (ii) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof, at the time of filing will not contain, any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b)    Each of the consolidated financial statements contained in the SEC Reports (i) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presents, or will fairly present, as the case may be, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year‑end adjustments).

(c)    Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2015, including the notes thereto, included in the Company’s Annual Report on Form 10-K for the year then ended as previously filed by the Company with the SEC (the “December 2015 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, except for (i) liabilities and obligations incurred in the ordinary course of business since the date of the December 2015 Balance Sheet that are not material the Company, (ii) liabilities and obligations under executory Contracts to which the Company or any Company Subsidiary is a party as of (and as existing at) the date of this Agreement or entered into after the date hereof as permitted by the terms of this Agreement, other than as a result of a breach thereunder, and (iii) liabilities and obligations incurred in good faith in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transaction or potential alternative Transactions.

(d)    Except as set forth on Section 3.7(d) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness and none of their respective assets or properties is subject to any material Lien (other than Permitted Liens). The face value of the MTDC Notes on February 29, 2016 was $5.2 million.

(e)    Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a‑14 or 15d‑14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(f)    Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other of the SEC Reports.

(g)    The Company maintains a system of “internal controls over financial reporting” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act.

(h)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (i) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(i)    The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective. Since December 31, 2013, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company (and made copies of such disclosures available to Parent) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a‑15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and (iii) any Claim of any of the foregoing. Since December 31, 2013, except as disclosed in the SEC Reports filed prior to the date hereof, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(j)    The Company has made available to Parent copies of all comment letters received by the Company from the SEC since December 31, 2013, relating to the Company’s SEC Reports and all responses of the Company thereto. There are no outstanding unresolved comments with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since December 31, 2013, there has been no material written complaint, allegation, assertion or other Claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since December 31, 2013, no current or former attorney representing the Company or any of the Company Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(k)    To the Knowledge of the Company, since December 31, 2013, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the possible commission of any crime or the violation or possible violation of any Law of the type described in Section 806 of SOX. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of SOX.

(l)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the Knowledge of the Company, since December 31, 2013, there have been no material violations of provisions of the Company’s code of ethics by any such persons.

3.8    Absence of Certain Changes or Events

Since December 31, 2015 through the date hereof, except as contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course. Since December 31, 2015 through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company or any of the Company Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of any sub-section of Section 5.1, other than sub-sections (a), (b), (i) and (m) through (p).
3.9    Absence of Litigation

As of the date hereof, there is no Action pending, and to the Knowledge of the Company, no Action threatened in writing or inquiry or investigation pending or threatened in writing, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that (A) (1) involves (individually or collectively with all other Actions) an amount in controversy in excess of $50,000, (2) seeks material injunctive relief, (3) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement or (4) otherwise individually or in the aggregate if determined adversely or otherwise implemented would be material to the Company or any Company Subsidiary, (B) seeks to materially delay or prevent the consummation of any Transaction, or (C) will cause or require (or purports to cause or require) Parent or any of its affiliates to (x) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or Intellectual Property Rights owned by or licensed by or to Parent or any of its affiliates, or (y) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or any other Transaction or have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company or any Company Subsidiaries, taken as a whole, there are not currently pending, nor have there been since December 31, 2013, any internal investigations or inquiries conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, any of the Company Subsidiaries or their respective officers or employees. As of the date hereof, there is no material Action that the Company or any Company Subsidiary intends to initiate.

3.10    Employee Benefit Plans

(a)    Section 3.10(a) of the Disclosure Schedule lists

(i)    all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, pension, stock option, stock purchase, restricted stock, stock unit, stock appreciation right, equity or non-equity based compensation, incentive, deferred compensation, profit-sharing, hospitalization, medical, disability, life, Code Section 125 “cafeteria” or “flexible benefit”, flexible spending, vacation, tuition, retiree medical or life insurance, supplemental retirement, severance, material fringe benefit, or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts, whether or not subject to ERISA, to which the Company or any Company Subsidiary or any ERISA Affiliate is a party, or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary or any ERISA Affiliate, with respect to which the Company or any Company Subsidiary or any ERISA Affiliate has or could have any obligation,

(ii)    each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated,

(iii)    any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and

(iv)    any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee, director or consultant of the Company or any Company Subsidiary, including any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the “Plans”).

(b)    Other than the Plans, the Company is not required to provide any severance, compensation, bonuses, or other benefits to its employees, directors and consultants under any applicable Law. The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including as applicable (A) a copy of each plan document and trust or other funding arrangement, (B) each most recent summary plan description and summary of material modifications, (C) all annual reports on Internal Revenue Service (“IRS”) Form 5500 filed within the past three (3) years, including all schedules and attachments, (D) the most recently received IRS determination or opinion letter for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, (F) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Plan that is subject to nondiscrimination and/or top-heavy testing, and (G) all insurance contracts, investment management or advisory agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing funding, administration and investment of any Plan. There are no oral Plans. Neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any Contract to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c)    Except as set forth in Section 3.10(c)(i) of the Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code. Except as set forth on Section 3.10(c)(ii) of the Disclosure Schedule, none of the Plans (x) provides for the payment of separation, severance, termination or similar‑type benefits to any person, (y) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar‑type benefits solely or partially as a result of any Transaction, or (z) obligates the Company or any Company Subsidiary to make any payment or provide any benefit in connection with this Transaction, directly or indirectly related thereto. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law. Each of the Plans is subject only to the Laws of the U.S. or a political subdivision thereof. The Company has not, since January 1, 2014, paid for or reimbursed any employee’s health or medical insurance premiums for any coverage other than that provided through the Company’s group health plan. Benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Section 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees.

(d)    Each Plan is now and always has been established, maintained and administered in material compliance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in default under or in violation of, and, to the Knowledge of the Company, there is no default or violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course of business) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(e)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received and is entitled to reply upon a favorable determination or opinion letter from the IRS as to its qualification, each such Plan is in fact qualified under Section 401(a) of the Code, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust or increase any such Plan’s costs.

(f)    With respect to each applicable Plan, (i) neither the Company nor any Company Subsidiary or any of their employees, nor any of the Plans, nor any trust created thereunder, has engaged in a transaction in connection with which the Company or any Company Subsidiary could, directly or indirectly, reasonably be expected to be subject to any civil liability or penalty pursuant to Title I of ERISA or a tax imposed pursuant to Chapter 43 of the Code; (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Plan; (iii) no matters are currently pending with respect to any Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority; and (iv) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in any liability or obligation to the Company, any Subsidiary, or any of their respective employees.

(g)    All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could reasonably be expected to give rise to any such challenge or disallowance.

3.11    Labor and Employment Matters

(a)    The Company represents and warrants that:

(i)    Except as provided in the contracts as in effect on the date hereof set forth in Section 3.11(a)(i) of the Disclosure Schedule, all employees of the Company or any Company Subsidiary are employed on an at-will basis, and their employment can be terminated at any time for any reason, with or without cause, and without notice or payment of severance or any other termination benefits or other amounts or any other costs or liabilities, other than with respect to wages accrued before the termination. Except as provided in the contracts as in effect on the date hereof set forth in Section 3.11(a)(i) of the Disclosure Schedule, the Company’s and each Company Subsidiary’s relationships with all individuals who act on their own as contractors, consultants or other service providers can be terminated at any time for any reason, with or without cause, and without prior notice or payment of severance or any other termination benefits or other amounts, other than for compensation accrued before the termination.

(ii)    Except as set forth in Section 3.11(a)(ii) of the Disclosure Schedule, as of the date hereof, there are no material Claims, disputes, administrative charges, grievances, or controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees.

(iii)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary is, or for the two (2)-year period prior to the date hereof has been, a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Company Subsidiary; none of the employees of the Company or any Company Subsidiary is represented by any labor organization; and, there are no activities or proceedings of any labor union to organize any such employees.

(iv)    All individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary as either “independent contractors” (or comparable status in the case of a foreign Company Subsidiary) or “employees” as the case may be, and at the Effective Time, with respect to those individuals still performing consulting services for the Company or the Company Subsidiary as of the Effective Time, such individuals will qualify for such classification. Similarly, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non‑exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(v)    In the two (2) year period prior to the date hereof, there has not been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage or lockout, or other labor dispute or union organizing effort or similar activity affecting the employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no consent of any labor union is required to consummate the Transactions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

(b)    Section 3.11(b) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of, with respect to each director, officer, employee or other service provider of the Company or any Company Subsidiary: (i) name, (ii) position, (iii) annual base salary or wages, (iv) hire date, and (v) bonus rate, and (vi) maximum Certain Closing Related Costs. The Company has made available to Parent a true and correct copy, as of the date hereof, of written employment contracts and offer letters with employees whose annual base salary exceeds $100,000, exclusive of any incentive payments. To the Knowledge of the Company, as of the date hereof, no employee listed in Section 3.11(b) has terminated or has advised the Company or any Company Subsidiary of his or her intention to terminate his or her relationship or status as an employee or consultant of the Company or any Company Subsidiary for any reason, including because of the consummation of the Transactions, and, except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company and the Company Subsidiaries have no plans or intentions, as of the date hereof, to terminate any such employee.

(c)    The Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws relating to employment of labor and employment practices, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Action pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission, any court, or any other Governmental Authority with respect to the employment practices of the Company or any Company Subsidiary, other than charges or Actions, individually or in the aggregate, that would not (i) prevent or materially delay consummation of the Merger or (ii) if adversely determined, result in material liability to the Company or any Company Subsidiary.

3.12    Proxy Statement

The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) shall not, on the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading. The Proxy Statement and all documents required to be filed by the Company with the SEC or disseminated to the Company’s stockholders in connection with this Agreement and the Transactions shall comply as to form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and all other applicable Law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents.

3.13    Property and Leases

(a)    The Company or one of the Company Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the December 2015 Balance Sheet (except for tangible assets (including all Company Intellectual Property) sold or disposed of since that date in the ordinary course of business) free of any Liens other than Permitted Liens. The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in serviceable condition and repair, except for ordinary wear and tear, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(b)    Neither the Company nor any of the Company Subsidiaries owns any real property.

(c)    Section 3.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all leases of real property (a “Company Leased Real Property”) to which the Company or any Company Subsidiary is a party. All such leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not prevent or materially delay consummation of the Merger and as, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any zoning or other land-use regulation proceedings, or any change in any applicable Laws or Permits that would materially limit the use and operation of the Company Leased Real Property as currently used and operated. All of the buildings, fixtures and other improvements located on the Company Leased Real Property are adequate and suitable in all material respects for the purpose of conducting the Company’s business as presently conducted, and to the Knowledge of the Company, the operation thereof as presently conducted is not in violation in any material respect of any applicable building code, zoning ordinance or other applicable Law regulating land use.

3.14    Intellectual Property

(a)    Schedule of Registered Intellectual Property. Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status. The Company and/or one of the Company Subsidiaries are listed in the records of the appropriate Governmental Authority as the sole owner of each item of Registered Company Intellectual Property.

(b)    USPTO and Governmental Authority Actions. The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, as applicable. Except as set forth in Section 3.14(b) of the Disclosure Schedule, all assignments of Registered Company Intellectual Property to the Company or any Company Subsidiary have been duly executed and recorded with the appropriate Governmental Authorities. As of the date of this Agreement, the Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents and taken all reasonable currently or previously required actions for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Company Intellectual Property and its priority, validity and enforceability. Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no outstanding actions that must be taken for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property as of the date of this Agreement, including the payment of any registration, maintenance or renewal fees, or the filing of any affidavits, responses, recordations, certificates or other documents. To the Knowledge of the Company, the Company and the Company Subsidiaries have complied with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office, U.S. Copyright Office and any applicable foreign Governmental Authorities with respect to each item of Registered Company Intellectual Property, to the extent that compliance affects the priority, validity, or enforceability of such Registered Company Intellectual Property. To the Knowledge of the Company, each item of Registered Company Intellectual Property has been prosecuted in compliance with such rules, policies and procedures of the U.S. Patent and Trademark Office, U.S. Copyright Office and any applicable foreign Governmental Authorities. To the Knowledge of the Company, there is no Intellectual Property or Intellectual Property Right of any person that would or could reasonably be expected to provide grounds for invalidation or limitation of any Patent or its term owned or exclusively licensed by the Company or the Company Subsidiaries.

(c)    Trademarks. All Trademarks included in the Registered Company Intellectual Property have been in continuous use sufficient to maintain the registrability of such Trademarks in the form appearing in, and in connection with the goods and services listed in, the applicable registration certificates or renewal certificates, as the case may be.

(d)    Rights to Intellectual Property Ordered or Awarded. Neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that would or could reasonably be expected to require the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Intellectual Property Rights or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(e)    No Proceedings. No Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the U.S. or any foreign jurisdiction and, to the Knowledge of the Company, no such action has been threatened.

(f)    Trade Secrets. The Company and the Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken commercially reasonable steps to protect their rights in and to their Trade Secrets, including by not making any disclosure of Trade Secrets except under written confidentiality obligations. To the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Owned Intellectual Property or breach in any material respect of any obligations of confidentiality with respect to the Company Owned Intellectual Property, which material Trade Secrets include all Trade Secrets embodied or used in Company Products. The Company and the Company Subsidiaries are in compliance in all material respects with, and have not breached in any material respect, any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Third Party Trade Secrets, and have not otherwise misappropriated or disclosed without authorization such Third Party Trade Secrets.

(g)    Employees, Consultants, & Contractors. The Company and the Company Subsidiaries have and enforce policies requiring each employee, consultant and contractor who is involved in the development of Intellectual Property to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work, that (x) to the extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that is developed by the employees, and, with respect to consultants or contractors, all Intellectual Property that is developed by the consultants or contractors in the course of performing services for the Company or any Company Subsidiaries and (y) otherwise appropriately protect the Intellectual Property and Intellectual Property Rights of the Company and any Company Subsidiary and the Trade Secrets of Third Parties (each, an “Employee IP Agreement”). Except as set forth on Section 3.14(g) of the Disclosure Schedule, all present and former employees, officers, consultants and contractors of the Company or any Company Subsidiary who are involved in development of Intellectual Property have signed an appropriate Employee IP Agreement, in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, the forms attached to Section 3.14(g) of the Disclosure Schedule. Section 3.14(g) of the Disclosure Schedule lists any present and former employees, officers, consultants or contractors of the Company or any Company Subsidiary involved in the development of Intellectual Property who have not signed any agreement in such form. The failure of the Company to have signed appropriate Employee IP Agreements with the individuals set forth on Section 3.14(g) of the Disclosure Schedule, individually or in the aggregate, has not had and will not have a Material Adverse Effect. No current employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in development of Intellectual Property and, to the Knowledge of the Company, no former employee, officer, consultant or contractor of the Company or any Company Subsidiary involved in development is in default or breach of any term of any Employee IP Agreement or other employment or contractor agreement, non-disclosure agreement, assignment agreement, or similar Contract relating to Intellectual Property or Intellectual Property Rights entered into between such employee, officer, consultant or contractor and the Company or any Company Subsidiary in connection with such individual’s employment or other engagement with the Company or any Company Subsidiary. No present or former employee, officer, consultant or contractor of the Company or any Company Subsidiary has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property (other than to the extent any such individual has a non-exclusive license to use Company Products granted by the Company or a Company Subsidiary in the ordinary course of business). Section 3.14(g) of the Disclosure Schedule contains a complete and accurate list of all limitations of, exceptions to, and exclusions and carve-outs from any employee assignment of Intellectual Property or Intellectual Property Rights contained in any Employee IP Agreement to the extent any such limitation, exception, and exclusion or carve-out would reasonably be expected to be related to Intellectual Property or Intellectual Property Rights used (or held for use) or practiced by the Company or any Company Subsidiary or any other aspect of the business of the Company or any Company Subsidiary (collectively, the “Employee Retained IP”). No Employee Retained IP is included in (or claimed or purported to be included in) any Intellectual Property or Intellectual Property Rights included in any Company Products (other than Employee Retained IP that is generally available to the public under Open Source license terms).

(h)    Enforceability, Validity of Intellectual Property. To the Knowledge of the Company, there are no facts, circumstances, information, Intellectual Property or Intellectual Property Rights that would reasonably be expected to limit or render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property (or provide any grounds therefor). Neither the Company nor any Company Subsidiary has received any Claim challenging or questioning the priority, validity or enforceability of any of the Owned Company Intellectual Property, or indicating an intention on the part of any person to bring a Claim that any of the foregoing is invalid, is unenforceable or has been misused. The Intellectual Property Rights included in the Owned Company Intellectual Property are subsisting and in full force and effect, are valid and enforceable, and have not been abandoned or passed into the public domain. To the Knowledge of the Company, there are, as of the date of this Agreement, no facts, circumstances, information, Intellectual Property or Intellectual Property Rights that will adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation and the Company Subsidiaries to use and practice the Company Intellectual Property from and after the Effective Date.

(i)    No Infringement or Misappropriation of Company Intellectual Property. To the Knowledge of the Company, no person has infringed, misappropriated, used or disclosed without authorization, or otherwise violated or is infringing, misappropriating, using or disclosing without authorization, or otherwise violating, any Intellectual Property Rights owned or exclusively licensed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has made any Claim with respect to infringement or misappropriation of any Owned Intellectual Property Rights or Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary against any person, nor has the Company or any Company Subsidiary issued any written communication inviting any person to take a license, authorization, covenant not to sue or the like with respect to any such Intellectual Property Rights. Neither the Company nor any Company Subsidiary has received any notice or Claim challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto.

(j)    Infringement by Company. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the current or prior acts or activities of the Company or any Company Subsidiary, nor any Company Product have ever infringed (directly, contributorily, by inducement or otherwise), misappropriated, used or disclosed without authorization, or otherwise violated any Intellectual Property or Intellectual Property Rights, as applicable, of any person or constituted unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any Company Subsidiary has received any Claim, or notice of any Action, relating to any of the foregoing and, to the Knowledge of the Company, there are no facts, circumstances or information that could reasonably be expected to be the basis for such a Claim or Action. Neither the Company nor any Company Subsidiary has received any written communication inviting the Company or any Company Subsidiary to take a license, authorization, covenant not to sue or the like with respect to Intellectual Property Rights, other than in connection with licenses granted to the Company or the Company Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the Company or any Company Subsidiary. Notwithstanding anything to the contrary in this clause (j), the Company makes no representations and warranties in this clause (j) regarding the acts or activities of the Company or any Company Subsidiary, any Company Product or any Company Intellectual Property or Intellectual Property Rights vis-à-vis Parent or any of its affiliates or any of Parent’s or its affiliates’ products or services or Intellectual Property or Intellectual Property Rights.

(k)    Ownership; Licenses. The Company and the Company Subsidiaries solely and exclusively own all right, title and interest (including the sole right to enforce) in and to the Owned Company Intellectual Property free and clear of all Liens. The Company and the Company Subsidiaries have not granted to any person any license, right, or other permission to exercise any rights under the Company Intellectual Property Rights or to use the Company Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business using the Company or Company Subsidiary form agreements) and are under no obligation to grant any such licenses, rights, or permissions. To the Knowledge of the Company, all of the Company Intellectual Property is duly and validly licensed to the Company or the applicable Company Subsidiary pursuant to a valid and enforceable Contract, or the

Company and the Company Subsidiaries otherwise have a valid and enforceable right with respect to such Company Intellectual Property, for use in the manner in which such Company Intellectual Property is used (or held for use) or practiced in the conduct of the Company’s and the Company Subsidiaries’ businesses including in the Company Products. Following the Effective Time, the Surviving Corporation will own or have (pursuant to the Company Intellectual Property Agreements and the Company’s and the Company Subsidiaries’ other Contracts) the same rights as the Company and the Company Subsidiaries had immediately prior to the Effective Time with respect to all Company Intellectual Property.

(l)    Scheduled Intellectual Property Agreements. Section 3.14(l) of the Disclosure Schedule contains a complete and accurate list of (i) all Contracts under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license, covenant, release, immunity, assignment, or other right with respect to any Intellectual Property Rights, whether now existing or existing in the future, (ii) all Contracts under which any Third Party has granted or agreed to grant to the Company or any Company Subsidiary any license, covenant, release, immunity, assignment, or other right with respect to Intellectual Property Rights, and (iii) all Contracts to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is otherwise bound, that relate to any Intellectual Property Rights and are not otherwise included in clause (i) or (ii) above; (other than (x) non-exclusive licenses of Software included within the Company Products granted to customers by the Company or the Company Subsidiaries in the ordinary course of business using the Company or the Company Subsidiary form agreements, and (y) shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements related to Software licensed by the Company or the Company Subsidiaries that is generally available on a commercial basis) (collectively, the “Company Intellectual Property Agreements”). To the Knowledge of the Company, all Company Intellectual Property Agreements are in full force and effect, and enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally). The Company and each Company Subsidiary are in material compliance with, and have not materially breached any term of, any such Company Intellectual Property Agreements and, to the Knowledge of the Company, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements. To the Knowledge of the Company, there are no pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent. Except as set forth on Section 3.14(l)(iv) of the Disclosure Schedule, the Company does not have any obligation to pay royalties, fees, commissions or other amounts to any other Person (other than sales commissions paid to consultants according to the Company’s standard commissions plan, if any) upon or for the use of any Company Intellectual Property.

(m)    Effect of Transaction. Neither the execution, delivery and performance of this Agreement or any Contracts, documents, or instruments to be executed by the Company or any Company Subsidiary after the date of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under, the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing). Following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that the Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement or any Contracts, documents, or instruments to be executed by Company or its

Subsidiaries after the date of this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. Neither the execution, delivery and performance of this Agreement or any Contracts, documents, or instruments to be executed by the Company or the Company Subsidiaries after the date of this Agreement nor the consummation of the Transactions, nor any Contract to which the Company or any Company Subsidiary is a party or otherwise bound, will cause or require (or purports to cause or require) the Surviving Corporation or Parent or any of its affiliates to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or any of its affiliates, or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of clauses (i) and (ii), with respect to the Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that the Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).

(n)    Open Source. Section 3.14(n) of the Disclosure Schedule contains a complete and accurate list of all Open Source that is included in the Company Intellectual Property, including all Open Source that is incorporated into, integrated or bundled with, linked to, used in the development or compilation of, or otherwise used in or with any Company Product or System. No Company Product incorporates, is integrated or bundled with, links to or is otherwise used with any Copyleft Open Source. The Company and the Company Subsidiaries have complied with all Open Source license terms applicable to such Open Source. The Company and the Company Subsidiaries have used commercially reasonable efforts to (x) identify all Open Source in each Company Product, and (y) regulate the use and distribution of Open Source in compliance with the applicable Open Source licenses. To the Knowledge of the Company, there has been no material deviation from or violation of the policies of the Company or the Company Subsidiaries with respect to Open Source in connection with the Company Products.

(o)    Standards, SIGs. Section 3.14(o) of the Disclosure Schedule contains a list of all standards-setting organization, university or industry bodies and consortia, and other multi-party special interest groups and activities in which the Company or any Company Subsidiary is currently participating, or in which the Company or any Company Subsidiary has participated in the past, to the extent that such past participation imposes or purports to impose any continuing obligations on the Company or any Company Subsidiary (or, following the Effective Time, on Parent, the Surviving Corporation or any other affiliate) with respect to licensing or granting of any other Intellectual Property Rights, and a description of, or reference to, the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other activities.

(p)    Company Products. Section 3.14(p) of the Disclosure Schedule sets forth a summary list of all Company Products, indicating as to each such Company Product (i) the extent to which, if any, the Company Product is offered to customers, and (ii) the Company Product’s stage of development and (iii) whether and to what extent the Company Product is or was developed by the Company or any Company Subsidiary or by Third Parties. “Company Products” means all services and products of the Company and Company Subsidiaries that are currently offered commercially or under development.

(q)    Contaminants. To the Knowledge of the Company, the Software included in the Company Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, hardware, data or other materials (collectively, “Contaminants”).

(r)    Systems. The computer, information technology and data processing systems, facilities and services used by the Company and the Company Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company and the Company Subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Systems from Contaminants. The Systems, the procedures and processes for developing, supporting and maintaining the Systems, and the applications programming interfaces, protocols, data structures, command structures and other interfaces with respect to the Systems are documented in a commercially reasonable manner that would permit persons generally skilled in the subject matter of such Systems (including applications therefor) (e.g., personnel experienced in the support of Software, maintenance of network equipment, etc.) to develop, support and maintain such Systems (including applications therefor) in accordance with industry standards and in a manner that would permit the Company and the Company Subsidiaries to grow in accordance with the projections of the Company and the Company Subsidiaries without material disruption or interruption or effect on performance. All Systems, other than Software that is duly and validly licensed to the Company and the Company Subsidiaries pursuant to a Company Intellectual Property Agreement listed in Section 3.14(l) of the Disclosure Schedule, are owned and operated by and are under the control of the Company and the Company Subsidiaries, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company and the Company Subsidiaries. From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company and Company Subsidiaries would have had and been able to exercise had this Agreement and such other Contracts, documents and instruments to be executed and delivered after the date of this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company and the Company Subsidiaries would otherwise have been required to pay anyway.

(s)    Privacy. The Company does not collect, obtain, receive or otherwise request any User Data or Personal Data in the conduct of the Company’s business including in operating or facilitating the operation of any Company Product. To the Knowledge of the Company, the Company has complied at all times with all applicable Laws pertaining to privacy, User Data, or Personal Data. Neither the execution, delivery, or performance of this Agreement or the Deposit Agreement, nor the consummation of the Merger or any of the other Transactions, will result in any violation of any Law pertaining to privacy, User Data, or Personal Data.

3.15    Taxes

(a)    Each of the Company and the Company Subsidiaries has filed all income and other material Tax Returns that it was required to file under applicable Law and regulations. All such Tax Returns were correct and complete in all material respects, and were prepared in substantial compliance with all applicable Law and regulations. All material Taxes due and owing by Company or the Company Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 3.15

(c) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any of the Company Subsidiaries has received written notice from a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary, as applicable, does not file Tax Returns to the effect that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other persons, and all Tax Returns (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(b)    No Claim for the assessment or collection of Taxes has been or is presently being asserted by any Governmental Authority or otherwise is outstanding against the Company or any of its Subsidiaries; to the Knowledge of the Company, no rationale underlying a Claim for Taxes has been asserted previously by any Governmental Authority that could be asserted in any other period; and there is no Action by any Governmental Authority pending or threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding powers of attorney with respect to Taxes. Neither the Company nor any of its Subsidiaries has paid or become liable to pay any penalty, fine, surcharge or interest in respect of Tax.

(c)    Section 3.15(c) of the Disclosure Schedule lists all income and other material federal, state, local and foreign Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after January 1, 2012, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company and any of the Company Subsidiaries since January 1, 2012. Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any Company Subsidiary has received written notice of any Claim made by a Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns, that the Company or such Company Subsidiary is or may be required to file Tax Returns in, or be subject to Tax by, that jurisdiction.

(d)    The Transactions (including the Merger) will not result in the payment or series of payments by the Company or any of the Company Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code (without regard to Subsection (b)(4) thereof), or any similar payment, that is not deductible for federal, state, local or foreign Tax purposes. Except as set forth in Section 3.15(d) of the Disclosure Schedule, there is no Contract to which the Company or any of the Company Subsidiaries is a party that, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code or (ii) could require the Company, the Company Subsidiaries or Parent or its subsidiaries to compensate any individual for excise taxes paid pursuant to Section 4999 or Section 409A(a)(1)(B) of the Code. Each Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has at all times been in good faith compliance, and since January 1, 2009 has been in compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan, employment agreement, or other contract, plan, program, agreement, or arrangement.

(e)    The accruals and reserves for taxes reflected in the December 2015 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the date of this Agreement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 2015 Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the December 2015 Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(f)    None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns that include only the Company and the Company Subsidiaries) provided for under the Laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither Company nor any Company Subsidiary is or could be liable for the Taxes of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502‑6 (or any similar provision of Law), as transferee, successor, by Contract or otherwise. None of the Company or the Company Subsidiaries is a party to any joint venture, partnership or similar arrangement that could reasonably be expected to be treated as a partnership for any Tax purposes.

(g)    None of the Company or any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time), or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(h)    Neither the Company nor any of the Company Subsidiaries has been a U.S. Real Property Holding Corporation (“USRPHC”) within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)    No Company Subsidiary is a passive foreign investment company (“PFIC”) as defined in Section 1297(a) of the Code.

(j)    The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing Law and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and the Company Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of the Company Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury regulations promulgated under Section 482 of the Code.

(k)    The Company has made available to Parent all documentation relating to, and each of the Company and the Company Subsidiaries are in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(l)    Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement.

(m)    Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” as defined in Section 6707A(c)(1) and Treasury Regulation Section 1.6011‑4(b) of the Code.

(n)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(A)    change in the method of accounting for a taxable period ending on or prior to the Effective Time;
(B)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time;
(C)    intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law);
(D)    installment sale or open transaction disposition made on or prior to the Effective Time; or
(E)    prepaid amount received on or prior to the Effective Time.
3.16    Environmental Matters

(a) Each of the Company and each Company Subsidiary is, and since the date four years prior to the date of this Agreement has been, in compliance with all applicable Environmental Laws, (b) none of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters at or beneath such property) are contaminated with any Hazardous Substance that would give rise to any liability or other obligation under any Environmental Law, (c) since the date four years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, letter, or other written request for information stating that it may be liable pursuant to any applicable Environmental Laws for any contamination by Hazardous Substances at any site containing Hazardous Substances, and to the Knowledge of the Company there are no facts that would give rise to any liability for the presence or release of, or exposures to Hazardous Substances, (d) each of the Company and each Company Subsidiary possesses and is now in material compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) for the ordinary conduct of the Company’s business and any allegations of current or historical non-compliance with Environmental Laws or Environmental Permits has been resolved to the satisfaction of the relevant Governmental Authorities. The Company has made available to Parent all written assessments, reports, data, results of investigations or audits, in the possession of the Company or the Company Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and the Company

Subsidiaries, or the compliance (or noncompliance) by the Company and the Company Subsidiaries with any applicable Environmental Laws. This Section 3.16 is the sole and exclusive representation and warranty of the Company or any Company Subsidiary regarding environmental matters, or liability or compliance related to Environmental Laws, Environmental Permits, or Hazardous Substances.
3.17    Material Contracts

(a)    Subsections (i) through (xix) of Section 3.17(a) of the Disclosure Schedule lists the following respective types of Contracts in effect as of the date hereof (together with all amendments and supplements) to which the Company or any Company Subsidiary is a party, or by which any property or asset of the Company or any Company Subsidiary is bound or affected (such Contracts as are required to be set forth in Section 3.17(a) of the Disclosure Schedule and any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) collectively being, the “Company Material Contracts”):

(i)    each Contract that (A) is likely to involve consideration of more than $100,000, in the aggregate, during the calendar year ending December 31, 2016 or any other subsequent year, or (B) is likely to involve consideration of more than $200,000, in the aggregate, over the remaining term of such Contract, and that, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment, and without more than ninety (90) days’ notice;

(ii)    all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts, except any such Contract that can be canceled by the Company or a Company Subsidiary without penalty or further payment and without more than ninety (90) days’ notice;

(iii)    (A) all employment Contracts of those employees and managers that receive from the Company or any Company Subsidiary annual compensation (including base salary, commissions, incentive payments, and annual or other periodic or project bonuses) in excess of $100,000, and (B) all individual consulting Contracts for those consultants that receive from the Company or any Company Subsidiary annual compensation in excess of $100,000 (provided that references to such Contracts have been made completely anonymous for those employees, managers or consultants based in jurisdictions where this is required under applicable data privacy/protection Laws);

(iv)    all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or a Company Subsidiary, or income or revenues related to any product of the Company or a Company Subsidiary;

(v)    all Contracts evidencing indebtedness for borrowed money in excess of $50,000;

(vi)    all Company Intellectual Property Agreements;

(vii)    all Contracts relating to the creation, research or development of any Intellectual Property by the Company or any Company Subsidiary, alone or jointly with Third Parties that is likely to involve consideration of more than $100,000 over the life of the Contract;

(viii)    all Contracts pursuant to which the Company or any Company Subsidiary provides professional services to a Third Party that is likely to involve consideration of more than $100,000 over the life of the Contract;

(ix)    all material Government Contracts, other than purchase orders entered into in the ordinary course of business;

(x)    all Contracts involving joint ventures, strategic alliance, joint development, partnership, investment or similar arrangements or relationships that are material to the Company and the Company Subsidiaries taken as a whole;

(xi)    all Contracts that grant a right of first refusal, first offer or similar right to, or that limit or purport to limit the ability of the Company or any Company Subsidiary to, or, upon the consummation of the Merger, Parent or any of its subsidiaries to, compete in any line of business, with any person or entity, in any geographic area or during any period of time;

(xii)    all material Contracts that result in any person holding a power of attorney from the Company or, any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xiii)    any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or upon a termination of employment or service in connection therewith);

(xiv)    any Contract providing for indemnification, contribution or any guaranty in an amount that is or could be material to the Company, other than any contract providing for indemnification entered into in connection with the distribution, sale or license of products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in the Company’s standard forms of agreements as made available to Parent;

(xv)    any Contract entered into since December 31, 2013, (A) relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or equity ownership interests for consideration in excess of $100,000, or (B) pursuant to which the Company or any Company Subsidiary will acquire any interest in any other person, other than the Company Subsidiaries, in each case, that contain ongoing obligations that are material to the Company and the Company Subsidiaries;

(xvi)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (other than to the Company’s customers in the ordinary course of business), in each case, in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly-owned Company Subsidiaries, in each case, in the ordinary course of business;

(xvii)    for any customer, supplier, reseller or distributor required to be specified in Section 3.22 of the Disclosure Schedule, all material Contracts with each of them; provided, that material purchase orders and service contracts that do not differ materially from the Company’s standard terms and conditions need not be listed (but for the avoidance of doubt shall be Material Contracts);

(xviii)    all Contracts that would obligate the Company or any Company Subsidiary to make any payment in connection with the Merger or this Agreement; and

(xix)    all other Contracts, whether or not made in the ordinary course of business, the absence or termination of which would have a Material Adverse Effect.

(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedule, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to, or affecting the rights and remedies of creditors generally); the Company or the Company Subsidiary, as applicable, is not in default under any Company Material Contract, has not committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the Company Material Contract; and none of the Company Material Contracts has been canceled by the other party, (ii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract, (iii) the Company and the Company Subsidiaries have not received any claim of default under any Company Material Contract and have not committed or failed to perform any act that, with or without notice, the lapse of time, or both, could constitute a breach or violation of, or default under any such Contract, which has not been cured in accordance with the cure provisions of such Contract, and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default or give rise to cancellation rights under any Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments and supplements thereto.

3.18    NASDAQ

Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is in material compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Capital Market (“Nasdaq”), including all applicable corporate governance rules and regulations. The Company has made available to Parent all correspondence and communications between the Company and Nasdaq since December 21, 2015 relating to any compliance matters, including any notices from Nasdaq and any responses or requests by the Company. As a result of the Company’s Nasdaq listing, holders of Company Common Stock will not have any appraisal rights pursuant to NRS 92A.300 through 92A.500 in connection with the Merger.
3.19    Insurance

(a)    The Company and each Company Subsidiary are, and continually since the later of December 31, 2013 or the date of acquisition by the Company with respect to any Company Subsidiary have been, insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(b)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    Other than with respect to any Plans disclosed on Section 3.10(a) of the Disclosure Schedule pursuant to which benefits are provided through insurance contracts, at no time subsequent to the later of December 31, 2013 or the date of acquisition by the Company with respect to any Company Subsidiary, has the Company or any Company Subsidiary been denied any insurance or indemnity bond coverage except as would not have, individually or in the aggregate, a Material Adverse Effect. There is no pending material claim by the Company or any Company Subsidiary under any insurance policy.

3.20    Brokers; Contingent Payment Obligations

Except as set forth in Section 3.20(a)(i) of the Disclosure Schedule, no broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions. Except as set forth in Section 3.20(a)(ii) of the Disclosure Schedule, Ivan Trifunovich is not entitled to, and no person on Ivan Trifunovich’s behalf is entitled to, receive any “Contingent Payment” or other payment pursuant to his employment agreement, as amended, as a result of the execution, performance or completion of this Agreement or any of the Transactions.
3.21    Takeover Statutes

The Company Board has taken, and will not modify, repeal or revoke, all action necessary to render inapplicable NRS 78.378 - 78.78.3793 and NRS 78.438 - 78.444 as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Articles of Incorporation or Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.
3.22    Suppliers, Customers, Resellers and Distributors

Section 3.22 of the Disclosure Schedule contains a complete and accurate list of the Top Customers, Top Distributors, Top Resellers and Top Suppliers. Since March 31, 2016, there has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any Top Customer, Top Supplier, Top Distributor or Top Reseller or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any Company Subsidiary has received any written communication or notice from any such customer, supplier, distributor or reseller to the effect that, or otherwise has knowledge that, any such customer, supplier, distributor or reseller (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary, or (ii) will fail to perform in any material respect, or is reasonably likely to fail to perform in any material respect, its obligations under any contract with the Company or any Company Subsidiary.
3.23    Restrictions on Business Activities

Except for those Contracts and Orders in Section 3.23 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and no asset or property of the Company or any Company Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract that restricts, in any significant respect, or prohibits the Company or any Company Subsidiary from freely engaging in the Company’s business, from competing anywhere in the world, or from making use of any material Intellectual Property or Intellectual Property Rights (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company’s business, or restricting the prices which the Company or any Company Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions), or the acquisition by the Company or any Company Subsidiary of any property or assets), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.
3.24    Certain Business Practices

(a)    Since December 31, 2013, neither the Company, any Company Subsidiary nor any director, officer, employee or agent of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any comparable Law, or (iii) made any other unlawful payment. Since December 31, 2013, there have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

(b)    From December 31, 2013, the Company and each Company Subsidiary have conducted their export transactions in accordance in all material respects with applicable provisions of the export Laws. Without limiting the foregoing:

(i)    the Company and each Company Subsidiary have obtained all export licenses and other approvals required for their exports of products and technologies from the U.S.;

(ii)    the Company and each Company Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

(iii)    there are no pending or, to the Knowledge of the Company, threatened Claims against the Company or any Company Subsidiary with respect to such export licenses or other approvals; and

(iv)    to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export transactions that would reasonably be expected to give rise to any material future Claims.

3.25    Affiliate Transactions

Except for employment-related Contracts and agreements with officers and directors in their capacities as such, in each case to the extent set forth on Section 3.25 of the Disclosure Schedule, no director, officer or other affiliate of the Company or any of the Company Subsidiaries is party to any Contract, transaction, indebtedness or other arrangement with the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is party.
3.26    Opinion of Financial Advisor

Prior to the execution of this Agreement, the Company Board received an opinion from Torreya Partners (the “Company Financial Advisor”) to the effect that, as of the date thereof and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Aggregate Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a copy of such opinion. Such opinion has not been amended or rescinded. The Company has been authorized by the Company Financial Advisor to include such opinion and a description of the Company Financial Advisor’s analysis in the Proxy Statement.
3.27    Data Protection

The Company and each Company Subsidiary have complied with all applicable Laws and their respective published privacy policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or any Company Subsidiary). The Company and each Company Subsidiary have taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors), and no person (including any Governmental Authority) has made any Claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any Company Subsidiary (or any of their respective employees or contractors) (and there is no reasonable basis for any such Claim or Action). The execution, delivery and performance of this Agreement and the consummation of the Transactions complies (and the disclosure to and use by Surviving Corporation and Parent and its affiliates of such information after the Effective Time will comply) with the Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected). The Company and each Company Subsidiary have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable persons required by applicable Laws related to privacy and data security and have filed any required registrations with the applicable data protection authority (and a list of those registrations is listed in Section 3.27 of the Disclosure Schedule).
3.28    Information Technology

In the twelve (12) month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or any Company Subsidiary. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and Company Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and the Company Subsidiaries. The Company and Company

Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.
3.29    Minute Books

The Company has made available to Parent true and correct copies of the minute books of the Company from December 31, 2013 through April 1, 2016. The minute books of the Company contain true and complete originals or copies of all minutes of meetings of, and actions by, the stockholders and the Board of Directors of the Company and all committees of the Board of Directors of the Company, and accurately reflect all corporate actions of the Company which are required by applicable Law, the Articles of Incorporation, the By-laws or other governing documents to be passed upon by the Board of Directors or stockholders of the Company.
3.30    No Other Representations or Warranties

Except for the representations and warranties set forth in this Article III, Parent and Merger Sub acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company, and that Parent and Merger Sub have not relied and shall not rely on any such representation or warranty, and the Company each hereby disclaim any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub or any of its or their Representatives of any documentation or other information by the Company or any of its Representatives with respect to any one or more of the foregoing.
4.    Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
4.1    Corporate Organization

Parent is a corporation duly organized and validly existing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in such good standing or to have such power and authority, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.
4.2    Authority Relative to this Agreement

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
4.3    No Conflict; Required Filings and Consents

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, where, with respect to clauses (ii) and (iii), such conflicts, violations, breaches, defaults or other occurrences would, individually or in the aggregate, prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (x) the Exchange Act and Blue Sky Laws, and (y) the filing and recordation of appropriate merger documents as required by the Nevada Revised Statutes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement to consummate the Transactions.

4.4    Financing

Parent currently has access to, and at or prior to the Effective Time Parent will have, the funds necessary to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith. Parent currently has access to, and at the date the Company receives the Required Company Vote, Parent will have, the funds necessary to deliver to the Company the Deposit Amount. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions.
4.5    Proxy Statement

The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, shall not, as of the date first mailed to the stockholders of the Company, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents.
4.6    Absence of Litigation

There is (a) no Action pending and (b) to the actual knowledge of the executive officers of Parent, (i) no inquiry or investigation by any Governmental Authority pending and (ii) no Action, inquiry or investigation by any Governmental Authority threatened in writing against Parent, any subsidiary of Parent, or any property or asset of Parent, or any subsidiary of Parent, that, individually or in the aggregate, is reasonably likely to prevent the consummation of any Transaction or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement or seeks to materially delay or prevent the consummation of the Merger and the other Transactions. Neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any settlement agreement or similar written agreement with any Governmental Authority, or any Order of any Governmental Authority, that is reasonably likely to prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement
4.7    Merger Sub

All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the other Transactions, Merger Sub has not incurred any material obligations or liabilities, and has not engaged in any material business or activities or entered into any material Contracts or arrangements with any person or entity.
4.8    Vote Required

No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the Transactions.
4.9    No Other Representations or Warranties

Except for the representations and warranties set forth in this Article IV, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub, and that the Company has not relied and shall not rely on any such representation or warranty, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives with respect to any one or more of the foregoing.
5.    Conduct of Business Pending the Merger

5.1    Conduct of the Business Pending the Merger

Parent acknowledges and agrees that Parent does not unilaterally seek to cause the Company to conduct its business in a manner other than the Company’s ordinary course of business or to change the operations or design of the Company, and that Parent seeks for the Company to operate its business in the ordinary course, not materially different from its current practices and consistent with the way and manner the

Company has been designed and with the purposes outlined by the Company in the forecasts provided by the Company to Parent prior to the date of this Agreement. In the event that the Company desires to undertake initiatives or activities inconsistent with such operations of the Company or outside of the ordinary course of business, such initiatives and activities must first be discussed with Parent and mutually agreed upon by the Company and Parent pursuant to this Section 5.1 before being undertaken by the Company (such agreement not to be unreasonably, withheld, conditioned or delayed by either of the Company or Parent). For the avoidance of doubt, the purpose of the following in this Section 5.1 is to prevent the Company from engaging in activities and initiatives other than the Company’s ordinary course of business.
Between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except (x) as required by Law or (y) as may first be discussed with Parent and mutually agreed upon by the Company and Parent pursuant to this Section 5.1 before being undertaken by the Company (such agreement not to be unreasonably, withheld, conditioned or delayed by either of the Company or Parent), (i) the Company shall, and shall cause each Company Subsidiary to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business and in compliance in all material respects with all applicable Laws, (ii) the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of those employees required to conduct the businesses as provided above and to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers, distributors, resellers, licensors, licensees and other persons with which the Company or any Company Subsidiary has business relations, and (iii) the Company shall, and shall cause each Company Subsidiary to, maintain the Company Leased Real Property in substantially the same condition as the same exist on the date of this Agreement (reasonable wear and tear excepted).
In addition, and not in limitation of the foregoing, except (x) as required by Law, or (y) for effecting the Company Charter Reverse Stock Split Amendment and amending the Company 2008 Stock Incentive Plan, each as provided in the Company’s definitive proxy statement for the Company’s 2016 annual meeting as at the date hereof, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without first discussing with and mutually agreeing with Parent, such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent:
(a)    except for the Company Charter Reverse Split Amendment, amend or otherwise change, or waive or fail to enforce any material provision of, its Articles of Incorporation or By‑laws or equivalent organizational documents;

(b)    transfer, lease, sell, pledge, license, dispose of or encumber any assets or properties of the Company or any Company Subsidiary that individually or in the aggregate are material to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;

(c)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary);

(d)    except for the Company Charter Reverse Split Amendment, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or adopt a plan or agreement of complete or partial dissolution or liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization;

(e)    acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person or any material amount (individually or collectively) of assets;

(f)    make, authorize or make any commitment with respect to any single capital expenditure or other expenditure in excess of the expenditures included in the capital budget approved by the Company Board;

(g)    establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, performance stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement with or for the benefit of any director, officer or employee or other service providers, except to the extent that any such benefits would be provided for or otherwise set forth in the Certain Closing Related Cost Spreadsheet or the Bonuses Spreadsheet and result in reduction of Aggregate Consideration pursuant to Section 2.11(b)(iv) or 2.11(b)(vi);

(h)    pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any pension benefit, except when the changes and amendments are supported by independent third party market studies as being general market practice in the Company’s industry and tied to a valid business purpose and economic motive;
(i)    enter into a new line of business that represents a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(j)    change the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(k)    make or change any election, change an annual accounting period, adopt or change any accounting period, adopt or change any accounting method;

(l)    settle, pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Action, except where such settlement, payment, discharge or satisfaction does not relinquish or encumber any Intellectual Property;

(m)    enter into or amend any Contract:

(i)    under which the Company or any Company Subsidiary grants or agrees to grant to any Third Party any assignment, license, covenant, release or immunity with respect to any material Intellectual Property or Intellectual Property Rights (other than non-exclusive licenses to Software granted to customers in the ordinary course of business),
(ii)    that will cause or require (or purport to cause or require) Parent or any of its affiliates to (A) grant to any Third Party any license, covenant not to sue, or immunity with respect to or under any of the Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (other than, with respect to the Surviving Corporation and its subsidiaries only, in the ordinary course of business); or

(iii)    pursuant to which any other party is granted, or that otherwise constrains or subjects Parent or any of its affiliates to, any non-competition, “most-favored nation”, exclusive marketing or other exclusive rights of any type or scope or that otherwise restricts Parent or any of its affiliates from engaging or competing in any line of business, in any location (other than, with respect to the Surviving Corporation and its subsidiaries only, in the ordinary course of business or as described in Section 5.1(m)(iii) of the Disclosure Schedule);

(n)    other than with respect to the Plans set forth on Section 3.10(a) of the Disclosure Schedule for which benefits are provided through insurance contracts (and in the case of such Plans solely as permitted by the terms of this Agreement, other than in the ordinary course of business and except, to the extent only as contemplated by Section 6.5, for the D&O Insurance policy and related side policies, terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any Company Subsidiary that is not promptly replaced by a comparable amount of insurance coverage;

(o)    enter into or amend or otherwise modify any Contract or arrangement with persons that are affiliates or are executive officers or directors of the Company or any Company Subsidiary; or

(p)    announce an intention to enter into, or enter into any formal or informal Contract or otherwise make a commitment to do any of the foregoing.

5.2    Regulatory

The Company shall not take, or omit to take, any action, which action or omission, alone or together with any other act or omission or any other fact or circumstance, would cause or result in, or be reasonably likely to cause or result in, any of the Company Products becoming subject to any Food and Drug Regulations.
5.3    Maintenance of Nasdaq Listing

From the date of this Agreement through the Closing, the Company shall use its reasonable best efforts to (a) comply with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq, including all applicable corporate governance rules and regulations, and (b) cause the Company Common Stock to remain listed for trading on Nasdaq. The Company shall notify Parent promptly upon receipt of any notice from Nasdaq regarding the listing or eligibility for listing and trading of the Company Common Stock, and shall consult in good faith with Parent on any responses to any such notices. For the avoidance of doubt, the Company is not permitted pursuant to this Section 5.3 to take any actions that would violate any other provisions of this Agreement, without the prior written consent of Parent.
5.4    Company Charter Amendment

The Company shall have the right to effect, one time only, a reverse stock split of the Company Common Stock by filing the Company Charter Reverse Split Amendment at any time after the date of this Agreement and prior to the earlier of February 28, 2017 and the date at least ten (10) business days prior to the Closing, provided, that any such reverse stock split is conducted in compliance with all applicable Law and that the Company shall (i) provide at least three (3) Business Days’ notice to Parent before filing the Company Charter Reverse Split Amendment with the Secretary of State of Nevada, and (ii) provide Parent an opportunity to review and comment on the form of the Company Charter Reverse Stock Split

Amendment, including the ratio of the proposed reverse stock split, and (iii) reasonably consider Parent’s comments and input into the ratio of the reverse stock split.
5.5    Debt Issuances

If the Company or any Company Subsidiary shall incur or otherwise become liable, directly or indirectly, for any Indebtedness (or assume, guarantee or endorse, or otherwise become responsible for, directly or indirectly, any Indebtedness of any other person), the Company shall ensure that: (i) all such incurrences and all such assumptions, guarantees, endorsements and other actions are made or arise in compliance with all applicable Law, and (ii) no Contract entered into with respect to any such actions, and no Indebtedness so incurred, shall contain and the Company shall not otherwise become subject to any terms, conditions or covenants that (x) are inconsistent with this Agreement or otherwise give rise to any rights or obligations of the Company or the purchasers, recipients or other holders of (or any other person with respect to) such Indebtedness (or the beneficiaries of such other actions) that are inconsistent with this Agreement or the Transactions, or give rise to any consent or approval requirement by or in favor of any person in connection with this Agreement or any of the Transactions, (y) would cause the Company to incur any prepayment fee or penalty if the Indebtedness (or other obligations) were prepaid or repaid or otherwise released in conjunction with any of the Transactions, or (z) would, individually or in the aggregate, reasonably be expected to adversely affect the operations of the Company after the Closing in any material respect. Any costs or payments incurred in connection with any such incurrence of Indebtedness (or any other such actions) (other than principal amounts that result in a reduction of Aggregate Consideration pursuant to Section 2.11(b)(iii)) that are not paid by the Company prior to the Closing Date, or that are otherwise payable or potentially payable after the Closing Date (other than payments of such principal and interest) (“Unpaid Debt Issuance Costs”), shall be deducted from and shall reduce the Aggregate Consideration in accordance with Section 2.11(b)(vii).
5.6    Share Issuances

If the Company or any Company Subsidiary shall determine to issue or sell, directly or indirectly, any shares of Company Common Stock or Company Preferred Stock or any other Company Securities, the Company shall ensure that:  (i) any and all such issuances or sales are conducted in the Company’s ordinary course of business in capital raising transactions, (ii) all such issuances or sales are made in compliance with all applicable Law, (iii)  if any sales are made other than in an underwritten public offering, all purchasers or other recipients of shares acknowledge the binding nature of this Agreement, (iv) no Contract entered into with respect to such issuances or sales, and no Company Security so issued or sold, contains terms or conditions that are inconsistent with this Agreement or otherwise gives rise to any rights or obligations of the Company or the purchasers, recipients or other holders of (or any other person with respect to) such shares or other Company Securities that are inconsistent with this Agreement or the Transactions, or gives rise to any consent or approval requirement by or in favor of any person in connection with this Agreement or any of the Transactions, and (v) all such shares or other Company Securities will be cancelled and converted or otherwise treated at the Effective Time as provided in Section 2, without any continuing rights and without any action of any holder or recipient or any other person.  Any costs or payments incurred in connection with any such issuance or sale (other than amounts payable as contemplated pursuant to Sections 2.6 and 2.8 for Company Securities included within the Fully Diluted Share Amount as determined for purposes of Section 2.11) that are not paid by the Company prior to the Closing Date, or that are otherwise payable or potentially payable after the Closing Date (“Unpaid Share Issuance Costs”), shall be deducted from and shall reduce the Aggregate Consideration in accordance with Section 2.11(b)(vii).

6.    Additional Agreements

6.1    Stockholders’ Meeting.

(a)    Promptly after the execution of this Agreement, and in any event within twenty (20) business days after the date hereof, the Company, in consultation with Parent, shall prepare and file with the SEC preliminary proxy materials (including a preliminary Proxy Statement). Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement. At the earliest practicable time (and in any event within five (5) business days) following the expiration of the ten (10)-day waiting period provided in Rule 14a‑6(a) promulgated under the Exchange Act or, if applicable, receipt and resolution of the SEC comments on the preliminary Proxy Statement, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. Prior to filing any preliminary or definitive Proxy Statement or any other filing with the SEC or any other Governmental Authority in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and except to the extent such filing relates to a Change in Recommendation made in accordance with Section 6.3(e), the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent. The Company shall ensure that all documents that the Company files with the SEC or disseminates to the Company’s stockholders in connection with the Merger and the other Transactions, including the Proxy Statement, comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)    The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional/supplemental information. The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement, or any other filing in connection with the Transactions, (i) supply Parent with copies of all written correspondence received in connection therewith, and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to (or necessary or appropriate to facilitate) the Transactions, and, unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(e), shall consider in good faith including in such response all comments reasonably proposed by Parent. The Company shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to the Proxy Statement. The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Effective Time, any event or information relating to the Company, Parent, Merger Sub, or any of their affiliates, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c)    Except to the extent that the Company Board shall have effected a Change in Recommendation, as permitted by and pursuant to Section 6.3(f) hereof, and subject to the terms set forth in this Agreement, the Company shall take all action necessary in accordance with applicable Law and the Company’s Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event within forty-five (45) days, after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of considering and taking action on this Agreement and the Transactions, including approving the Merger (the “Stockholders’ Meeting”), and, unless the Company Board shall have effected a Change in Recommendation in accordance with Section 6.3(e), shall (A) include in the Proxy Statement the Company Board Recommendation, and (B)  use its reasonable best efforts to solicit and secure from the stockholders of the Company the Required Company Vote. The Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the “record date” for the Company’s stockholders eligible to vote on this Agreement and the Transactions and shall not thereafter change the record date without Parent’s prior written consent unless otherwise required by Law. The Company shall consult with Parent regarding the date of the Stockholders’ Meeting and shall not without the consent of Parent postpone or adjourn (other than one time for a period of up to seven (7) business days for (i) the absence of a quorum or (ii) as reasonably determined by the Company, in good faith, to comply with the applicable Law) the Stockholders’ Meeting without the prior written consent of Parent which consent shall not be unreasonably withheld. The foregoing sentence notwithstanding, if on a date for which the Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Vote, whether or not a quorum is present, the Company may make one or more postponements or adjournments of the Stockholders’ Meeting of no more than ten (10) business days each; provided that the Stockholders’ Meeting is not postponed or adjourned to a date that is later than the date that is twenty (20) days after the date for which the Stockholders’ Meeting was originally scheduled. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all parties solicited in connection with the Stockholders’ Meeting are solicited, in compliance in all material respects with all applicable Law. The adoption of this Agreement and approval of the Transactions (including adjournment of the Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement) shall be the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders’ Meeting unless otherwise approved in writing by Parent, such approval not to be unreasonably withheld.

6.2    Access to Information; Confidentiality

(a)    From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries and the Representatives, auditors and agents of the Company and the Company Subsidiaries to, afford the Representatives of Parent and Merger Sub reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary, including all of the Company’s and the Company Subsidiaries’ Intellectual Property, and shall furnish Parent and Merger Sub with such financial, operating and other data and information (including the work papers of the Company’s accountants, subject to the prior consent of such accountants, which consent the Company shall use its commercially reasonable efforts to obtain as soon as practicable, and which consent the Company already has been obtained with respect to Parent’s accountants engaged by Parent with respect to this Agreement)) as Parent or Merger Sub may reasonably request, as long as these actions are in compliance with all applicable data privacy/protection Laws; provided, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access by Parent or its Representatives to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate or cause a default under, or give a Third Party the right to terminate or accelerate the rights under, such Contract, provided, further, that with respect to each of the foregoing clauses (i), (ii) and (iii), the Company shall provide Parent access to the maximum extent possible and shall inform promptly inform Parent that the Company will prohibit or restrict access (including, in the case of clause (iii), identifying the contract to which access is being restricted or prohibited and the applicable counterparties) and shall use its commercially reasonable efforts to provide Parent with all such access, including by using its reasonable best efforts to obtain applicable consents.

(b)    Without limiting the generality of the foregoing subsection (a), the Company shall deliver to Parent (1) as soon as available but no later than fifteen (15) days after the last day of each calendar month, an unaudited consolidated balance sheet, income statement and statement of cash flows covering the Company’s consolidated operations for such month and (2) as soon as available but no later than thirty (30) days after the last day of each calendar quarter, an unaudited consolidated balance sheet, income statement and statement of cash flows covering the Company’s consolidated operations for such quarter, in the case of each of clauses (1) and (2) prepared in accordance with GAAP (except that such balance sheet, income statement and statement of cash flows need not contain footnotes).

(c)    All information obtained by Parent or Merger Sub pursuant to this Section 6.2 shall be held confidential in accordance with the confidentiality agreement, dated February 24, 2016, as amended (the “Confidentiality Agreement”), between TBUSA and the Company.

(d)    The Company shall consult with Parent in good faith on a regular basis and additionally as requested by Parent to report material (individually or in the aggregate) operational developments, material changes in the status of relationships with material customers and potential customers, material changes in the status of ongoing operations and other material matters reasonably requested by Parent.

(e)    No investigation or consultation pursuant to this Section 6.2 or otherwise shall affect any representation warranty, covenant or other agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.3    No Solicitation of Transactions

(a)    Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Company Subsidiaries and its and the Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, or cooperate in any way with any Third Party in connection with, any Acquisition Proposal or the making thereof, (ii) conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to the Company or any of the Company Subsidiaries to, any Third Party that is seeking to make, or has made, any Acquisition Proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or confidentiality or similar obligation of any person other than Parent or its affiliates; provided, that if the Company Board determines in good faith that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make, on a confidential basis to the Company Board, an Acquisition Proposal.

(b)    Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary shall be a breach of this Section 6.3 by the Company. The Company immediately shall, and shall cause the Company Subsidiaries and shall instruct each of their respective Representatives immediately to, cease and cause to be terminated any and all discussions or negotiations with any person that may be ongoing with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information provided to any such party prior to the date of this Agreement and use commercially reasonable efforts to ensure compliance with such request.

(c)    Notwithstanding anything to the contrary herein, prior to obtaining the Required Company Vote, in response to a bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to result in, a Superior Proposal, and which Acquisition Proposal did not result from or arise in connection with a breach of this Section 6.3 and was made after the date hereof, and provided that the Company has not breached this Section 6.3 in any material respect and that the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may, subject to compliance with this Section 6.3, (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement (which shall permit the Company to comply with the terms of Section 6.3) containing confidentiality and standstill provisions not less restrictive to such person than the provisions of the Confidentiality Agreement are to Parent; provided that all such information has previously been made available to Parent or is made available to Parent prior to, or concurrent with, the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, provided, that the Company shall not take any of the actions referred to in the foregoing clauses (x) and (y) unless the Company shall have notified Parent in writing, at least three (3) business days prior to taking such action, that it intends to take such action and the basis hereunder therefor.

(d)    For purposes of this Agreement:

(i)    “Superior Proposal” means any bona fide written Acquisition Proposal for at least a majority of the outstanding Company Shares (on an as-converted-to-common basis) or all or substantially all of the assets of the Company and its Subsidiaries that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be (1) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)), and (2) reasonably capable of being completed by the party making such Acquisition Proposal (taking into account, among other things, the expectation of obtaining required regulatory approvals without undue cost or delay).

(ii)    “Intervening Event” means any event, occurrence or development (i) that is material to the Company and its Subsidiaries, taken as a whole, and which is, or the material implications of which are, unknown to, or were not reasonably foreseeable by, the Company Board as of the date of this

Agreement and (ii) does not relate to any Acquisition Proposal or any of the events, occurrences or developments described in clauses (i) through (v), (viii) and (ix) of the definition of Material Adverse Effect.

(e)    Except as set forth in this Section 6.3, until the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (i) (A) fail to make, or withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub the Company Board Recommendation, (B) take any action or make any public statement inconsistent with the Company Board Recommendation, (C) fail to make a statement in opposition and recommend rejection to the Company’s stockholders of a tender or exchange offer of the Company’s securities initiated by a Third Party pursuant to Rule 14e-2 promulgated under the Securities Act within ten (10) business days after such tender or exchange offer shall have been announced or commenced by such Third Party, (D)  approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(D), a “Change in Recommendation”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (any of the foregoing, an “Acquisition Agreement”).

(f)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Vote, the Company Board may make a Change in Recommendation in response to (A) a Superior Proposal that was unsolicited and made after the date of this Agreement and did not result from or arise in connection with a breach of this Section 6.3 or (B) an Intervening Event, in the case of each of clause (A) and (B), if, and only if, the Company Board prior to taking such action concludes in good faith, after consultation with its outside legal advisors, that the failure to take such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law and complies with the other provisions of this Section 6.3.

(g)    The Company Board shall not be entitled to exercise its right to make a Change in Recommendation pursuant to Section 6.3(f) or to terminate this Agreement pursuant to Section 8.1(h) unless the Company or the Company Board, as the case may be, has complied with all of the following:

(i)    the Company has given Parent five (5) business days’ prior written notice of its intention to take such action, which notice shall (A) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with the most current version of any proposed agreement, including all contemplated transaction documents (including any agreements relating to debt or other financing and any agreements with any stockholders, directors or employees), or (B) if relating to an Intervening Event, describe such Intervening Event and the reasons for the proposed Change in Recommendation;

(ii)    during such five (5) business day period, if requested by Parent, the Company shall have engaged, and shall have made its Representatives available to engage, in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change in Recommendation; and

(iii)    following such five (5) business day period, the Company Board (A) shall have considered in good faith any changes to this Agreement suggested by Parent and shall have determined that the failure to effect a Change in Recommendation would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, and (B) if the Change in Recommendation relates to a Superior Proposal, shall not have determined (after consultation with its outside legal and financial advisors) that the Superior Proposal would no longer constitute a Superior Proposal if such changes proposed by Parent were to be given effect (it being understood that the Company shall not take any action described in Section 6.3(e) during such five (5) business-day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three (3) business-day period that satisfies this Section 6.3(g)(iii).

(h)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry in connection with or which reasonably could be expected to lead to any Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal and any related correspondence to or from the person making such Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry) and deliver to Parent such summary and any related correspondence to or from the person making such Acquisition Proposal. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material terms of any such Acquisition Proposal (including any change or proposed change to the terms thereof) and shall provide Parent copies of all correspondence from the person making such Acquisition Proposal and from the Company or its Representatives in respect of such Acquisition Proposal promptly after receipt or transmission by the Company or any of its Representatives. The Company shall provide Parent with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Acquisition Proposal or any such inquiry to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

(i)    Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a) under the Exchange Act or making a statement required under Rule 14d‑9 under the Exchange Act; provided that the Company shall only make any disclosure that constitutes a Change in Recommendation in accordance with Section 6.3(f).

(j)    Unless such actions are taken in connection with a termination of this Agreement in accordance with Section 8.1(h), the Company shall not take any action to approve any transaction under, or any Third Party becoming an “interested stockholder” as such term is defined under as such term is defined in NRS 78.423.

6.4    Employee Benefits Matters

(a)    If so directed by Parent, the Company Board, at least five (5) business days prior to the Effective Time, will adopt resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the Effective Time. The Company shall make available to Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries, as applicable. The Company also shall take such other actions in furtherance of terminating any such 401(k) plans as may be necessary. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) required pursuant to such 401(k) Plan for the period prior to termination.

(b)    Nothing in this Agreement shall (x) create any Third Party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any persons in respect of any benefits that may be provided, directly or indirectly, under any Plan of the Company prior to the Effective Time, or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Plan of the Company prior to the Effective Time).

(c)    The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.4, and any other matters relating to the entry into of this Agreement or the effects of the Merger.
6.5    Directors’ and Officers’ Indemnification and Insurance

(a)    For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless, to the extent that the Surviving Corporation is permitted to indemnify under applicable law, each person who is now or was prior to the date hereof an officer or director of the Company or the Company Subsidiaries and each person who is now or was prior to the date hereof serving as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA) (each, an “Indemnified Person”) against any and all losses, claims, damages, liabilities, fees, expenses, judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, relating to, or arising out of, acts or omissions occurring, or alleged to have occurred, at or prior to the Effective Time, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or the Company Subsidiaries, or a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries any costs or expenses and (ii) advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Indemnified Person in connection with matters for which such Indemnified Person may be eligible to be indemnified pursuant to Section 6.5(a)(i) within thirty (30) days after receipt by Parent or the Surviving Corporation of a written request for such advance (provided, that any advancement of expenses shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.5(a)). In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b)    From and after the Effective Time, the Surviving Corporation shall (i) fulfill and honor, in all respects, the obligations of the Company pursuant to any indemnification agreements of the Company or the Company Subsidiaries set forth in Section 6.5(b) of the Disclosure Schedule (the “Indemnification Agreements”) and any indemnification, exculpation or advancement of expenses provisions under the certificates of incorporations or bylaws (or comparable organizational documents) as in effect immediately prior to the date hereof, and (ii) neither the Indemnification Agreements nor, in any manner disadvantageous to any Indemnified Person, the indemnification, exculpation or advancement of expenses provisions under the articles of incorporations or bylaws shall be amended for a period of six (6) years from the Effective Time; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(c)    For six (6) years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered, as of the date of this Agreement, by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, that, in satisfying its obligation under this Section 6.5(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which such premium the Company hereby represents is as disclosed in Section 6.5(c) of the Disclosure Schedule. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and if directed by Parent at least twenty (20) business days prior to the Effective Time the Company shall, purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance (including any such insurance as described in the following proviso) Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.5(c) shall be deemed satisfied; provided, that the premium paid for such tail policy, whether paid by Parent or the Surviving Corporation or the Company, shall not exceed a one-time premium of three hundred percent (300% ) of the amount per annum the Company paid in its last full fiscal year, and if the coverage thereunder costs more than three hundred percent (300%) of such per annum amount, Parent or the Surviving Corporation or the Company, as the case may be, shall purchase the maximum amount of coverage that can be obtained for three hundred percent (300%) of such per annum amount.

(d)    In the event of any Action for which indemnification may be sought pursuant to this Section 6.5, Parent shall have the right, subject to the applicable indemnification agreement for such Indemnified Party, to control, the defense thereof, and any counsel retained by the Indemnified Parties must be reasonably satisfactory to Parent. Each Indemnified Party shall cooperate with Parent and the Surviving Corporation in the defense of any such Action, shall furnish or cause to be furnished records, documents, information and testimony and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(e)    The rights of each Indemnified Person under this Section 6.5 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

6.6    Takeover Laws and Rights

If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (“Takeover Law”) is or may become applicable to this Agreement, the Company Shares, the Merger or any of the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Company Shares, the Merger and such other Transactions.
6.7    Notification of Certain Matters

(a)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other Transactions, (b) the Company or Parent, as the case may be, becoming aware that any representation or warranty made by it in this Agreement is untrue or inaccurate in any material respect or of the occurrence, or non‑occurrence, of any event, the occurrence, or non‑occurrence, of which reasonably could be expected to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or cause any covenant, condition or agreement of the Company or Parent, as the case may be, under this Agreement not to be complied with or satisfied, and (c) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; and the Company shall give prompt notice to Parent of any written notice or other communication received by the Company or any Company Subsidiary from any person alleging that the consent of such person is or may be required in connection with any of the Transactions or from any Governmental Authority in connection with the Merger or the other Transactions; provided, that the delivery of any notice pursuant to this Section 6.7 shall not limit, or otherwise affect, the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary set forth in this Agreement, the failure to give any notice required by this Section 6.7(a) shall not be treated as a breach of covenant for the purposes of Section 7.2(b).

(b)    Parent shall give prompt notice to the Company of (i) Parent becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement is or would be untrue or inaccurate in any material respect, or (ii) any failure of Parent or Merger Sub to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder. The failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.3(b).

6.8    Litigation

Each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of, or seek damages in connection with, this Agreement or any Transaction. The Company shall promptly notify Parent of any Action that may be threatened or asserted in writing, brought or commenced against the Company or any Company Subsidiary, that would have been required to be listed in Section 3.9 of the Disclosure Schedule or otherwise, if such Action had arisen prior to the date hereof. Parent shall promptly notify the Company of any Action that may be threatened or asserted in writing, brought or commenced against Parent or Merger Sub that would have been within the scope of Section 4.6, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any stockholder Action or Claims against the Company or any of its directors relating to the Merger, and shall consult with and give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such Actions or Claims and shall in good faith consider all comments by Parent in connection with such matters. The Company shall not settle or make an offer to settle any Action against the Company or any director by any stockholder relating to this Agreement or the Merger without the prior written consent of Parent.
6.9    Consents and Approvals

(a)    The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use commercially reasonable efforts to promptly prepare and file all necessary documentation and effect all applications, notices, petitions and filings to or with, and obtain all permits, consents, approvals and authorizations of, all Third Parties and Governmental Authorities that are necessary or advisable to consummate the Transactions. The Company shall also use commercially reasonable efforts to obtain all consents required to be listed in Section 3.5(a) of the Disclosure Schedule. The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent or Merger Sub, nor the Company, shall be obligated to litigate against any Governmental Authority, and neither Parent nor Merger Sub shall be obligated to, and except with the prior written consent of Parent neither the Company nor any Company Subsidiary shall, agree to divest or hold separate or enter into any other licensing or mitigating or similar arrangement with respect to any of its or the Surviving Corporation’s or any of their respective affiliates’ businesses, assets or properties.

(b)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required, or claiming that its consent or approval is required, for consummation of any of the Transactions relating to any such consent or approval.

6.10    Rule 16b‑3

Prior to the Effective Time, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.8 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b‑3 promulgated under the Exchange Act.
6.11    Delisting

The Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time.

6.12    Further Assurances

Each of the parties to this Agreement shall use commercially reasonable efforts to effect the Transactions. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the Transactions.
6.13    Public Announcements

No press release or public announcement, statement or disclosure concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 6.13 shall not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change in Recommendation in accordance with Section 6.3(e). The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent or an affiliate of Parent and the Company.
6.14    Transfer Taxes

All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by the applicable stockholder of the Company when due.
6.15    Director Resignations

The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Company Subsidiary designated by Parent to the Company in writing at least three (3) Business Days prior to the Closing.
6.16    Personally Identifiable Information

Before the Effective Time, none of the parties shall use any disclosed personally identifiable information for any purposes other than those related to the performance of this Agreement and the completion of the Transactions.
7.    Conditions To The Merger

7.1    Conditions to the Merger

The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Required Company Vote. The Required Company Vote shall have been obtained in accordance with the Nevada Revised Statutes, the rules and regulations of Nasdaq and the Articles of Incorporation and By-laws of the Company.

(b)    No Order; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect; nor shall there be any Law enacted, entered, enforced by any Governmental Authority that prevents or prohibits the consummation of the Merger or any of the other Transactions.

(c)    Governmental Approvals. Parent, Merger Sub and the Company shall have timely obtained from or made with each Governmental Authority all approvals, waivers and consents, and all declarations and filings, if any, necessary for consummation of, or in connection with, the Transactions and that, if not obtained or made, would have a material adverse effect on the Surviving Corporation or on Parent, including on Parent’s right to own and manage the Surviving Corporation.

7.2    Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.3, Section 3.4, Section 3.20, and Section 3.21) shall be true and correct (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date, except, in each case, (X) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (Y) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii)  Section 3.3, Section 3.4, Section 3.20, and Section 3.21 shall be true and correct in all material respects (without giving effect to any qualification as to “materiality” or Material Adverse Effect set forth therein) as of the date of this Agreement, and at and as of the Closing Date as though made on or as of such date.

(b)    Covenants. The Company shall have complied with or performed, in all material respects, all covenants, obligations and agreements of the Company under this Agreement to be complied with or performed by it on or prior to the Closing Date.

(c)    Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), (e), (g) are satisfied.

(d)    Litigation. There shall not be threatened in writing any Action by any Governmental Authority or otherwise have been or be instituted or be pending any Action:

(i)challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; or

(ii)seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of, license or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries, in any such case (individually or in the aggregate with all other such cases) in a manner that Parent believes has or could reasonably be expected to have a materially detrimental effect on the Company or Parent or on the benefits expected to be derived by Parent from the Transactions.

(e)    Other Litigation. There shall not be threatened in writing any Action by or otherwise have been or be instituted or be pending any Action related to any share issuances of Company Securities by the Company since the date of this Agreement.

(f)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect.

(g)    Company 2016 Audit. The Company shall have provided to Parent the Company 2016 Audit as contemplated by Section 2.11.

(h)    Closing Spreadsheets. The Company shall have provided to Parent (i) the Closing Capitalization Spreadsheet, (ii) the Certain Closing Related Costs Spreadsheet, (iii) the Transaction Fees Spreadsheet, and (iv) the Bonuses Spreadsheet each updated as of the Closing Date and accompanied by a certificate signed by the chief executive officer and chief financial officer of the Company as contemplated by Sections 2.12, 2.13, 2.14, and 2.15.

(i)    Revenue Multiple Amount. The Revenue Multiple Amount shall not exceed fifty million dollars ($50,000,000).

(j)    Nasdaq Listing. The Company Common Stock shall not have been delisted or suspended from trading on Nasdaq at any time after the date of this Agreement.

(k)    Compensation and Plan Deliverables.

(iii)If so directed by Parent pursuant to Section 6.4 of the Agreement, evidence that the Company has taken such action as is necessary to terminate all Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code pursuant to resolutions duly adopted by the board of directors of the Company;

(iv)Evidence that the Company Equity Compensation Plans have been terminated; and
(v)Evidence that all Company Stock Options and Company RSUs have been canceled or terminated pursuant to Section 2.8.

(l)    FIRPTA Certificate. The Company shall have delivered to Parent (i) a certification for the Company, dated not more than thirty (30) days prior to the Closing Date and signed by an authorized officer of the Company, that satisfies the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five (5) years preceding the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in a manner that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

(m)    Additional Share Issuances. Since the date of this Agreement, the Company shall not have issued any Company Securities other than shares of Company Common Stock that at the Effective Time will be converted pursuant to Section 2.6 and Company RSUs and Company Stock Options, that will be cancelled at the Effective Time pursuant to Section 2.8.

(n)    Other Closing Deliverables. The Company shall have delivered to Parent the waiver signed by Ivan Trifunovich in substantially the form set forth on Schedule 7.2(n).

7.3    Additional Conditions to the Obligations of the Company

The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) at and as of the Closing Date as though made on or as of such date, except (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need only be true and correct as of such date or with respect to such period, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing any of their obligations under this Agreement.

(b)    Covenants. Parent and Merger Sub shall have complied with or performed, in all material respects, all covenants, obligations and agreements of Parent and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Closing Date.

(c)    Certificate. The Company shall have furnished Parent with a certificate signed on its behalf by the chief executive officer or chief financial officer of the Company to the effect that the conditions set forth in Sections 7.3(a) and (b) are satisfied.

8.    Termination

8.1    Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to (i) the Effective Time, for Sections 8.1(a) through 8.1(g), notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, and (ii) obtaining the Required Company Vote, for Section 8.1(h):
(a)    By mutual written consent of Parent and the Company; or

(b)    By either Parent or the Company, if:

(vi)the Merger shall not have been consummated by April 30, 2017; (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(vii)any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other Law that (x) makes consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger and, in respect of an order, injunction, judgment, judicial decision, decree or ruling under clause (x) or (y) above, that shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such enactment, issuance or enforcement by the Governmental Authority; or

(c)    By either Parent or the Company, if the Required Company Vote shall not have been obtained at the Stockholders’ Meeting (giving effect to any adjournment or postponement thereof); or

(d)    By Parent, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(e)    By the Company, if there is an inaccuracy in the representations of Parent and Merger Sub herein, or a breach by Parent and Merger Sub of their covenants herein, in either case such that the conditions set forth in Sections 7.3(a) and (b) would fail to be satisfied, and such inaccuracy or breach is not cured within thirty (30) days after notice thereof; or

(f)    By Parent, if following the execution and delivery of this Agreement, there shall have occurred a Material Adverse Effect; or

(g)    By Parent, if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation, or (ii) the Company shall have materially breached any of the covenants set forth in Section 6.1 or Section 6.3; or

(h)    By the Company, prior to receipt by the Company of the Required Company Vote, in connection with a Change of Recommendation made by the Company Board in order to accept or enter into a transaction related to a Superior Proposal; provided, that the Company (i) shall have complied with Section 6.3 and (ii) shall concurrently with such termination both enter into a definitive Acquisition Agreement providing for such Superior Proposal and pay to Parent the Termination Fee payable under Section 8.3(a)(iii).

8.2    Effect of Termination

(a)    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Representatives and affiliates; provided, that, (a) the provisions of Section 6.2(c) (Confidentiality), Section 6.13 (Public Announcements), Section 8.3 (Fees), Article 10 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, and (b) such termination shall not relieve any party hereto from liability for any fraud or any material and intentional breach of its representations or warranties or covenants hereunder, regardless of whether breaching was the object of such act or failure to act. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties.

8.3    Fees

(a)    In the event that this Agreement is terminated:

(viii)by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(c), or by Parent pursuant to Section 8.1(d) or 8.1(g)(ii) (in the case of Section 8.1(g)(ii), other than for and intentional and material breach of Section 6.1 or 6.3) and (1) prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the board of directors or senior management of the Company or its stockholders, and (2) within six (6) months after such termination, (x) the Company recommends, approves or publicly announces its intent to recommend or approve an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal, or (y) an Acquisition Proposal is consummated (provided, that, for purposes of this clause (2), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);

(ix)by Parent pursuant to Section 8.1(g)(i) or, due to an intentional and material breach of Section 6.1, 6.3, or 8.1(g)(ii); or

(x)by the Company pursuant to Section 8.1(h);
then, in any such event, the Company shall pay Parent and a fee of two million dollars $2,000,000 (the “Termination Fee”), which amount shall be payable by wire transfer of immediately available funds. The Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than two (2) business days) following the earliest to occur of any of the events described in sub-clause (2) of clause (i) above, (y) in the circumstances described in clause (ii) above, promptly (but in no event later than two (2) business days) following termination, and (z) in the circumstances described in clause (iii) above, prior to or concurrently with such termination.
(b)    Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

(c)    The Company acknowledges and agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay the Termination Fee when due, the term “Termination Fee” shall be deemed to include the costs and expenses incurred or accrued by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

9.    Guarantee

9.1    Payment Guarantee by TBUSA

TBUSA hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Company the due and punctual payment by Parent of, (i) in accordance with the terms hereof, of Parent’s payment obligations under this Agreement, including Parent’s obligations to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith, and (ii) in accordance with the terms of the Deposit Agreement, the Deposit Amount.

9.2    Representation

TBUSA represents and warrants to the Company that (i) it currently has or has access to, and at or prior to the Effective Time it or Parent will have, the funds necessary to satisfy all of Parent’s payment obligations under this Agreement, including to pay the Aggregate Consideration, and to pay all fees and expenses of Parent in connection therewith, and (ii) it currently has and at the date the Company receives the Required Company Vote, will have, the funds necessary to deliver to Parent the Deposit Amount required to be delivered promptly after the Company’s receipt of the Required Company Vote.
10.    General Provisions

10.1    No Survival of Representations and Warranties

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.
10.2    Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):
if to Parent, Merger Sub or TBUSA:
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Attention: Lorna Neilson, Ph.D.
     Director, Corporate Development

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Facsimile No: (415) 268-7522
Attention: Michael O’Bryan, Esq.

if to the Company:
WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
Attention: Ivan Trifunovich, Ph.D.
Executive Chairman

with a copy (which shall not constitute notice) to:
K&L Gates
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attn.:    Mark R. Busch
James Herriott
E-Mail: Mark.Busch@klgates.com
James.Herriott@klgates.com

10.3    Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
10.4    Entire Agreement; Assignment

This Agreement, the Deposit Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent.
10.5    Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, other than, after the Effective Time, Section 6.5 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
10.6    Specific Performance

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity.

10.7    Governing Law

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory principles of law require the application of the Nevada Revised Statutes.

(b)    Each party hereto hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement or any of the Transactions, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), brought by or against such party or any other party hereto or any of their respective successors or assigns, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each party hereto expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party hereto further represents that it has agreed to the jurisdiction of the Chancery Court (or an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party hereto or its Representatives as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

(c)    Each party hereto hereby irrevocably submits, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(d)    Each party hereto hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7(d), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum. The parties hereto agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

(e)    If the Company obtains a final judgment for money damages for breach of this Agreement by Parent or Merger Sub, or Parent or Merger Sub otherwise elect with respect to any other damages payable by Parent or Merger Sub to the Company in connection with any breach of this Agreement by Parent or Merger Sub, then Parent or Merger Sub, as the case may be (and whether on one or more occasions), shall be entitled, by notice to the Company, to offset against any such judgment or other damages all or any of the amount of the Deposit Amount delivered at any time to or at the direction of the Company pursuant the Deposit Agreement that the Company has not theretofore actually returned to Parent pursuant to the Deposit Agreement.

10.8    Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.
10.9    General Interpretation

(a)    The descriptive headings contained in this Agreement are included for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

(b)    Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)    Unless otherwise indicated, “ordinary course of business” shall mean the ordinary course of business, conducted consistent with past practice, including with regard to nature, amount, frequency, character and relative and absolute magnitude.

(e)    When reference is made herein to a person, such reference shall be deemed to include all direct and indirect subsidiaries of such person, unless otherwise indicated or the context otherwise requires.

(f)    The parties hereto agree that they each have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g)    The phrase “made available to Parent” when used herein, shall mean that true, correct and complete copies of the subject document were uploaded to the Data Room prior to the date of this Agreement.

10.10    Amendment

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would require approval of the Company’s stockholders without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.
10.11    Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
10.12    Counterparts

This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

TAKARA BIO USA HOLDINGS, INC.

By     /s/ Koichi Nakao
Name: Koichi Nakao
Title: President

WALRUS ACQUISITION CORPORATION

By     /s/ Carol Lou
Name: Carol Lou
Title: President

WAFERGEN BIO-SYSTEMS, INC.

By     /s/ Rolland Carlson
Name: Rolland Carlson
Title: President and CEO

TAKARA BIO USA, INC., solely for purposes of Section 9.1

By     /s/ Carol Lou
Name: Carol Lou
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex B

DEPOSIT AGREEMENT
THIS DEPOSIT AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2016 (the “Effective Date”) by and between Takara Bio USA Holdings, Inc., a Delaware corporation (“Parent”), and WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”).
RECITALS
WHEREAS, Parent, the Company and Walrus Acquisition Corporation, a Nevada corporation, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

2.
Delivery of Deposit Amount. Following receipt by the Company of the Required Company Vote, such that the condition set forth in Section 7.1(a) of the Merger Agreement has been satisfied, and provided in the case of each of the payments below that the Company Common Stock has remained listed on Nasdaq continually since the date of this Agreement and that, at the time required for each such payment, there is not an inaccuracy in the Company’s representations in the Merger Agreement, or a breach by the Company of its covenants therein, in either case such that the conditions set forth in Sections 7.2(a) and (b) of the Merger Agreement would fail to be satisfied, and that the Merger Agreement has not been terminated, Parent shall deliver (or cause to be delivered) to the Company:

a.
Promptly (and in any event within five (5) business days) after the Company notifies Parent in writing that the Company has received the Required Company Vote and the Company has disclosed publicly (including by filing of an appropriate Form 8-K) such receipt of the Required Company Vote, the amount of two million five hundred thousand dollars ($2,500,000) (“Deposit No. 1”), by wire transfer in immediately available funds to the account of the Company specified by the Company in such notice (the “Account”); and

b.
After January 1, 2017 and on or before January 15, 2017 (as determined by Parent), the amount of two million five hundred thousand dollars ($2,500,000) (“Deposit No. 2”, and, collectively with Deposit No.1, the “Deposit Amount”), by wire transfer in immediately available funds to the Account.

3.    Use of Deposit Amount; Interest.

a.
The Company shall have the right to commingle the Deposit Amount with other funds of the Company and shall have the right to use the Deposit Amount for its general corporate and working capital purposes.

b.	No interest will be payable on any portion of the Deposit Amount, through the date of any required return pursuant to the terms hereof. Interest at 18% per annum or the maximum amount allowed under Law shall be paid on any amounts not returned or repaid when due pursuant to the terms hereof.

4.    Return or Repayment of Deposit Amount.

a.
If Parent shall have delivered some or all of either Deposit No. 1 or Deposit No. 2 to the Company, then, if the Merger Agreement is terminated for any reason, other than pursuant to Section 8.1(e) of the Merger Agreement, the Company shall promptly deliver to or at the direction of Parent all such amounts of the Deposit Amount not previously returned by the Company to Parent, either (i) on the date of such termination or, (ii) if the Merger Agreement is terminated by Parent, by no later than the date two (2) business days following such termination. No interest will be payable on Deposit No. 1 or the Deposit Amount, as the case may be, through the date of such required return.

b.
The Company shall have the right to return all or any portion of the Deposit Amount to Parent, at any time prior to the date that is ten (10) business days prior to the Closing, by wire transfer in immediately available funds to the account of Parent to be specified by Parent promptly upon request of the Company. The Company shall give Parent at least two (2) business days prior written notice of any such return.

5.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

if to Parent:
Takara Bio USA, Inc.
1290 Terra Bella Avenue
Mountain View, CA 94043
Attention: Lorna Neilson, Ph.D.
Director, Corporate Development

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Facsimile No: (415) 268-7522
Attention: Michael O’Bryan, Esq.

if to the Company:

WaferGen Bio-systems, Inc.
34700 Campus Drive
Fremont, CA 94555
Attention:    Ivan Trifunovich, Ph.D.
Executive Chairman

with a copy (which shall not constitute notice) to:

K&L Gates
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attn.:    Mark R. Busch
James Herriott
E-Mail: Mark.Busch@klgates.com
James.Herriott@klgates.com

6.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions be consummated as originally contemplated to the fullest extent possible.

7.
Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Parent may transfer of assign, in whole or in part, or from time to time, to one or more of its Affiliates, any or all of its rights and obligations hereunder, but no such transfer or assignment will relieve Parent of its obligations hereunder.

8.
Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under applicable law, neither party will be responsible or held liable to the other party for any consequential, special, or incidental losses or damages.

9.	Governing Law.

a.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

b.	Each party hereto hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), brought by or against such party or any other party hereto or any of their respective successors or assigns, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each party hereto expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party hereto further represents that it has agreed to the jurisdiction of the Chancery Court (or an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party hereto or its Representatives as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

c.
Each party hereto hereby irrevocably submits, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

d.
Each party hereto hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9(d), (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum. The parties hereto agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

10.
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.

11.	Amendment. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

12.
Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Parent and the Company have caused this Deposit Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

TAKARA BIO USA HOLDINGS, INC.

By     /s/ Koichi Nakao
Name: Koichi Nakao
Title: President

WAFERGEN BIO-SYSTEMS, INC.

By     /s/ Rolland Carlson
Name: Rolland Carlson
Title: President and CEO

Annex C

555 Madison Avenue, Suite 1201
New York, NY 10022
(212) 257-5801

CONFIDENTIAL

May 12, 2016

Board of Directors
WaferGen Bio-Systems Inc.
7400 Paseo Padre Pkwy
Fremont, CA 94555

Dear Directors:

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the stockholders of WaferGen Bio-Systems, Inc. (“Wafergen” or the “Company”) of the Consideration (as defined below) pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) with Walrus Acquisition Corporation, a wholly owned subsidiary of Takara BIO USA Inc. (“Takara”).

As more specifically set forth in the Agreement, Takara intends to acquire all of the outstanding equity of WaferGen (the “Transaction”) in exchange for a total merger consideration (the “Consideration”) as specified below. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Takara has agreed to pay Wafergen 3.5 times 2016 revenue as long as full year 2016 revenue by Wafergen exceeds $9 million. Given that management has forecast revenue of $12 million for 2016, this would imply a valuation on an enterprise value basis to Wafergen of $42 million. This compares to a company enterprise value on May 11, 2016 of approximately $2 million. Should revenues in 2016 fall short of forecast then the revenue multiple to be paid by Takara will be less. In a less likely scenario where revenues would be between $6 million and $9 million then the revenue acquisition multiple would by 2.5 times revenue. Should Wafergen revenues fall well below forecast and be in this range then the consideration paid by Takara would be between $15 million and $22.5 million.

Torreya Capital (“we” or “Torreya”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Torreya Capital is a Division of the Financial West Group.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated as of February 4, 2016. We will also receive a fee from the Company for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

▪	A draft of the Agreement dated May 12, 2016;

▪	Certain publicly available financial and other information for WaferGen and certain other relevant financial and operating data furnished to Torreya by WaferGen management;

▪	Certain stock market data of WaferGen and certain publicly traded companies Torreya deemed relevant;

▪	Certain acquisition premia paid to other publicly traded companies in the life sciences sector in the last three years;

▪	Certain financial terms of the Transaction (as defined in the Agreement) as compared to the financial terms of certain selected business acquisitions Torreya deemed relevant; and

▪	Such other information, financial studies, academic reports, analyst reports, market research, and such other factors that we deemed relevant for the purposes of this Opinion.
In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of Company management as to the existing products and services of the Company and the validity of, and risks associated with, the future products and services of the Company (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services).

In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We expressly disclaim any undertaking or obligations to advise any person of any change in any fact of matter affecting our Opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Agreement have been comprised solely of rendering an opinion from a financial point of view with respect to the Consideration. We express no view as to any other aspect or implication of the Agreement or any other agreement, arrangement or understanding entered into in connection with the Agreement or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Agreement.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Agreement and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any proxy statement to be provided to the Company's stockholders in connection with the Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Agreement or to take any other action in connection with the Agreement or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to enter into the Agreement or the relative merits of the transactions contemplated by the Agreement as compared to other business strategies or transactions that might be available to the Company. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the execution of the Agreement or the consummation of the transactions contemplated by the Agreement.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company’s stockholders.

Very truly yours,

Tim C. Opler, Ph.D.
Representative
Torreya Capital

Annex D

NEVADA RIGHTS OF DISSENTING OWNERS

      NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      (Added to NRS by 1995, 2086)

      NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      (Added to NRS by 1995, 2087)

      NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

      1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

      2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

      3.  Without discounting for lack of marketability or minority status.

      (Added to NRS by 1995, 2087; A 2009, 1720)

      NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      (Added to NRS by 1995, 2087)

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

      (Added to NRS by 1995, 2087; A 2009, 1721)

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

      1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      (Added to NRS by 1995, 2088)

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

      1.  Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

      (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

      (b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

      (c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

      (d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      (e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

      (f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

      2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

      3.  Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

      1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

      (a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

      (b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

      (c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,
→ unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

      2.  The applicability of subsection 1 must be determined as of:

      (a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

      (b) The day before the effective date of such corporate action if there is no meeting of stockholders.

      3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

      4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

      (Added to NRS by 1995, 2088; A 2009, 1722; 2013, 1285)

      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

      2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

      (a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

      (b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

      (Added to NRS by 1995, 2089; A 2009, 1723)

      NRS 92A.410 Notification of stockholders regarding right of dissent.

      1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

      2.  If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

      (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723; 2013, 1286)

      NRS 92A.420 Prerequisites to demand for payment for shares.

      1.  If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

      (a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

      (b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

      2.  If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

      3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723; 2013, 1286)

      NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

      1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

      2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724; 2013, 1286)

      NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

      1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

      (a) Demand payment;

      (b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

      (c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

      2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

      3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

      4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

      5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      (Added to NRS by 1995, 2090; A 2009, 1725)

      NRS 92A.460 Payment for shares: General requirements.

      1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

      (a) Of the county where the subject corporation’s principal office is located;

      (b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

      (c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

→The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

      (a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

      (b) A statement of the subject corporation’s estimate of the fair value of the shares; and

      (c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

      (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

      NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

      1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

      2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

      (a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

      (b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

      (c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

      (d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

      (e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

      3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

      4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

      (Added to NRS by 1995, 2091; A 2009, 1725; 2013, 1287)

      NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

      1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

      2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

      (Added to NRS by 1995, 2091; A 2009, 1726)

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1.  If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

      2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

      3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

      (a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

      (b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815; 2013, 1288)

      NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

      1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

      6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68.

      (Added to NRS by 1995, 2092; A 2009, 1727)

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2016.

The notice of the special meeting of stockholders and proxy statement are available at
[http://www.cstproxy.com/wafergen/sm2016]

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
PROXY FOR COMMON STOCK
WAFERGEN BIO-SYSTEMS, INC.
Special Meeting of Stockholders, [●], 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF WAFERGEN BIO-SYSTEMS, INC.
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the special meeting of stockholders to be held on [●], 2016, the proxy statement and all other proxy materials and appoints Rolland Carlson and Michael P. Henighan, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of WaferGen Bio-systems, Inc. that the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the special meeting of the stockholders of WaferGen to be held on [●], 2016 at [1:00 p.m.] Pacific Time at WaferGen’s offices located at 34700 Campus Drive, Fremont, CA 94555, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. If you plan to attend the special meeting and require directions, please contact our Secretary, Michael P. Henighan, at (510) 651-4450.
The Board of Directors recommends a vote “FOR” each of Proposals 1, 2, 3 and 4. You may mark your votes on the reverse side of this proxy card. This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made for a proposal listed on the reverse side, this proxy will be voted for such proposal. The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE	SEE REVERSE SIDE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
SPECIAL MEETING PROXY CARD

Please mark your votes like this:	X
The Board of Directors recommends a vote “FOR” the following proposals.

Proposal 1: To adopt the Agreement and Plan of Merger, dated as of May 12, 2016, by and among Takara Bio USA Holdings, Inc., Walrus Acquisition Corporation, WaferGen Bio-systems, Inc. and, solely for the purposes stated therein, Takara Bio USA, Inc.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal 2: To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to WaferGen’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Golden Parachute Arrangements for WaferGen Named Executive Officers” of the proxy statement.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal 3: To approve certain payments to the non-employee members of the WaferGen board of directors and to the non-employee members of the strategic committee of the WaferGen board of directors that was formed in November 2015 to consider and evaluate strategic opportunities and alternatives for WaferGen, as described in the section entitled “The Merger— Non-Employee Director and Strategic Committee Compensation” of the proxy statement.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal 4: To approve any adjournments of the special meeting, if necessary, to solicit additional proxies in order to approve the foregoing proposals.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2016

NOTE: Sign exactly as your name(s) appears on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.